As filed with the Securities and Exchange Commission on November 13, 2001

                                                 Registration No. 333-45508



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        ----------------------------------

                                 AMENDMENT NO. 6
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                         ----------------------------------


                       UNITED STATES ANTIMONY CORPORATION
                 (Name of small business issuer in its charter)

               Montana                                  3339                                         81-0305822
      (State of jurisdiction of             (Primary Standard Industrial                          (I.R.S. Employer
          incorporation or                   Classification Code Number)                           Identification
            organization)                                                                              Number)

                                  P.O. Box 643
                            1250 Prospect Creek Road
                          Thompson Falls, Montana 59873
                            Telephone: (406) 827-3523
          (Address and telephone number of principal executive offices)
                       ----------------------------------

                                John C. Lawrence
                             President and Chairman
                       United States Antimony Corporation
                                  P.O. Box 643
                            1250 Prospect Creek Road
                          Thompson Falls, Montana 59873
                            Telephone (406) 827-3523
                          (Name, address, and telephone
                          number of agent for service)
                       ----------------------------------

                                     COPY TO

                          Robert L. Sonfield, Jr., Esq.
                               Sonfield and Sonfield
                             770 South Post Oak Lane
                              Houston, Texas 77056
                                 (713) 877-8333
                              (713) 877-1547 (fax)
                         ------------------------------

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
___________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
-----------------------------------

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
-----------------------------------

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

=================================================================================================================

                                        CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------
Title of Each Class of                      Amount to be      Proposed Maximum    Proposed Maximum    Amount of
Securities to be Registered (1)              Registered        Offering Price        Aggregate       Registration
                                                               Per Share (2)     Offering Price (2)      Fee
----------------------------------------- ------------------ ------------------- ------------------- ------------

Common Stock, par value $.01 per share        1,000,000           $0.29125            $291,250         $76.89
  (as filed in the initial Form SB-2)
----------------------------------------- ------------------ ------------------- ------------------- ------------
----------------------------------------- ------------------ ------------------- ------------------- ------------

Common Stock, par value $.01 per share        4,348,604            $0.39           $1,695,955.60       $423.99
  (additional shares filed in Amendment
No. 1)
----------------------------------------- ------------------ ------------------- ------------------- ------------
----------------------------------------- ------------------ ------------------- ------------------- ------------

Common Stock, par value $.01 per share         396,037             $0.21             $83,167.77        $20.79
  (additional shares filed in Amendment
No. 2)
----------------------------------------- ------------------ ------------------- ------------------- ------------
----------------------------------------- ------------------ ------------------- ------------------- ------------

Common Stock, par value $.01 per share         523,424              $.14             $73,279.36        $18.32
  (additional shares filed in Amendment
No. 3)
----------------------------------------- ------------------ ------------------- ------------------- ------------

     (1) This Registration Statement relates to the registration of 6,268,065 shares of common stock, $.01 par value, which we are obligated to register on behalf of Selling Shareholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition and Liquidity" and "Selling Shareholders."

     (2) This Registration Statement covers (i) 2,317,597 shares of common stock issuable upon conversion of debentures at $0.29125 per share, and 1,682,403 additional shares issuable upon conversion if the market price is less than $.29125 per share which we are required to register pursuant to a financing agreement with purchasers of our convertible debentures; (ii) 1,394,050 shares issuable upon exercise of related warrants at $0.39 per share; (iii) 150,000 shares of common stock held by a Selling Shareholder; (iv) 240,343 shares issuable to the holders of debentures as penalties; and (v) 483,672 shares held by former holders of Series C preferred stock. Pursuant to Rule 457(c) under the Securities Act of 1933, the aggregate offering price of the common shares underlying the debentures and the warrants is computed on the basis of the average of the bid and asked price for our common stock in the over-the-counter market on November 5, 2001.



The registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on the date the Commission, acting pursuant to said Section 8(a), may determine.



PRELIMINARY PROSPECTUS           Subject To Completion, Dated NOVEMBER ___, 2001

      The information in this prospectus is not complete and may be changed.



                       UNITED STATES ANTIMONY CORPORATION

                                6,268,065 Shares

                                  Common Stock



    We are registering the following shares for resale by Selling Shareholders. See "Selling Shareholders":


o 4,000,000 shares of common stock issuable at a price per share equal to the lower of $.29125 or 75% of the market price upon conversion of our 10% convertible debentures issued and issuable to 5 of the selling shareholders;
o 240,343 liquidated damage shares of common stock issuable ratably to the holders of our 10% convertible debentures. o 432,692 shares of common stock issuable at $.39 per share upon exercise of warrants held by 5 of the selling shareholders; o 961,358 shares of common stock issuable at $.39 per share upon exercise of agent's warrants held by 3 of the selling shareholders;
o        150,000 shares of common stock held by 1 of the selling shareholders;
         and
o 483,672 shares of common stock held by 13 of the selling shareholders who converted their shares of our Series C Preferred Stock.


     We will pay the expenses of registering these shares.

     We will receive no part of the proceeds from any sale of the shares by the selling shareholders. See "Selling Shareholders."

     The selling shareholders will receive the price per share available in the Over-The-Counter market. See "Determination of
Offering Price."

                          ---------------------------

              Investing in these shares involves significant risks.

        See "Risk Factors" section of this Prospectus beginning on page 2.

                         ----------------------------

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and trades are reported on the Over-The-Counter Electronic Bulletin Board (OTCBB) under the symbol "UAMY." The last reported sale price per share of our common stock by the OTCBB on November 5, 2001 was $.20 per share.


                The Securities and Exchange Commission and state
            securities regulators have not approved or disapproved of
             these securities or determined if this prospectus is
                            truthful or complete.
            Any representation to the contrary is a criminal offense.



                   The date of this prospectus is ________, 2001




                                TABLE OF CONTENTS

Caption                                                                     Page

PROSPECTUS SUMMARY.............................................................1

RISK FACTORS...................................................................2

USE OF PROCEEDS................................................................9

DETERMINATION OF OFFERING PRICE................................................9

DILUTION.......................................................................9

SELLING SHAREHOLDERS..........................................................10

PLAN OF DISTRIBUTION..........................................................13

DESCRIPTION OF SECURITIES.....................................................15

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS......................17

DESCRIPTION OF BUSINESS.......................................................18

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS....................................................................29

DESCRIPTION OF PROPERTY.......................................................35

DIRECTORS AND EXECUTIVE OFFICERS..............................................36

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................37

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................39

EXECUTIVE COMPENSATION........................................................41

LEGAL PROCEEDINGS.............................................................41

LEGAL MATTERS.................................................................41

EXPERTS.......................................................................41

WHERE YOU CAN FIND MORE INFORMATION...........................................41

INDEX TO FINANCIAL STATEMENTS..............................................F - 1





                               PROSPECTUS SUMMARY

         The following summary highlights material information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements. Some of the statements made in this prospectus discuss future events and developments, including our future business strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause results to differ materially from those contemplated in these forward-looking statements.

The Company

         Our principal business is the production of antimony products including antimony metal, antimony oxides and sodium antimonate. In the year ended December 31, 1999 and December 31, 2000, antimony product sales generated revenues of approximately $4.7 million and $5 million, respectively.

         Our antimony mining properties, mill and metallurgical plant are located in Montana. Mining of antimony was suspended in 1983 because antimony can be purchased more economically from foreign sources. We acquired a 50% interest in United States Antimony, Mexico S.A. de C.V. ("USAMSA"), upon its incorporation in Mexico in April 1998. USAMSA intends to produce antimony metal and other products to be delivered to our Montana mill for processing. This Mexican company has not commenced operations and is expected to remain in developmental stages in the foreseeable future.

         We have entered into a joint venture to mine, process and sell zeolite. This venture is in the developmental stage but is not expected to contribute materially to our operating revenue in the near future.

         Our mailing address is P.O. Box 643 and our physical address is 1250 Prospect Creek Road, Thompson Falls, Montana 59873. Our telephone number is
(406) 827-3523.

The Offering

Common Stock Offered
For Resale:.......         6,268,065  shares,  issuable to Selling
                           Shareholders upon conversion of our 10% convertible debentures, exercise of related warrants; and, common stock held by 14 selling shareholders

         Shares Outstanding
         Before the Offering(1)     19,134,564
         ----------------------

         Shares Outstanding
         After the Offering(2)      25,402,629
         ---------------------

Recent Price:.....         As of November 5, 2001, the closing bid price of our
                           common stock reported on the Electronic Bulletin
                           Board  was $.20

Use of Proceeds:..         Working capital and general corporate purposes.(3)

Over-The-Counter
Electronic Bulletin
Board Symbol:.....         UAMY

-----------------

(1)  As of June 30, 2001.
(2) Assumes all shares registered in this prospectus are sold. In such event, the registered shares will represent 24.67% of the total shares outstanding after the offering. (3) We will receive no proceeds from the issuance of shares of common stock upon the conversion of the 10% convertible debentures. If exercised, we will receive proceeds from the sale of shares issuable upon the exercise of warrants by the Selling Shareholders. We will not received proceeds from resale of our common stock by the Selling Shareholders.



                                  RISK FACTORS

         You should carefully consider the following risks and all of the other information set forth in this prospectus. Some of the following risks relate principally to our business. Other risks relate to our financial condition, the securities markets and ownership of our stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

         If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be harmed and the price of our stock could go down. This means you could lose all or part of your investment.

         There are risks associated with forward-looking statements made by us and actual results may differ.

         Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they: o discuss our future expectations; o contain projections of our future results of operations or of our financial condition; and o state other "forward-looking" information.

         We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should be aware that the occurrence of the events described in these risk factors could have an adverse effect on our business, results of operations and financial condition.

                         Risks Related to This Offering

Our share price may decline because of the ability of the Selling Shareholders to sell shares of our common stock, resulting in a loss of value to our other shareholders.

         This prospectus covers 6,268,065 shares for sale by the Selling Shareholders. Sales of substantial amounts of our common stock by the Selling Shareholders, or the possibility of sales of up to one-third of the presently outstanding shares, could adversely affect the prevailing market price of our common stock and impede our ability to raise capital through the issuance of equity securities. Subject to applicable federal and state securities laws and contractual limitations, after converting their debentures and/or exercising their warrants to purchase shares of our common stock, the Selling Shareholders may sell any and all of the Shares. Trading volume in our stock on the OTC Bulletin Board has historically been light; and sale of blocks of common stock could depress the market price of our stock.

By short-selling our stock, the Selling Shareholders could depress the market price of our shares, enabling the Selling Shareholders to acquire more shares upon exercise of debenture conversion rights and thereby increasing the dilution of the other shareholders' equity in the company and resulting in a loss of value to our other shareholders.

         A short-sale is the sale of a security that the seller does not own or that the seller owns but does not deliver. In order to deliver the security to the purchaser, the short-seller will borrow the security, typically from a broker-dealer or an institutional investor. The short-seller later closes out the position by returning the security to the lender, typically by purchasing equivalent securities on the open market. In general, short-selling is utilized to profit from an expected downward price movement, or to hedge the risk of a long position in the same security or in a related security.

         Although short-selling serves useful market purposes, it also may be used as a tool for manipulation. One example is the "bear raid" where an equity security is sold short in an effort to drive down the price of the security by creating an imbalance of sell-side interest. Short-selling at successively lower prices may drive the market down and may accelerate a declining market by exhausting all remaining bids at one price level, causing successively lower prices to be established by long sellers. Further, short-selling can increase stock price volatility.

         The Securities and Exchange Commission has adopted rules which regulate short-selling of securities listed on national securities exchanges. The National Association of Securities Dealers similarly regulates Nasdaq National Market Systems (NMS) securities. These rules do not apply to short sales of securities, like our common stock, which are traded in the over-the-counter market and quoted on the Electronic Bulletin Board.

         Our debenture conversion price formula has no floor. Twenty percent (20%) of our presently outstanding shares and two-thirds of the shares registered by this prospectus are available to the Selling Shareholders at 75% of the market price. The lower the market price for our common stock, the greater the number of shares the Selling Shareholders can acquire upon conversion of the debentures into common stock. The Selling Shareholders could use a short-selling strategy to drive down the market price of our common stock and then exercise conversion rights to acquire more shares and dilute the other shareholders' interests in us.

Our Common Stock Is A "Penny Stock," And Compliance With Requirements For Dealing In Penny Stocks May Make It Difficult For Holders Of Our Common Stock To Resell Their Shares.

         The limited public market for our common stock, is in what is known as the over-the-counter market and, trading of our stock is quoted under the symbol "UAMY" on the Electronic Bulletin Board operated for the NASD. At least for the foreseeable future, our common stock will be deemed to be a "penny stock" as that term is defined in Rule 3a51-1 under the Securities Exchange Act of 1934. Rule 15g-2 under the Exchange Act requires broker/dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain from these inventors a manually signed and dated written acknowledgement of receipt of the document before effecting a transaction in a penny stock for the investor's account. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or otherwise, which could have a material adverse effect on the liquidity and market price of our common stock (see "Description of Securities - Penny Stock Rules").

     Penny stocks are stocks:

o with a price of less than $5.00 per share unless traded on NASDAQ or a national securities exchange;

     Penny stock are also stocks which are issued by companies with:

o        net tangible assets of less than:

>> $2.0 million (if the issuer has been in continuous operation for at least three years); or

>>       $5.0 million (if in continuous operation for less than three years); or

o        average revenue of less than $6.0 million for the last three years.

It is more difficult for our shareholders to sell their shares because we are not, and may never be, eligible for NASDAQ or any National Stock Exchange.

         We are not presently, and it is likely that for the foreseeable future we will not be, eligible for inclusion in NASDAQ or for listing on any United States national stock exchange. To be eligible to be included in NASDAQ, a company is required to have not less than $4,000,000 in net tangible assets, a public float with a market value of not less than $5,000,000, and a minimum bid of price of $4.00 per share. At the present time, we are unable to state when, if ever, we will meet the Nasdaq application standards. Unless we are able to increase our net worth and market valuation substantially, either through the accumulation of surplus out of earned income or successful capital raising financing activities, we will never be able to meet the eligibility requirements of NASDAQ. As a result, it will more difficult for holders of our common stock to resell their shares to third parties or otherwise, which could have a material adverse effect on the liquidity and market price of our common stock

The terms of the 10% Convertible Debenture financing transaction may result in substantial dilution of our stock upon the conversion of the debentures and warrants which have been issued and which may be issued in the future under the terms of the financing agreement.

         We entered into a financing agreement with Thomson Kernaghan and Co. Limited, as agent for some of the Selling Shareholders. As part of the agreement we issued and could issue additional 10% convertible debentures and warrants.

                  * Substantial dilution. Substantial dilution of our stock will occur upon the conversion of the debentures and warrants which have been issued and which may be issued in the future under the terms of the agreement.

                  * No floor on the conversion price. The conversion price of our outstanding debentures is the lower of the initial conversion price of $.29125 per share or 75% of the average of the three lowest closing bid prices of our common stock during the twenty trading days preceding the conversion date; and there is no maximum number of shares issuable upon conversion of the debentures.

                  * Selling shareholder may depress the trading price of our stock. A debenture holder could partially convert to common stock, sell that stock in a manner which depresses the trading price, and then further convert a portion or all of the debenture at the lowered stock price, thereby increasing the number of common shares issuable upon conversion of each dollar of debenture and increasing the dilution of the outstanding shares of our common stock.

                  * We may be required to issue more shares than we have authorized. If the price of our common stock declines below approximately $0.075, we will have insufficient shares of authorized common stock available to enable conversion of all outstanding debentures. In that event, we would be in breach of our obligations to one or more debenture holders, who would then have the right to require immediate repayment of the unpaid principal balance of the debenture and accrued interest and could subject us to exposure to a claim for damages.

                  * Limitation on future transactions. The potential and/or actual dilution and agreement terms which prevent the following future transactions may harm our stock price and our ability to obtain additional financing, if needed.

                  The debenture agreement requires that so long as any of the principal of or interest on the debentures remain unpaid or unconverted, the Company shall not:

= merge or consolidate with any other entity;
= sell or otherwise dispose of a material portion of its assets (other than in the ordinary course of business);
= pay any dividend on its shares (including any dividend payable in common stock or other property);
= subdivide, split or otherwise increase the number of shares of common stock;
 or
= issue any common stock or other equity securities, or any other stock, option, warrant, right or other instrument that is convertible into or exercisable or exchangeable for common stock or other equity securities, except for (a) securities of a subsidiary that are issued to the Company; and (b) securities sold and options granted to directors, officers and employees of the Company pursuant to bona fide employee benefit plans.

         To date, we have issued Thomson Kernaghan and Co. Limited $675,000 principal amount of debentures. The financing agreement requires Thomson Kernaghan and Co. Limited to purchase up to $825,000 principal amount of additional debentures upon our request prior to the June 30, 2002 Maturity Date if specified conditions precedent are satisfied, including the condition that the closing bid price of the Company's stock must exceed $0.50 per share. We have no plans to issue additional debentures to Thomson Kernaghan and Co. Limited.

Rights to acquire shares of common stock will result in dilution and possible loss of value to other holders of common stock.

         Outstanding warrants could adversely affect the terms on which we can obtain additional financing, and the holders of these warrants can be expected to exercise these securities at a time when, in all likelihood, we would be able to obtain additional capital by offering shares of common stock on terms more favorable to us than those provided by the exercise of these warrants. Holders of the warrants will have the opportunity to profit from an increase in the market price of our common stock, with resulting dilution in the interests of the holders of our common stock. As of June 30, 2001, there were issued and outstanding the following warrants:

         --warrants held by our directors, officers, employees and affiliates to purchase an aggregate of 582,463 shares of common stock with an exercise price ranging from $.25 to $.41 per share.

         --warrants held by unaffiliated third parties to purchase an aggregate of 2,201,531 shares of common stock with an exercise price ranging from $.25 to $.55 per share.

Our Board of Directors Can Issue Additional Shares Of Our Common Stock Without The Consent Of Any Of Our Shareholders; Substantial Future Stock Issuances Could Result In The Dilution Of Your Voting Power And Of Earnings Per Share Which Could Decrease The Value Of Your Shares

         Our Certificate of Incorporation authorizes the issuance of 30,000,000 shares of common stock. Upon the sale of all of the shares of common stock offered hereby approximately 5,120,813 of our authorized common shares will remain unissued. Our board of directors has the power to issue any or all of the remaining 5,120,813 authorized common shares for general corporate purposes, without shareholder approval. Potential investors should be aware that any stock issuances may result in a reduction of the book value or market price of the outstanding common shares. If we issue any additional common shares, any issuance will reduce the proportionate ownership and voting power of each other common shareholder. See "Description of Securities."

In the event of a liquidation of our business, any return of your investment in our shares will be reduced because it is junior and subordinate to our present and future debt financing.

         Our corporate charter and bylaws do not contain any limitation on the amount of indebtedness, funded or otherwise, we might incur. Accordingly, we could become more highly leveraged, resulting in an increase in debt service that will harm our ability to pay dividends to our stockholders and result in an increased risk of default on our obligations. We expect to use indebtedness and leveraging to finance operations and future development of our business which increases the risk of any distribution to our stockholders.

Unexpected fluctuations in our quarterly operating results may cause our stock price to decline and resulting a loss in the value of your investment.

         A large proportion of our costs, including our selling, general and administrative expenses, environmental reclamation costs, research and development costs, and production costs, do not vary directly in relation to sales. Thus, declines in revenue, even if small, could disproportionately affect our quarterly operating results, could cause the results to differ materially from expectations and could cause our stock price to decline.

Because we do not anticipate paying dividends on our common stock in the foreseeable future the only way you can realize a return on an investment in our stock is for the stock price to increase.

         Rather, we plan to retain earnings, if any, for the operation and expansion of business. Investment in our common stock is unsuitable for an investor seeking income.

Our liabilities substantially exceed our assets. If we were liquidated before our stockholders' deficit is eliminated, our common shareholders would lose part or all of their investment.

         In the event of our dissolution, the proceeds (if any) realized from the liquidation of our assets will be distributed to our shareholders only after satisfaction of claims of our creditors and preferred shareholders. The ability of a purchaser of shares to recover all or any portion of the purchase price for the shares in that event will depend on the amount of funds realized and the claims to be satisfied those funds.

We may be subject to civil liabilities, including fines and other penalties imposed by federal and state security agencies, for issuing shares of stock without a restrictive legend or for selling unregistered securities without an available exemption.

         During the first quarter of 2000, the Company issued 150,000 shares of common stock to Bluewater Partners, Inc. as compensation for fiscal advisory and consulting services. The stock certificate was issued without a restrictive legend. Management was subsequently informed by legal counsel that the certificate should have born a restrictive legend. We undertook to retrieve the share certificate from Bluewater Partners, Inc.; however, we have been unsuccessful.

         In addition, we have sold stock in transactions which may not qualify for exemption from the Securities Act registration requirements. The proceeds of these sales aggregate not more than $66,800. As a result, we may be subject to civil liabilities, including liability to the purchasers to rescind the stock sales, as well as fines and penalties imposed by federal and state securities agencies. The likelihood of a claim and the ultimate outcome if a claim is asserted cannot be determined at this time. A rescission claim may be brought by a purchaser up to three years after the stock sale. In the event a claim is made, and the Company is unable to pay it may not be able to fund its present level of operations which may result in a reduction in the stock price and result in an adverse effect on new shareholders. The Company does not presently have cash available to rescind these stock sales.

                    Risks Related to Our Financial Condition

We Have a Negative Net Worth, Have Incurred Significant Losses, and Expect to Incur Losses in the Future. This Could Drive Down The Price of Our Stock.

         We have not generated an operating profit for several years. Instead we have been able to continue operations by gross profit from our antimony operations, sales of common stock and borrowings from banks and others. As of June 30, 2001, we had an accumulated deficit of $2,059,674 and we anticipate that we will continue to incur net losses for the foreseeable future unless and until we are able to establish profitable business operations. As of June 30, 2001, we had total current assets of $312,172 and total current liabilities of $1,543,568 or negative working capital of approximately $1,231,396. If we fail to establish profitable operations and continue to incur losses, the price of our common stock could be expected to fall.

We Received An Opinion From Our Auditors As of March 22, 2001 Which Raises Doubt About Our Ability to Continue After that Date as a Going Concern.

         Our audited financial statements for the year ended December 31, 2000, which are included in this prospectus, indicate that there was substantial doubt as of March 22, 2001 about our ability to continue as a going concern due to our need to generate cash from operations and obtain additional financing. In addition to the very real risk to our ability to successfully operate our business profitably, which our auditors have thus expressed, this type of "going concern" qualification in our auditor's report can have a negative effect on the price of our stock. If we fail to manage our growth in a manner that minimizes these strains on our resources it could disrupt our operations and ultimately prevent us from generating the revenues we expect.

We are delinquent or in arrears on significant current liabilities; and collection efforts by creditors could jeopardize our viability as a going concern and close down our operations.

         As of June 30, 2001, we are delinquent on the payment of several current liabilities including payroll and property taxes in the amount of $146,632, accounts payable in the amount of $367,360, judgments payable in the amount of $45,001 and accrued interest payable in the amount of $14,640. In the absence of payment arrangements, creditors could individually or collectively demand immediate payment and jeopardize our ability to fund operations and correspondingly damage our business and adversely affect the investments of potential new shareholders. Creditors who are owed taxes have the power to seize our assets for payment of amounts past due and close down our operations, which would also damage our business and adversely affect the investments of potential new shareholders. However, alternative payment arrangements have been made with all creditors, including the internal revenue service and other taxing authorities, and all required payments are current. Therefore, so long as the Company remains current under the terms of the alterative payment arrangements, the creditors cannot damage our business.

A major portion of our bank debt consists of variable-rate short-term obligations, which subjects us to interest rate and refinancing risks.

         We currently obtain working capital through a factoring arrangement secured by accounts receivable and other collateral and through a line-of-credit and other short-term loans secured by plant, property and equipment.

         Our working capital line-of-credit and short-term loans are variable-rate, short-term obligations, which expose us to interest rate and refinancing risks. Changes in interest rates could adversely affect our results of operations by increasing our borrowing costs and decreasing cash available to fund operations; and there is no assurance that we will be able to refinance our debt when it matures.

Capital to meet our future needs may be unavailable on acceptable terms, which would impair our plans to reduce dependence on foreign sources of antimony by developing additional metal supplies, develop and expand our present operations) and to expand our product lines to include industrial minerals.

         To fund future needs, we may seek to obtain additional capital from public or private financing transactions, as well as borrowing and other resources. The issuance of equity or equity-related securities to raise additional cash could result in dilution to our stockholders. Further, additional funding may not be available on favorable terms, if at all.

Our existing debt is secured by pledge of substantially all of our assets. Therefore, a default in the payment of the secured debt could result in a loss of the related asset and our ability to continue operations.

         As of June 30, 2001, our bank debt in the amount of $424,772 is secured by a collateral pledge of substantially all of our mining equipment as well as our patented and unpatented mining claims in Sanders County, Montana. In the event we are unable to pay the bank debt as it matures, there is a risk the bank may foreclose its security interest and we would lose all or a portion of our equipment as well as our patented and unpatented mining claims.

Terms of our outstanding 10% Convertible Debentures impose restrictions on our future activities that may require us to decline an advantageous financing or business opportunity.

         The debenture agreement requires that so long as any of the principal of or interest on the debentures remain unpaid or unconverted, the Company shall not (i) merge or consolidate with any other entity; (ii) sell or otherwise dispose of a material portion of its assets (other than in the ordinary course of business); (iii) pay any dividend on its shares (including any dividend payable in common stock or other property); (iv) subdivide, split or otherwise increase the number of shares of common stock; or (v) issue any common stock or other equity securities, or any other stock, option, warrant, right or other instrument that is convertible into or exercisable or exchangeable for common stock or other equity securities, except for (a) securities of a subsidiary that are issued to the Company; and (b) securities sold and options granted to directors, officers and employees of the Company pursuant to bona fide employee benefit plans; provided, however, that the Company may issue such securities enumerated in (v) above, with the prior written consent of the holders, which consent the holder agrees not to unreasonably withhold.

                          Risks Related to Our Business

Death or disability of John C. Lawrence could adversely affect the management of our business and could result in acceleration of guaranteed indebtedness.

         Mr. Lawrence is our principal executive officer and is directly involved, on a day-to-day basis, in our marketing, production, research and development, and environmental reclamation activities. His death or incapacity could adversely affect our operations and future prospects. In addition, Mr. Lawrence personally guarantees our long-term bank debt and short-term lines-of-credit; and the death, incapacity or insolvency of Mr. Lawrence constitutes an event of default, which would entitle the lender to accelerate maturity of the debt.

We are dependent on foreign sources for raw materials; and there are risks of interruption in procurement from these sources, volatile changes in world market prices for these materials as well as currency fluctuations that are not controllable by us. Unavailability of adequate raw material or increase in material prices could impair our production, sales or margins.

         We obtain antimony metal, the raw material for our antimony products, primarily from China. Changes in antimony metal export policy by the Chinese government could impair availability of antimony metal and/or could increase antimony metal prices, which could result in curtailed production, decreased profits, operating result fluctuations or breach of contractual obligations to provide antimony products to our customers. In mid-2000, our principal supplier of Chinese antimony metal was unwilling to supply antimony metal at contract prices which were lower than rapidly rising world prices; and the supplier has indicated it may be unable to meet contractual volume commitments to supply antimony at any price. We have agreed to pay higher prices to assure a continued supply of metal which, absent agreement of our principal customers to accept corresponding price increases for our antimony products, could adversely affect sales and gross margins.

Any product recall or product return could harm our customer relations, sales and profitability.

         Our antimony products are typically manufactured to meet individual customer specifications, including maximum tolerance levels for impurities, whiteness, color index, packaging requirements and bar coding. Failure to meet those specifications may result in product returns or recalls. Product recalls or returns may occur due to disputed labeling claims, manufacturing issues, quality defects or other reasons.

Uninsured loss, acts of God could impair our plant, property and equipment, and our ability to produce and sell our principal products.

         Our Thompson Falls, Montana processing facility is not insured against fire or catastrophic loss. In the event of a major earthquake, for example, our production plant could be rendered inoperable for protracted periods of time, which would adversely affect our earning and financial condition. Should an uninsured loss occur, we could lose significant revenues and financial opportunities in amounts which would not be compensated by insurance proceeds.

If we are unable to compete effectively with the larger producers we will not be able to generate profits.

         Some of our competitors in the antimony industry have substantially more financial resources, marketing and development capabilities than we do. Unlike our larger competitors, we lack the capital to stock substantial amounts of raw material inventory and may be unable to supply product to our customers if raw material availability declines or prices increase substantially.

Compliance with government regulations is costly and will depress our earnings.

         We are subject to many and varied forms of government regulations, including environmental, occupational health and safety, and mine safety laws and regulations. For the year ended December 31, 2000, we have expended approximately $113,000 to comply with environmental reclamation requirements imposed by federal and state regulators. Our cash flow and profitability will be reduced by the cost of complying with current and future laws, rules, regulations, and policies, and by liabilities arising out of any of our past and future conduct. See "Description of Business - Environmental Matters."

Our current and former operations expose us to risks of environmental liabilities.

         Our research, development, manufacturing and production processes may involve the controlled use of hazardous materials, and we may be subject to various environmental and occupational safety laws and regulations governing the use, manufacture, storage, handling, and disposal of hazardous materials and some waste products. The risk of accidental contamination or injury from hazardous materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result and any liability could exceed our financial resources. We also have three ongoing environmental reclamation and remediation projects, one at our current production facility in Montana and two at discontinued mining operations in Idaho. Adequate financial resources may not be available to ultimately finish the reclamation activities if changes in environmental laws and regulations occur; and these changes could adversely affect our cash flow and profitability. We do not have environmental liability insurance now; and we do not expect to be able to obtain insurance at a reasonable cost. If we incur liability for environmental damages while we are uninsured, it could have a harmful effect on us and our financial condition. The range of reasonably possible losses from our exposure to environmental liabilities in excess of amounts accrued to date can not be reasonably estimated at this time.


                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of our common stock offered by the Selling Shareholders. The proceeds of sale of the debentures were used to discharge indebtedness in the approximate amount of $1,500,000 and to purchase raw materials. The debt was owed to the Estate of Bobby C. Hamilton, and required minimum annual payments of principal and interest which totaled $200,000 and consumed 4% of our gross revenues from sales. See "Management Discussion and Analysis - Financial Condition and Liquidity." The Series C preferred stock was issued in 1997 in payment of defaulted debentures previously issued from time to time for working capital purposes.


                         DETERMINATION OF OFFERING PRICE

         The shares issued upon conversion of debentures will be issued at the conversion price which is the lower of $0.29125 per share or 75% of the average of the three lowest closing bid prices per share of the common stock as reported by Bloomburg L.P. in the 20 trading days preceding the conversion date. Shares will also be issued upon exercise of related warrants at $0.39 per share. The conversion price and warrant exercise price were determined in arms-length negotiations between us and the purchaser of our debentures.

         Upon resale of the shares by the Selling Shareholders, the price per share will be the market price available in the over-the-counter market.


                                    DILUTION

         At the close of business on June 30, 2001, there were 19,134,564 outstanding shares of our $0.01 par value common stock. The number of outstanding shares of common stock:

                  (i) includes 35,124 shares which holders of Series C preferred stock were entitled to receive upon conversion of their preferred stock into common stock. These shares were not issued at the time of conversion because our calculation of the number of conversion shares inadvertently omitted to account for the impact of anti-dilution provisions of the Series C preferred stock, which were triggered by our issuance of common stock for less than the Series C conversion price. These 35,132 shares are being issued to the pertinent stockholders retroactively to the date of conversion of their Series C preferred stock.

                  (ii) excludes approximately 67,000 shares of common stock representing an unreconciled discrepancy between our stock ledger and the transfer agent's records.

         The Registration Rights Agreement with the purchasers of our outstanding convertible debentures and related warrants requires us to register 5,784,393 shares of our common stock that, depending on the market price at the time of conversion, we could be required to issue upon conversion of the debentures and/or exercise of related warrants which are currently issued and outstanding and held by Selling Shareholders. The minimum number of conversion and warrant shares we are required to issue, if all debentures are converted at the maximum conversion price of $.29125 per share and all related warrants are exercised, is 3,711,647. We are also registering 483,672 shares held by the Series C Holders.

         The following table sets forth the net tangible book value per share at June 30, 2001, and the net tangible book value per share assuming that 3,970,588 shares were issued at June 30, 2001 upon conversion of debentures at $0.17 per share (based on 75% of the lowest three bid prices for the 20 day period just prior to November 5, 2001) and 1,394,050 shares were issued upon exercise of the related warrants at $0.39 per Share. Net tangible book value per share as of June 30, 2001 is calculated by dividing total tangible assets less total liabilities, or ($2,059,674), by the number of shares outstanding, 19,134,564.

         After giving effect to the issuance of 3,970,588 shares upon conversion of debentures and 1,394,050 shares upon exercise of the related warrants, our pro forma net tangible book value will increase to $(840,924), or $(0.034) per share, representing an immediate increase in pro forma net tangible book value of $0.074 per share for existing shareholders.

         Net tangible book value at June 30, 2001                               $(.108) per share
                                                                                 ----------------

         Net tangible book value after giving effect to issuance of 3,970,588 shares at $0.17 per share and 1,394,050 shares
         at $0.39 per Share                                                     $(.034) per share
                                                                                 ----------------

         Per share dilution to Selling Shareholders                             $(.074) per share
                                                                                 ----------------

         Percent dilution to Selling Shareholders                               68.52%
                                                                                -------


                              Selling Shareholders

            The following table sets forth information with respect to the Selling Shareholders as of July 31, 2001. John C. Lawrence is our Chairman of the Board of Directors and Robert A. Rice is one of our directors. The other Selling Shareholders are not currently our affiliates, and have not had a material relationship with us during the past three years, other than as a holder of our securities and the negotiation of the financing agreement. The Selling Shareholders are not and have not been affiliated with a registered broker-dealer. However, Thomson Kernaghan and Co. Limited is licensed by the Province of Ontario, Canada as an investment dealer and broker. CALP II LP and Striker Capital, Ltd. are affiliates of Thomson Kernaghan and Co. Limited. Ian McKinnon is the father of Michelle McKinnon, both of whom were employees of Thomson Kernaghan and Co. Limited.

            The table assumes:

o all debentures are converted at $0.29125 per share and all warrants are exercised at $0.39 per share.

o all of the shares that may be offered by the Selling Shareholders actually are sold;

o the Selling Shareholders do not acquire beneficial ownership of any other shares or dispose of any shares other than in this offering; and

o        we do not issue or cancel any other shares.

----------------------------------- ------------------- ----------------- ------------- ----------------------- ----------------
                                     NUMBER OF SHARES                      NUMBER OF
                                       BENEFICIALLY        Percent of     SHARES THAT      NUMBER OF SHARES       PERCENT OF
                                     OWNED BEFORE THE     Class Before       MAY BE       BENEFICIALLY OWNED      CLASS after
   Name of Beneficial Owner(1)           OFFERING         offering(1)       OFFERED       after the offering      offering(1)
----------------------------------- ------------------- ----------------- ------------- ----------------------- ----------------
----------------------------------- ------------------- ----------------- ------------- ----------------------- ----------------

Abuck Investments Ltd. (2)(7)           1,308,206             6.79         1,308,206              0                    0
Archer Foundation                         32,684              .17            6,536              26,148               0.10
Caliber Resources Ltd. (3) (7)          1,360,458             6.94         1,360,458              0                    0
Claude H.C. Archer                       163,423              .51            32,684            130,739               0.51
CALP II LP and Striker Capital           141,025              0.73          141,025               0                    0
Ltd. (4) (8)
Delta Funds(11)                           81,712              .43            16,342             65,370               0.26
H.R. Gurtsmith                            49,026              .26            9,805              39,221               0.15
Barbara Howley                           284,153              1.49           56,830            227,323               0.89
George W. Moffitt Jr.                     49,027              .26            9,805              39,222               0.15
Ian McKinnon (5)                         384,543              1.97          384,543               0                    0
Ian McKinnon Family Trust                 44,302              0.23           44,302               0                    0
Michelle McKinnon (6)                    192,272              0.99          192,272               0                    0
Nancy Ann Moffitt                         98,053              0.51           19,610             78,443               0.13
Nancy J. Moffitt                          65,369              0.34           13,073             52,296               0.21
Sanders County Ledger                     28,510              0.15           5,702              22,808               0.09
John C. Lawrence                        3,537,827             17.4          266,354           3,271,473              12.30
JCL/Ham Pass Thru                        138,398              0.72           27,679            110,719               0.44
Robert A. Rice                           217,762              1.14           12,715            205,047               0.81
Sulico                                    32,684              0.17           6,536              26,148               0.10
Rebecca McKinnon(10)                      88,604              0.46           88,604               0                    0
Thomson Kernaghan and Co. Limited          150,000              0.78          150,000               0                    0
(4) (7) (8)
Ursa Capital/Holdings Ltd. (7)(9)        432,581              2.26          432,581               0                    0
                                         -------              ----          -------               -                    -
  Total
----------------------------------- ------------------- ----------------- ------------- ----------------------- ----------------

1. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of June 30, 2001 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Percentages are based on a total of 19,134,564 shares of common stock outstanding before the offering and 25,402,629 shares outstanding after the offering.

2. Rebecca McKinnon has authority to vote and dispose of the shares beneficially owned by Abuck Investments, Ltd. Mrs. McKinnon is the wife of Ian McKinnon and mother of Michelle McKinnon, each of whom disclaim any beneficial interest. Under the financing agreement, Abuck Investments Ltd. agreed not to have the right to convert any debenture or exercise any warrant if, after having given effect to the conversion or exercise, it would be deemed to beneficially own more than 9.9% of the then outstanding common stock. Includes 1,057,511 shares of common stock issuable upon conversion of debentures, 141,026 shares of common stock issuable upon exercise of warrants, and 109,669 shares of common stock issued as liquidated damages for failure to have registration statement declared effective.

3. Philip W. Johnston has authority to vote and dispose of the shares beneficially owned by Caliber Resources Ltd. Under the financing agreement, Caliber Resources Ltd. agreed not to have the right to convert any debenture or exercise any warrant if, after giving effect to the conversion or exercise, it would be deemed to beneficially own more than 9.9% of the then outstanding common stock. Includes 233,000 shares of common stock issuable upon exercise of debentures, 92,949 shares of common stock issuable upon exercise of warrants, and 82,966 shares of common stock issued as liquidated damages for failure to have registration statement declared effective.

4. CALP II LP, Striker Capital Ltd. and Thomson Kernaghan and Co. Limited are under the common control of Mark Valentine, the Chief Executive Officer of Thomson Kernaghan and Co. Limited, who has authority to vote and dispose of the shares beneficially owned by any of them. Accordingly, Thomson Kernaghan, CALP II and Striker Capital Ltd. may be considered a group which beneficially owns all of the shares beneficially owned by any of them. Under the financing agreement, CALP II and Striker Capital Ltd. agreed not to have the right to convert any debenture or exercise any warrant if, after having given effect the conversion or exercise, both of them considered as a group would be deemed to beneficially own more than 9.9% of the then outstanding common stock. Includes 141,025 shares of common stock issuable upon exercise of warrants.

5. Includes 384,543 shares of common stock issuable upon exercise of warrants. Selling Shareholder is a former officer and director of Thomson Kernaghan and disclaims being an affiliate.

6. Includes 192,272 shares of common stock issuable upon conversion of warrants. Selling Shareholder was a non-management employee and disclaims being an affiliate of Thomson Kernaghan.

7. By Agreement effective July 11, 2000 ("financing agreement"), Thomson Kernaghan and Co., Limited purchased, as agent for other investors, $675,000 principal amount of convertible debentures, an agent's warrant to purchase 961,358 shares of Company's common stock at $.39 per share and a purchaser's warrant to purchase 432,692 shares of Company's common stock at $.39 per share. The debentures are convertible into common stock at the lower of $0.29125 per share or 75% of the average of the lowest closing bid prices during the 20 trading days preceding the conversion date. Thomson Kernaghan and Co., Limited is the beneficial owner of 150,000 shares of Company's common stock and disclaims beneficial ownership of the debentures, warrants and shares issuable upon conversion or exercise. Further, Thomson Kernaghan has advised the Company that, except as indicated in note (5), it is not a member of a group, as defined inss. 13(d) of the Securities and Exchange Act of 1934, which owns 5% or more of Company's common stock.

8. Thomson Kernaghan and Co. Limited is the record holder, as agent for non-US persons under the Escrow Agreement, of a certificate for 1,000,000 contingently issued shares issued in escrow to facilitate issuance of common stock to the debenture holders and warrant holders upon exercise of their conversion or purchase rights. Thomson Kernaghan and Co. Limited disclaims beneficial ownership of these shares.

9. Michelle McKinnon has authority to vote and dispose of the shares beneficially owned by Ursa Capital/Holdings Ltd. Ms. McKinnon was a non-management employee and disclaims being an affiliate of Thomson Kernaghan. Under the financing agreement, Ursa Capital/Holdings Ltd. agreed not to have the right to convert any debenture or exercise any warrant if, after giving effect to the conversion or exercise, it would be deemed to beneficially own more than 9.9% of the then outstanding common stock. Includes 357,082 shares of common stock issuable upon conversion of debentures, 38,462 shares of common stock issuable upon exercise of warrants, and 37,037 shares of common stock issued as liquidated damages for failure to have registration statement declared effective.

10. Includes 20,000 shares of common stock issuable upon conversion of debentures, 12,820 shares of common stock issuable upon exercise of warrants, and 7,114 shares of common stock issued as liquidated damages for failure to have registration statement declared effective.


11. George Moffitt has authority to vote and dispose of the shares beneficially owned by Delta Funds.

Securities Purchase Agreement

         The following is a summary description of the debenture purchase agreement and does not contain all of the provisions of the agreement and other supporting documents that are filed as exhibits to our registration statement of which this prospectus is a part.

         Effective July 11, 2000, we entered into a financing agreement to issue up to $1,500,000 of 10% convertible debentures. The first tranche of $600,000 principal amount of debentures was issued effective July 11, 2000. Proceeds of that debenture were applied to the settlement of an approximately $1.5 million debt owed to a creditor, resulting in an approximately $839,000 reduction of our stockholders' deficit and an improvement in our cash flow. We agreed to issue a second tranche of $75,000 principal amount of debentures on August 31, 2000. Proceeds of this debenture were used to purchase raw materials.

         The debentures are convertible into our common stock at a price per share equal to 75% of the average of the three lowest closing bid prices per share of our common stock as reported by Bloomburg L.P. in the 20 trading days immediately preceding the closing date of the debenture sale or the conversion date, whichever is lower, but in any event not greater than $0.90 per share. For the first two debentures totaling $675,000, the conversion price is the lower of $0.29125 per share or 75% of the average of the three lowest closing bid prices per share of our common stock as reported by Bloomburg L.P. in the 20 trading days immediately preceding the conversion date. The exercise price of the related warrants is the closing bid price as reported by Bloomburg L.P. on the trading day immediately preceding the July 11, 2000 effective date of the financing agreement, or $0.39 per share.

         The $675,000 debentures issued to date are convertible into 2,317,597 shares of our common stock at the initial conversion price of $0.29125 per share. If our stock price declines below $0.29125 per share and the debentures are converted, the conversion price formula will result in a lower conversion price and we will be required to issue a greater number of shares. There is no floor on the conversion price; and the lower our stock price, the greater the dilution of the outstanding shares upon conversion of the debentures. In addition, we issued warrants to or on behalf of the debenture purchasers for an aggregate of 1,394,050 shares of our common stock exercisable for $0.39 per share. The closing bid price of our common stock reported on the Over-the-Counter Bulletin Board on November 5, 2001 was $.20 per share.

         Registration Rights. In the registration rights agreement with the debenture purchasers, we agreed to register the Selling Shareholders' resale of the shares of common stock to be issued upon conversion of the debentures and upon exercise of the related warrants. For the $675,000 debentures issued to date, the registration rights agreement requires that we register 150% of the conversion shares and 100% of the warrant shares, or a total of 4,870,626 shares of our common stock. With the concurrence of the holders of the $675,000 of debentures we are registering the resale of a total of 4,000,000 shares of common stock issuable upon conversion of the debentures. If we issue the remaining $825,000 principal amount of debentures, we will be required by the registration rights agreement to register an additional 4,777,773 shares of common stock (representing 150% of the shares issuable upon conversion of the additional debentures assuming a conversion price of $0.29125 per share plus 100% of the shares issuable upon exercise of related warrants). In addition, we are liable for late filing liquidated damages which during April 2001 was agreed to be $70,000 payable by issuing 240,343 shares of common stock, and have agreed to register 150,000 shares issued to Thomson Kernaghan and Co. Limited for payment of consulting fees.

         If all outstanding debentures were converted to common stock at the initial conversion price of $0.29125 per share and all of the outstanding related warrants were exercised as of June 30, 2001, the debenture and warrant holders would own, and would be able to sell pursuant to this prospectus, 3,711,647 shares of common stock representing 16.2% of the then outstanding shares of our common stock.

         We are also obligated to register the resale of 483,672 shares of our common stock held by former holders of Series C Preferred Stock who converted that preferred stock into common stock.


                              PLAN OF DISTRIBUTION


         The Selling Shareholders and any of their pledges, assignees and successors-in-interest, may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
o an exchange distribution in accordance with the rules of the applicable exchange;
o        privately-negotiated transactions;
o broker-dealers may agree with the Selling Shareholders to sell a specified number of shares at a stipulated price per share;
o a combination of any of the methods of sale; and o any other method permitted pursuant to applicable law.

         The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         The Selling Shareholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The Selling Shareholders may pledge their shares of common stock to their brokers under the margin provisions of customer agreements. If a Selling Shareholder defaults on a margin loan, the broker may, from time to time, off and sell the pledged shares.

         Broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the Selling Shareholders, but excluding brokerage commissions or underwriter discounts. We and the Selling Shareholders have agreed to indemnify each other against named losses, claims, damages and liabilities, including liabilities under the Securities Act.

         Thomson Kernaghan is, and any other Selling Shareholders participating in the distributions of our common stock may be, deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933; and any profit on the sale of our common stock by Thomson Kernaghan or other Selling Shareholder, and any commissions or discounts given to any broker dealer, may be deemed to be underwriting commissions or discounts pursuant to the Securities Act of 1933. In offering common stock for resale in the United States or to persons who are citizens or residents of the United States, Thomson Kernaghan will offer and sell common stock only to registered broker-dealers.

         Pursuant to the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock offered by this prospectus may not simultaneously engage in market making activities for our common stock during the applicable "cooling off" periods prior to the commencement of the distribution. In addition, the Selling Shareholders will be required to comply with all the requirements of the Securities Exchange Act of 1934.

         We have advised Thomson Kernaghan for itself and as agent for the Selling Shareholders that, during the time as they may be engaged in a distribution of any of the shares we are registering by the Registration Statement, they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. In general, Regulation M precludes any Selling Shareholder, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

         Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. We have advised the Selling Shareholders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock so long as the stabilizing bids do not exceed a specified maximum, and that Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. The Selling Shareholders and distribution participants will be required to consult with their own legal counsel to ensure compliance with Regulation M.


                            DESCRIPTION OF SECURITIES

Common Stock

         We are authorized to issue 30,000,000 shares of common stock, $0.01 par value, each share of common stock having equal rights and preferences, including voting privileges. There were 19,134,564 shares of common stock outstanding at the close of business on June 30, 2001. In addition, 1,394,050 shares of common stock were reserved for issuance upon exercise of outstanding warrants to purchase our common stock; and 4,240,343 shares were reserved for issuance upon conversion of debentures and payment of liquidated damages to the debenture holders.

         The shares of our common stock constitute equity interests in us entitling each shareholder to a pro rata share of cash distributions made to common shareholders, including dividend payments. We had significant losses in our last fiscal year. Therefore, it is unlikely that we will pay dividends on our common stock in the next year. We currently intend to retain our future earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

         The holders of our common stock are entitled to one vote for each share of record. Shareholders are entitled to vote cumulatively with respect to the election of our directors. Directors are elected by a plurality of the votes cast by the voting stock entitled to vote at a meeting if a quorum is present. With respect to matters other than the election of directors, a matter is approved by the affirmative vote of the majority of the votes cast at a meeting at which a quorum is present. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock having preference in relation to our common stock. Holders of our common stock have no conversion, preemptive or other subscription rights; and there are no redemption provisions applicable to our common stock. All of the outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

         Our Articles of Incorporation authorize 10,000,000 shares of $.01 par value preferred stock. Subject to amounts of outstanding preferred stock, additional shares of preferred stock can be issued with rights and preferences, including voting rights, as the Board of Directors shall determine.

         During 1986, Series A preferred stock, consisting of 4,500 shares, was established by the Board of Directors. These shares are nonconvertible, non-redeemable and are entitled to a $1.00 per share per year cumulative dividend. Series A preferred stockholders have voting rights for directors only and a total liquidation preference equal to $45,000 plus dividends in arrears. At June 30, 2001, 4,500 shares of Series A preferred stock were outstanding; and cumulative dividends in arrears amounted to $67,500, or $15.00 per share.

         During 1993, Series B preferred stock consisting of 1,666,667 shares, was established by the Board of Directors and 1,666,667 shares were issued in connection with the final settlement of litigation. The Series B preferred stock has preference over the Company's common stock and Series A preferred stock, has no voting rights (absent default in payment of declared dividends) and is entitled to cumulative dividends of $.01 per share per year payable if and when declared by the Board of Directors. In the event of dissolution or liquidation of the Company, the preferential amount payable to Series B restricted preferred stockholders is $1.00 per share plus dividends in arrears. No dividends have been declared or paid with respect to the Series B preferred stock. In 1995, 916,667 shares of Series B preferred stock were surrendered to the Company and cancelled in connection with the settlement of litigation against Bobby C. Hamilton. At June 30, 2001, cumulative dividends in arrears on the 750,000 outstanding Series B shares were $56,250, or $0.075 per share.

         During 1997, we issued 2,560,762 shares of Series C preferred stock in connection with the conversion of debts we owed. The rights, preferences, privileges and limitations of the Series C preferred shares issued upon conversion of debt are set forth below:

         Designation. The class of Convertible Preferred Stock, Series C, $0.01 par value per share, consists of up to 3.8 million of our shares.

         Optional Conversion. A holder of Series C preferred shares had the right to convert the Series C shares, at the option of the holder, at any time within 18 months following issuance, into shares of common stock at the ratio of 1:1, subject to adjustment as provided below. During 1999, holders of 2,354,766 shares of Series C stock converted their shares into our common stock.

         Voting Rights. The holders of Series C preferred shares shall have the right to that number of votes equal to the number of shares of common stock issuable upon conversion of such Series C preferred shares.

         Liquidation Preference. In the event of our liquidation or winding up, the holders of Series C preferred shares shall be entitled to receive as a preference over the holders of common stock an amount per share equal to $0.55, subject to the preferences of the holders of our outstanding Series A and Series B preferred stock.

         Registration Rights. Twenty percent (20%) of the underlying common stock issued on conversion of the Series C preferred shares is entitled to "piggyback" registration rights when, and if, we file a registration statement for our securities or the securities of any other stockholder. These shares are included in this prospectus.

         Redemption.  The Series C preferred shares are not redeemable by us.
         ----------

         Anti-dilution Provisions. The conversion price of the Series C shares was subject to adjustment to prevent dilution in the event we issued additional shares at a purchase price less than the applicable conversion price (other than shares issued to employees, consultants and directors pursuant to plans and arrangements approved by the Board of Directors, and securities issued to lending or leasing institutions approved by the Board of Directors). Accordingly, the conversion price was adjusted according to a weighted-average formula, resulting in the issuance, during the year 2000, of an additional 35,542 shares of common stock to Series C holders who exercised their conversion rights in 1999. The initial conversion price for the Series C shares was $0.55 and was adjusted to $0.54 per share based on the anti-dilution formula.

         Protective Provisions. The consent of a majority interest of the holders of Series C preferred shares is required for any action which
         (i) alters or changes the rights, preferences or privileges of the Series C shares materially and adversely; or (ii) creates any new class of shares having preference over or being on a parity with the Series C shares.

         During the year 2000, we converted 28,092 of shares of Series C preferred stock into an equal number of common shares for a Series C preferred stockholder that had timely noticed us of its desire to convert its Series C shares during 1999. At June 30, 2001, 177,904 shares of Series C preferred stock remained outstanding and unconverted.

Debentures

         We have issued $675,000 of 10% convertible debentures due June 30, 2002 and related warrants to purchase our common stock. The debentures are due June 30, 2002 and accrue interest at 10% to be paid annually on each anniversary date of the issue. The debentures are convertible into shares of our common stock at a conversion price equal to the lower of (i) $0.29125 per share or (ii) 75% of the average three lowest closing bid prices for our common stock as quoted by Bloomburg L.P. in the 20 trading days immediately preceding the conversion date of the debentures. The related warrants are exercisable for five years for $0.39 per share.

         We have also issued 10% convertible debentures to John C. Lawrence, our director and president, in the principal amount of $147,992 (due December 31, 2003) and $100,000 (due December 12, 2003) and to A.W. Dugan, a shareholder of the company, in the principal amounts of $50,000 (due November 22, 2003) and $50,000 (due December 2003). These debentures accrue interest at 10% to be paid annually on each anniversary date of the issue. The debentures are convertible into shares of our common stock at a conversion price equal to the lower of (i) $0.31 per share or (ii) 75% of the average of the three lowest closing bid prices for our common stock as quoted by Bloomburg LP in the 20 trading days immediately preceding the conversion date. The exercise price for the related warrants (aggregating 151,213 shares for Mr. Lawrence and 60,974 shares for Mr. Dugan) is $0.41 per share. The holders of these debentures do not have registration rights in connection with the common stock issuable upon conversion of the debentures or exercise of the related warrants.

Penny Stock Rules

         At the present time our common stock is traded in the over-the-counter market and that trading activity is reported on the OTC Electronic Bulletin Board.

         The United States Securities and Exchange Commission "Securities Enforcement and Penny Stock Reform Act of 1990" requires special disclosure relating to the trading of any stock defined as a "penny stock." Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share and is not listed on The Nasdaq Small Cap Stock Market or a major stock exchange. These regulations subject all broker-dealer transactions involving our securities to special "Penny Stock Rules." Following the completion of this offering the commencement of trading of our common stock, and the foreseeable future thereafter, the market price of our common stock is expected to be substantially less than $5 per share. Accordingly, should anyone wish to sell any of our shares through a broker-dealer, the sale will be subject to the Penny Stock Rules. These Rules will affect the ability of broker-dealers to sell our shares (and will therefore also affect the ability of purchasers in this offering to re-sell their shares in the secondary market, if a market should ever develop.)

         The Penny Stock Rules impose special sales practice requirements on broker-dealers who sell shares defined as a "penny stock" to persons other than their established customers or "Accredited Investors." Among other things, the Penny Stock Rules require that a broker-dealer make a special suitability determination respecting the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. In addition, the Penny Stock Rules require that a broker-dealer deliver, prior to any transaction, a disclosure schedule prepared in accordance with the requirements of the Commission relating to the penny stock market. Disclosure also has to be made about commissions payable to both the broker-dealer and the registered representative and the current quotations for the securities. Finally, monthly statements have to be sent to any holder of penny stocks disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the rule may affect the ability of broker-dealers to sell our shares and may affect the ability of holders to sell our shares in the secondary market. Accordingly, for so long as the Penny Stock Rules are applicable to our common stock, it may be difficult to trade our stock because compliance with the Penny Stock Rules can delay or preclude some trading transactions. This could have an adverse effect on the liquidity and price of our common stock.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         The following table sets forth the range of high and low bid prices as reported by the National Association of Securities Dealer's Over-the-Counter Bulletin Board ("OTCBB") for the periods indicated. The quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. Currently, the stock is traded on the OTCBB under the symbol "UAMY."

                                    2001                       High             Low
                                                               ----             ---
                                    First Quarter              $0.41            $0.17
                                    Second Quarter              0.53             0.24
                                    Third Quarter               0.32             0.17

                                    2000                       High             Low
                                                               ----             ---
                                    First Quarter              $0.95            $0.22
                                    Second Quarter              0.88             0.20
                                    Third Quarter               0.78             0.32
                                    Fourth Quarter              0.41             0.13

                                    1999                       High             Low
                                                               ----             ---
                                    First Quarter              $0.16            $0.20
                                    Second Quarter              0.17             0.17
                                    Third Quarter               0.31             0.38
                                    Fourth Quarter              0.16             0.16

                                    1998                       High             Low
                                                               ----             ---
                                    First Quarter              $0.20            $0.16
                                    Second Quarter              0.28             0.16
                                    Third Quarter               0.37             0.16
                                    Fourth Quarter              0.28             0.13

         The approximate number of record holders of our common stock at June 30, 2001 is 3,750.

         No dividends have been paid or declared by us during the last five years; and we do not anticipate paying dividends on our common stock in the foreseeable future. Instead, we expect to retain our earnings for the operation and expansion of our business.


                             DESCRIPTION OF BUSINESS

Overview

         AGAU Mines, Inc., our corporate predecessor, was incorporated in June 1968 as a Delaware corporation to explore, develop and mine gold and silver properties. United States Antimony Corporation was incorporated in Montana in January 1970 to mine and produce antimony products. In June 1973, AGAU Mines, Inc. was merged with and into us, with us being the surviving corporation in the merger. In December 1983, we suspended antimony mining operations when it became possible to purchase antimony raw materials more economically from foreign sources. Our principal business has been the production of antimony products and the mining and milling of gold.

         We have been able to sustain our operations through gross profit produced from our antimony operations, common stock sales, and financing from banks and other sources. There can be no assurance, however, that we will be able to continue to meet our obligations and continue in existence as a going concern (see Note 1 to the Financial Statements).

Antimony Division

         Our antimony mining properties, mill and metallurgical plant are located in the Burns Mining District of Sanders County, Montana, approximately 15 miles west of Thompson Falls. We hold 12 patented lode claims, some of which are contiguous, and 2 patented mill sites. We have no "proven reserves" or "probable reserves" of antimony, as these terms are defined by the Securities and Exchange Commission.

         Prior to 1984, we mined antimony ore underground by driving drifts and using slushers in room and pillar type stopes. Mining was suspended in December 1983, because antimony could be purchased more economically from foreign sources. Our underground antimony mining operations may be reopened in the future should raw material prices warrant doing so. We now purchase the majority of our raw antimony from China (approximately 70%) and, to a lesser degree, Canada (approximately 15%). Antimony metal from Chinese sources has been obtained primarily through a broker. Significant increases in world antimony metal prices have necessitated renegotiation of our supply contract with the broker in order to assure continued availability of metal, resulting in higher raw material costs. However, the increase in world prices has enabled us to increase the prices of our antimony products and to increase our gross profits. In addition, we are covering our customer supply contract requirements by obtaining antimony metal from other foreign and domestic sources.

         We are dependent on foreign sources for raw materials; and there are risks of interruption in procurement from these sources and/or volatile changes in world market prices for these materials that are not controllable by us. We obtain antimony metal, the raw material for our antimony products, primarily (70%) from China. Changes in antimony metal export policy by the Chinese government could impair availability of antimony metal and/or could increase antimony metal prices, which could result in curtailed production, decreased profits, operating result fluctuations or breach of contractual obligations to provide antimony products to our customers. During mid 2000, our principal supplier of Chinese antimony metal was unwilling to supply antimony metal at contract prices which are lower than rapidly rising world prices; and the supplier indicated it might be unable to meet contractual volume commitments to supply antimony at any price. We have agreed to pay higher prices to assure a continued supply of metal which, absent agreement of our principal customers to accept corresponding price increases for our antimony products, could adversely affect sales and gross margins.

         We currently own 50% of the common stock of United States Antimony, Mexico S.A. de C.V. ("USAMSA"), which was formed in April 1998. During 1998 and 1999, we invested capital and surplus equipment from our Thompson Falls antimony operation in USAMSA, which is being used for the construction of an antimony processing plant in Mexico. To date, two antimony processing furnaces and a warehouse building have been built and limited antimony processing has taken place. USAMSA is pursuing the assignment of mining concessions in the Mexican states of Zacatecas, Coahuila, Sonora, Queretaro and Oaxaca. USAMSA is expected in future years to produce antimony metal and other products, utilizing our processing facilities as processing opportunities become available and as antimony prices dictate. These products would then be sent to our plant near Thompson Falls, Montana for further processing.

         From refined antimony metal, we produce four antimony oxide products of different particle size using proprietary furnace technology, several grades of sodium antimonate using hydro metallurgical techniques, and specialty antimony compounds. Antimony oxide is a fine, white powder that is used primarily in conjunction with a halogen to form a synergistic flame retardant system for plastics, rubber, fiberglass, textile goods, paints, coatings and paper. Antimony oxide is also used as a color fastener in paint, as a catalyst for production of polyester resins for fibers and film, as a phosphorescent agent in fluorescent light bulbs and as a stabilizer for fluid lubricants. Sodium antimonate is primarily used as a fining agent (degasser) for glass in cathode ray tubes used in computer monitors and color television bulbs and as a flame retardant. We also sell antimony metal for use in bearings, storage batteries and ordnance.

         We estimate (but have not independently confirmed) that our present share of the domestic market for antimony oxide products is approximately 10% to 12%. We have had three principal domestic competitors. The other two domestic competitors have collectively accounted for about 25% of domestic sales. The balance of domestic sales are foreign imports (primarily from Chinese and Belgian suppliers).

         We employed two full time sales managers in 1999 and implemented administrative systems needed to manage sales accounting and shipping logistics. In connection with these efforts, we negotiated various commission-based sales agreements with other chemical distribution companies, developed our own web-site ("usantimony.com") and made substantial improvements to our analytical and chemical research capabilities. Since March 1998, we have employed a Chief Chemist who has devoted approximately 30% of his working time to research and development activities. Accordingly, approximately $15,000 in salary and benefits have been related to research and development activities during the past two fiscal years. Additionally, during the past two fiscal years, we have invested approximately $20,000 per year in lab equipment and facilities used in research and development of new antimony products and applications. (None of our research and development costs have been borne by customers of us.) These efforts have resulted in advances in our preparation, packaging and quality of our antimony products. We believe that our ability to meet customer product specifications gives us a competitive advantage. We believe that we will be able to stay competitive in the antimony business and generate increasing profits because of these advances.

         For the year ended December 31, 2000, we sold 5,039,327 pounds of antimony products generating approximately $5 million in revenues. During 1999, we sold 5,517,443 pounds of antimony products generating approximately $4.7 million in revenues. During 1998, through our relationships with HoltraChem, Inc. and BCS, we sold 2,834,186 pounds of antimony products, which generated approximately $3.1 million in revenues. During 1998, 1999 and 2000, approximately 20% of our antimony sales were made to one customer. However, we have a stable and expanding customer base. Loss of any one customer could have short-term impact on our revenues but would not materially adversely affect our long-term prospects.

Gold Division

         Yankee Fork Mining District. Until 1989, we mined and milled gold and silver in the Yankee Fork Mining District in Custer County, Idaho. The metals were recovered by gravity and flotation mill, and the concentrates were leached with cyanide to produce a bullion product at the Preachers Cove mill, which is located on the Yankee Fork of the Salmon River. The Preachers Cove mill has been dismantled and the site is undergoing environmental remediation pursuant to an Idaho Department of Environmental Quality consent decree. See "Environmental Matters." We own two patented lode mining claims in the Yankee Fork District, which are now idle.

         Yellow Jacket Mining District. In 1990, we entered into a mining venture agreement to mine and mill gold and silver ores at the Yellow Jacket Mine located in the Yellow Jacket Mining District of Lemhi County, Idaho, approximately 70 miles southwest of Salmon, Idaho. During the years from 1991 to 1996 we mined, milled and sold gold bullion produced from the mine. In 1996, production at the Yellow Jacket was suspended due to recurring operating losses and declines in precious metal prices. The Yellow Jacket property was put on a care and maintenance status. In 1999, we abandoned our leasehold interests and began environmental remediation activity at the Yellow Jacket (see "Environmental Matters") and began reclamation of the Yellow Jacket tailings ponds and pit area.

         We have no "proven reserves" or "probable reserves" of gold, as these terms are defined by the Securities and Exchange Commission.

Zeolite Division

         We own 75% of Bear River Zeolite Company ("BRZ"), an Idaho corporation incorporated on June 1, 2000. BRZ has entered into a ten-year mining lease with Webster Farm, L.L.C. The lease entitles BRZ to surface mine and process zeolites on property located in Preston, Idaho in exchange for a royalty payment. The royalty is a percentage of the unprocessed ore sale price which varies between 5%-7%. The minimum annual royalty during the first five years is $1,000. The royalty is also payable on zeolites mined on adjacent BLM ground on which BRZ has located additional claims, if BRZ accesses those claims across the leased property. BRZ is currently constructing a processing plant on the property. Mining and processing equipment will be leased to BRZ by us; and we will advance development and start-up costs. Production and sale of zeolites is not expected to contribute materially to our operating revenues in the near future.

         We have no "proven reserves" or "probable reserves" of zeolite, as these terms are defined by the Securities and Exchange Commission.

         "Zeolite" refers to a group of minerals that consist of hydrated aluminosilicates that loosely hold cations such as calcium, sodium, ammonium and potassium. Water is held in cavities in the lattice. The ability of zeolites to exchange one cation for another is known as their "cation-exchange capacity." Zeolites are used for separating cations and are often referred to as "molecular sieves." BRZ's zeolite deposits have characteristics which make the mineral useful for a variety of purposes including: o Soil Amendment and Fertilizer. We plan to produce a fertilizer called "Zeo-Phos," which will combine ammoniumated zeolite with phosphate mill shale available from the nearby Fort Hall Indian Reservation. (Ammonium contains nitrogen, a plant nutrient.) Zeolites have been successfully used to fertilize golf courses, sports fields, parks and common areas, and high value crops, including corn, potatoes, soybeans, red beets, acorn squash, green beans, sorghum sudangrass, Brussels sprouts, cabbage, carrots, tomatoes, cauliflower, radishes, strawberries, wheat, lettuce and broccoli.
o Water Filtration. Zeolite is used for particulate removal in swimming pools and municipal water systems, and for the removal of ammonium in fisheries, fish farms, and aquariums.
o Sewage Treatment. Zeolite is used in sewage treatment plants to remove nitrogen from waste streams and to deodorize methane gas.
o Nuclear Waste and Other Environmental Cleanup. Zeolites have shown a strong ability to selectively remove strontium, cesium and various other radioactive isotopes from solution. Zeolites can also be used for the cleanup of soluble metals such as mercury, chromium, lead, zinc, arsenic, molybdenum, nickel, cobalt, antimony, calcium, silver and uranium.
o Odor Control. A major cause of odor around cattle, hog, and poultry feed lots is the generation of the ammonium in urea and fecal material. The ability of zeolites to absorb ammonium prevents the formation of ammonia gas which generates the odor.
o Gas Separation. Zeolites have been used for some time in the separation of some gases, as re-oxygenation of downstream water from sewage plants, smelters, pulp and paper plants, and fish ponds and tanks, and removal of carbon dioxide, sulfur dioxide, and hydrogen sulfide from methane generators as organic waste, sanitary landfills, municipal sewage systems and animal waste treatment facilities.
o Miscellaneous Uses. Other uses include catalysts and petroleum refining, building applications, solar energy and heat exchange, carriers for insecticides, pesticides and herbicides, and desiccants.

Environmental Matters


         The exploration, development and production programs conducted in the United States are subject to local, state and federal regulations regarding environmental protection. Some of our production and mining activities are conducted on public lands. We believe that our current discharge of waste materials from our processing facilities is in material compliance with environmental regulations and health and safety standards. The USDA Forest Service extensively regulates mining operations conducted in National Forests. Department of Interior regulations cover mining operations carried out on most other public lands. All operations by us involving the exploration for or the production of minerals are subject to existing laws and regulations relating to exploration procedures, safety precautions, employee health and safety, air quality standards, pollution of water sources, waste materials, odor, noise, dust and other environmental protection requirements adopted by federal, state and local governmental authorities. We may be required to prepare and present to the authorities data pertaining to the effect or impact that any proposed exploration for or production of minerals may have upon the environment. Any changes to our reclamation and remediation plans which may be required due to changes in state or federal regulations could have an adverse effect on our operations, the range of reasonably possible loss in excess of the amounts accrued, by site, cannot be reasonably estimated at this time.

          We account for our accrual of environmental liabilities when the costs of such are probable and reasonably estimable. The initial accruals for all our sites are based on comprehensive remediation plans approved by the various regulatory agencies in connection with permitting or bonding requirements. Our accruals are further based on presently enacted regulatory requirements and adjusted only when changes in requirements occur or when management revises its estimate of costs required to comply with existing requirements. As remediation activity has physically commenced, management has been able to refine and revise its estimates of costs required to fulfill future environmental tasks based on contemporaneous cost information, operating experience, and changes in regulatory requirements. In instances where costs required to complete our remaining environmental obligations are clearly determined to be in excess of the existing accrual, we have adjusted the accrual accordingly. When regulatory agencies require additional tasks to be performed in connection with our environmental responsibilities we evaluate the costs required to perform those tasks and adjust our accrual accordingly, as the information becomes available. In all cases, however, our accrual at year end is based on the best information available at that time to develop estimates of environmental liabilities.

          In 1994, the U.S. Forest Service, under the provisions of the Comprehensive Environmental Response Liability Act of 1980, designated our cyanide leach plant at the Preachers Cove mill, which is located six miles north of Sunbeam, Idaho on the Yankee Fork of the Salmon River, as a contaminated site requiring cleanup of cyanide solution. In 1996, we signed a consent decree related to the reclamation and remediation at the Preachers Cove mill in Idaho as required by the Idaho Department of Environmental Quality, and continued substantial reclamation activities as required by the decree. During 1999, we updated and presented a Phase II reclamation plan to the U.S. Forest Service detailing plans for the final reclamation of the Yankee Fork Mill site. Based upon our analysis of costs required to implement the specific tasks in the Phase II plan, we reduced the Yankee Fork reclamation accrual by $70,000, to reflect our current estimate of costs required to complete reclamation tasks.

         As of June 30, 2001, the cyanide solution discharge was complete, the mill removed, and most of the cyanide leach residue disposed of. Only earth moving, monitoring activities and containment of the remaining leach residue remain to complete the activities prescribed by the consent decree. Upon completion of reclamation activities at the Preachers Cove mill site pursuant to the consent decree, the site will be closed and the U.S. Forest Service will terminate the consent decree.

         Reclamation activities are currently at a standstill due to weather conditions at the site and the completion of a biological assessment to be submitted to the National Marine Fisheries Service and the U.S. Fish and Wildlife Service. Upon receiving clearance from the U.S. Forest Service to commence the Phase II reclamation work, we anticipate substantial completion of reclamation in a six to twelve month period.

         We have environmental remediation obligations at our antimony processing site near Thompson Falls, Montana ("the Stibnite Hill Mine Site"). Under the regulatory jurisdiction of the U.S. Forest Service and subject to the operating permit requirements of the Montana Department of Environmental Quality, we have performed substantial environmental reclamation activities during 1999 and 2000. These activities included installation of a PVC liner and a geotextile layer on two of the tailings ponds and the removal of approximately 25,000 yards of tailings material from a third pond. We made adjustments increasing our reclamation accruals by $51,150 and $25,615 in fiscal years 1999 and 2000, respectively, based upon management's revised estimates of costs to comply with regulatory requirements in effect during the respective years. We plan to line a storm water pond and construct a water treatment facility, thus fulfilling the majority of our environmental responsibilities at the Stibnite Hill Mine site.

         During the second quarter of 1999, we began final reclamation and closure at the Yellow Jacket property. Upon Yellow Jacket's closure, we estimated the required costs and time to perform closure activities, and adjusted the Yellow Jacket reclamation liability on a quarterly basis, re-instating the accrual as costs were incurred (a total of $73,893), to reflect our estimate reclamation and closure costs left to incur.

         During the third and fourth quarters of 1999 we began disassembly of the mill and mill buildings and removed tailings waste from the tailings ponds. In 2000, we evaluated progress on Yellow Jacket's closure and reclamation and continued to adjust the reclamation liability for costs as incurred (a total of $86,960) based upon labor and equipment cost experience in 1999 and our estimate of costs related to specific tasks yet-to-complete at year end.

         The reclamation activity is being overseen by the U.S. Forest Service and the Idaho Department of Environmental Quality. Reclamation work is commencing on the clean-up of non-cyanide tailings material at the property; and we believe this project will be substantially completed by the end of 2001. In 2000, the U.S. Forest Service began releasing environmental bonding funds to us that had been deposited for remediation of the Yellow Jacket Mine.

         During 2001, we recorded a reclamation accrual for our Bear River Zeolite subsidiary based on an analysis performed by management, and as reviewed and approved by regulatory authorities for environmental bonding purposes. The accrual of $7,500, represents the Company's estimated costs of reclaiming the acreage disturbed by our zeolite operations in accordance with regulatory requirements.

         Reclamation activities at the Yellow Jacket Mine and the Stibnite Hill Mine Site have proceeded informally under supervision of the U.S. Forest Service and state departments of environmental quality. We have complied with regulators' requirements and do not expect the imposition of substantial additional requirements.

         We have posted cash performance bonds with a bank and the U.S. Forest Service in connection with our reclamation activities. Upon completion of reclamation activities, the bonds will be terminated and the applicable regulatory authorities may release up to $123,250.

         We believe we have accrued adequate reserves to fulfill our environmental remediation responsibilities as of June 30, 2001. We have made significant reclamation and remediation progress on all our properties over the past three years and have complied with regulatory agencies in our environmental remediation efforts. The change in amounts accrued for environmental remediation activities in 1998, 1999 and as of June 30, 2001 is as follows:

============================== ================ ================ =============== =============== ===================
                                                                                   Bear River
                                 Yankee Fork    Thompson Falls   Yellow Jacket      Zeolite
                                  Mill Site     Antimony Plant        Mine                             Totals
------------------------------ ---------------- ---------------- --------------- --------------- -------------------

Balance December 31, 1997        $171,500        $ 270,000         $115,044                          $ 556,544
------------------------------ ---------------- ---------------- --------------- --------------- -------------------

Less: Reclamation work            (55,472)                                                             (55,472)
------------------------------ ---------------- ---------------- --------------- --------------- -------------------

Adjustment of Accrued                                                                                    2,200
Remediation Costs                                    2,200
------------------------------ ---------------- ---------------- --------------- --------------- -------------------

Balance December 31, 1998        $116,028        $ 272,200         $115,044                           $503,272
------------------------------ ---------------- ---------------- --------------- --------------- -------------------
                                                                   (73,893)
Less: Reclamation work                            (169,736)                                           (243,629)
------------------------------ ---------------- ---------------- --------------- --------------- -------------------

Adjustment of Accrued
Remediation Costs                 (70,000)          51,150           73,893                              55,043
------------------------------ ---------------- ---------------- --------------- --------------- -------------------

Balance December 31, 1999        $ 46,028        $ 153,614         $115,044                          $ 314,686
------------------------------ ---------------- ---------------- --------------- --------------- -------------------

Less: Reclamation work                  0          (60,913)        (86,960)                           (147,873)
------------------------------ ---------------- ---------------- --------------- --------------- -------------------

Adjustment of Accrued                   0            25,615          86,960                             112,575
Remediation Costs
------------------------------ ---------------- ---------------- --------------- --------------- -------------------

Balance December 31, 2000        $ 46,028        $ 118,316         $115,044                          $ 279,388
------------------------------ ---------------- ---------------- --------------- --------------- -------------------
------------------------------ ---------------- ---------------- --------------- --------------- -------------------

Less: Reclamation work                             (1,766)         (10,666)                           (12,432)
------------------------------ ---------------- ---------------- --------------- --------------- -------------------
------------------------------ ---------------- ---------------- --------------- --------------- -------------------
Adjustment of Accrued
Remediation Costs                                                                   $7,500               7,500
------------------------------ ---------------- ---------------- --------------- --------------- -------------------
------------------------------ ---------------- ---------------- --------------- --------------- -------------------
Balance June 30, 2001
                                  $46,028         $116,550         $104,318         $7,500            $274,456
============================== ================ ================ =============== =============== ===================

         Marketing. During the first quarter of 1999, and in prior years dating back to 1991, we marketed our antimony products with HoltraChem, Inc. and later our successor, BCS, in a 50/50 profit sharing arrangement. In March 1999, we notified BCS that we were terminating the agreements that HoltraChem had assigned BCS, and that we were going to market and distribute antimony products independently. As a result we took steps to market our products to existing and prospective customers, and have been able to do so successfully. We employ full time marketing personnel and have negotiated various commission based sales agreements with other chemical distribution companies.

         Antimony Price Fluctuations. The operating results of us have been and will continue to be directly related to the market prices of antimony metal, which have fluctuated widely in recent years. The volatility of prices is illustrated by the following table which sets forth the average prices of antimony metal per pound as reported by sources deemed reliable by us.

      Year      Average Price
      ----      -------------
      2000          $0.67
      1999           0.58
      1998           0.63
      1997           0.93
      1996           1.60
      1995           2.28

         The range of sales prices for antimony oxide per pound was as follows for the periods indicated:

      Year       High      Low       Average Price
      ----       ----      ---       -------------
      2000       $5.88    $0.65          $0.99
      1999       5.52      0.65           0.85
      1998       5.57      0.83           1.13
      1997       5.75      0.98           1.41
      1996       4.50      1.53           1.86
      1995       3.12      0.89           2.56

         Antimony metal prices are determined by a number of variables over which we have no control. These include the availability and price of imported metals, the quantity of new metal supply, and industrial and commercial demand. If metal prices decline and remain depressed, our revenues and profitability may be adversely affected.

         We use antimony metal as a raw material for our products. We obtain antimony metal from sources in China (70%), Canada (15%) and the U.S. (15%). Purchases from Canadian and U.S. sources have been made at world market prices, as established by the London Metals Bulletin from time to time. Antimony metal from Chinese sources has been supplied by Fortune America Trading Ltd., a New Jersey-based dealer, pursuant to a long-term supply contract to supply antimony metal at a fixed price.

         Until recently, antimony prices have been at a 35 year low. Beginning in late June 2000, prices have risen dramatically, primarily as a result of restrictions by the Chinese government on exports of antimony metal from China, one of the principal suppliers of antimony. The fixed price set by the supply contract with the dealer in Chinese-sourced metal was below current market price. The dealer has refused to supply metal at the contracted price, forcing us to purchase antimony metal from this dealer and other sources at current world market prices. However, we have been able to raise our antimony product prices to our customers and to increase our gross profits. Our USAMSA venture is intended eventually to reduce our dependence on foreign sources but is not expected to provide sufficient raw material for several years.

         Other. We hold no material patents, licenses, franchises or concessions, but we consider our antimony processing plant proprietary in nature. We use the trade name "Montana Brand Antimony Oxide" for the marketing of our antimony products.

         We are subject to the requirements of the Federal Mining Safety and Health Act of 1977, requirements of the state of Montana and the state of Idaho, Federal and State Health and Safety statutes and Sanders County, Lemhi County and Custer County health ordinances.

         Employees. As of June 30, 2001, we employed 28 full-time employees. The number of full-time employees may vary seasonally. None of our employees is covered by any collective bargaining agreement.

                       [GRAPHIC OMITTED][MAPS]


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         This prospectus includes forward-looking statements that involve risks and uncertainties.

         "Forward looking statements" can be identified by the use of forward-looking terminology such as "believes," "could," "possibly," "anticipates," "estimates," "projects," "expects," "may," "will," or "should." The statements are subject to some risks, uncertainties and assumptions. No assurances can be given that the future results anticipated by forward-looking statements will be achieved. Our actual results may differ materially from these forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

Some of the matters discussed are forward-looking statements that involve risks and uncertainties, including the impact of antimony prices and production volatility, changing market conditions and the regulatory environment and other risks. Actual results may differ materially from those projected. These forward-looking statements represent our judgment as of the date of this filing. We disclaim, however, any intent or obligation to update these forward-looking statements.

Results of Operations For the Period Ended December 31, 2000

         The Company reported a net loss of $67,699 during 2000 compared to net loss of $230,086 in 1999. The net loss in 2000 is primarily attributable to a $985,425 loss from operating activities in 2000, offset by an extraordinary gain recognized on the conversion of certain debts to common stock of $917,726. The net loss in 1999 is primarily due to a net loss from operations of 307,677 offset by an extraordinary gain of $77,591 recognized on the conversion of certain debts to common stock.

         Total revenues from antimony product sales during 2000 were $5,016,661 compared to $4,710,278 in 1999. The increase in sales during 2000 was partially due to the Company's sharing of 50% of antimony product sales with an affiliated sales company during the first quarter of 1999 compared to selling all of its antimony products independently during 2000. Sales of antimony products during 2000 were 5,039,327 pounds at an average sale price of $1.00 per pound; during 1999 5,517,443 pounds of antimony products were sold at an average sales price of $0.85 per pound. Gross profit from antimony product sales was $472,890 in 2000, or 9% of sales, compared to $876,178 in 1999, or 18.6% of sales. The decrease in gross profit during 2000 was due to rapidly escalating antimony metal prices during the year that were quickly reflected in higher production costs and, correspondingly, higher cost of sales. Antimony product sale prices in the market reacted slower to the increase in metal prices however, as competitors with greater quantities of finished goods inventory on hand were able to continue selling products at prices that were in effect prior to the increase in metal prices. During the last quarter of 2000 and the first quarter of 2001, antimony product sales prices increased; and as a result, the Company anticipates the return to a higher level of gross profit.

         Combined care, maintenance and reclamation costs and exploration and evaluation costs at the Yellow Jacket property totaled $241,244 during 2000 compared to $200,867 in 1999. The increase during 2000 was due to the Company's increased reclamation activities during 2000 compared to 1999.

         During 1999, we updated and presented a Phase II reclamation plan to the U.S. Forest Service detailing plans for the final reclamation of the Yankee Fork Mill site. Based upon our analysis of costs required to implement the specific tasks in the Phase II plan, we reduced the Yankee Fork reclamation accrual by $70,000, to reflect our current estimate of costs required to complete reclamation tasks.

         During 2000, reclamation activities were at a standstill pending the completion of a biological assessment to be submitted to the National Marine Fisheries Service and the U.S. Fish and Wildlife Service.

         Under the regulatory jurisdiction of the U.S. Forest Service and subject to the operating permit requirements of the Montana Department of Environmental Quality, we have performed substantial environmental reclamation activities during 1999 and 2000 at our antimony processing site near Thompson Falls, Montana. These activities included installation of a PVC liner and a geotextile layer on two of the tailings ponds and the removal of approximately 25,000 yards of tailings material from a third pond. We made adjustments increasing our reclamation accruals by $51,150 and $25,615 in fiscal years 1999 and 2000, respectively, based upon management's revised estimates of costs to comply with regulatory requirements in effect during the respective years. We plan to line a storm water pond and construct a water treatment facility during 2001, thus fulfilling the majority of our environmental responsibilities at the Stibnite Hill Mine site.

         During the second quarter of 1999, we began final reclamation and closure at the Yellow Jacket property. Upon Yellow Jacket's closure, we estimated the required costs and time to perform closure activities, and adjusted the Yellow Jacket reclamation liability on a quarterly basis, re-instating the accrual as costs were incurred (a total of $73,893), to reflect our estimate reclamation and closure costs left to incur.

         During the third and fourth quarters of 1999 we began disassembly of the mill and mill buildings and removed tailings waste from the tailings ponds. In 2000, we evaluated progress on Yellow Jacket's closure and reclamation and continued to adjust the reclamation liability for costs as incurred (a total of $86,960) based upon labor and equipment cost experience in 1999 and our estimate of costs related to specific tasks yet-to-complete at year end.

         General and administrative expenses increased from $400,432 in 1999, to $631,869, an increase of $231,437 or approximately 58%. The increase in 2000 compared to 1999 was principally due to consulting expenses compensated with shares of the Company's common stock totaling approximately $150,000 and legal and accounting costs of approximately $64,000, associated with the filing of a registration statement with the Securities and Exchange Commission.

         Antimony sales expenses were $339,267 during 2000 and comparable to sales expenses of $337,309 during 1999. Management expects sales expenses to decrease in future periods based on restructuring efforts made to its sales staff during 2000.

         Interest expense of $157,145 in 2000 decreased compared to interest expense of $185,985 in 1999 primarily due to the conversion of certain debts to common stock in 2000. Interest and other income was $8,459 in 2000 and $12,190 in 1999. The decrease in interest and other income during 2000 was primarily due to decreased interest earnings on reclamation bonds, when bonds were released to the Company during 2000 as the Yellow Jacket property reclamation progressed.


         In 2000, the Company settled and extinguished a debt owed the Estate of Bobby C. Hamilton of approximately $1.5 million (see Financial Condition and Liquidity) through payment of $500,000 cash and issuance of 250,000 shares of the Company's restricted common stock. In connection with the settlement the Company recorded an extraordinary gain of $917,726. In 1999, the Company converted $682,397 of defaulted debenture principal and interest and $144,339 of principal and interest related to certain mining lease royalties (Judgments payable) into common stock of the Company. In connection with these conversions the Company recorded an extraordinary gain of $77,591, and an addition to paid-in-capital of 534,101.

Financial Condition and Liquidity at December 31, 2001


         At December 31, 2000, Company assets totaled $893,920, and there was a stockholders' deficit of $1,708,085. The stockholders' deficit decreased $475,110 from the prior year, primarily due to the conversion of debts to common stock. In order to continue as a going concern, the Company is dependent upon
(1) profitable operations from the antimony division, (2) additional equity financing, and (3) continued availability of bank financing. Without financing and profitable operations, the Company may not be able to meet its obligations, fund operations and continue in existence. There can be no assurance that management will be successful in its plans to improve the financial condition of the Company.

         Cash used by operations during 2000 was $791,089 compared to net cash provided by operations during 1999 of $59,986, a change of approximately $851,000. The change in cash used by operations in 2000 compared to cash provided by operations in 1999 was primarily due to the operating loss (before extraordinary item) of $985,425 in 2000 compared to the similar operating loss of $307,677 during 1999.

         Investing activities used $38,499 during 2000 compared to $76,417 used in 1999. Cash used in investing activities during both years related exclusively to purchases and construction of antimony plant and equipment.

         Financing activities provided $829,588 during 2000 compared to $16,431 of cash in 1999. Cash from financing activities in 2000 related principally to cash received from the sale of convertible debentures (and related warrants) and common stock sales. Cash provided during 1999 related primarily to cash received from bank financing.

         Other significant financial commitments for future periods will include:

                  *        Servicing notes payable to bank.

                  * Servicing convertible debenture interest and principal payments.

                  * Completion and maintenance of an evergreen registration statement for common shares held by certain shareholders.

                  * Keeping current on property, payroll, and income tax liabilities and accounts payable.

                  * Fulfilling responsibilities with environmental, labor safety and securities regulatory agencies.

         In an effort to improve USAC's financial condition, USAC's management, during the second quarter of 2000, negotiated the settlement of a debt of approximately $1.5 million owed the Estate of Bobby C. Hamilton (the "Estate"). USAC entered into a Settlement and Release of All Claims Agreement (the "Settlement Agreement") with the Estate on June 23, 2000. The Settlement Agreement extinguished the note payable to the Estate in exchange for a cash payment of $500,000 and the issuance of 250,000 shares of USAC's common stock.

         The cash payment to the Estate was financed by the issuance of $600,000 of Debentures pursuant to a financing agreement with Thomson Kernaghan and Co., Ltd., a Canadian investment banker. The financing agreement with Thomson Kernaghan provided, among other things, for the sale of up to $1,500,000 of USAC's convertible debentures to the investment banker and its affiliates. The debentures are convertible into common stock at a price per share equal to 75% of the average of the three lowest closing bid prices per share of USAC's common stock as reported by Bloomburg L.P. in the 20 trading days immediately preceding the closing date of the debenture sale or the conversion date, whichever is lower, but in any event not greater than $0.90 per share. The debentures are due two years from their issue date and accrue interest at 10% to be paid annually on each anniversary date of the issue. During 2000, USAC issued $675,000 of convertible debentures pursuant to the financing agreement. The maximum conversion price is $0.29125 per share. In connection with the debenture sale, USAC issued warrants to purchase 1,394,230 shares of common stock at $0.39 per share.


         The financing agreement required that USAC execute a registration rights agreement, binding USAC to prepare and file a registration statement with the Securities and Exchange Commission registering the resale of shares of common stock issuable upon conversion of the debentures and upon exercise of the related warrants, and to increase the number of its authorized but outstanding shares of common stock to accommodate the exercise of the warrants and conversion of the debentures. During 2000, USAC expended substantial resources in preparation of the registration statement; but as of the date of this report, the registration statement has not yet become effective. The registration rights agreement that USAC executed provides for certain liquidated damages to be payable to the debenture holders for the delay of the effectiveness of the registration statement. The liquidated damages are calculated as two percent (2%) per month of the aggregate value of the principal amount of the debentures outstanding combined with the aggregate exercise prices of the outstanding purchasers' and agent's warrants issued in connection with the convertible debentures, accrued on a daily basis subsequent to the registration deadline. Accordingly, the filing of an effective registration statement for the convertible debentures continues to be a significant priority of the Company.

         During 2000, the Company issued $247,922 of 10% convertible debentures (due December 2003) to John C. Lawrence, the Company's president and a director. The debentures were issued in exchange for various cash advances the Company had received for working capital purposes from Mr. Lawrence during the year. Also in December 2000, USAC issued two $50,000 10% convertible debentures (one $50,000 debenture being due November 22, 2003 and the second debenture being due December 12, 2003) to Al Dugan, a USAC shareholder and accredited investor, in exchange for $100,000 cash paid by Mr. Dugan and used for working capital purposes. The debentures issued to Mr. Lawrence and Mr. Dugan are convertible into USAC's common stock at a conversion price which is the lower of $0.31 per share or 75% of the average of the three lowest closing bid prices for USAC's common stock as quoted by Bloomberg L.P. in the 20 trading days immediately preceding the conversion date. In connection with the issuance of these debentures USAC issued warrants to Mr. Lawrence and Mr. Dugan to purchase 151,213 and 60,974 shares of common stock, respectively, at $0.41 per share.

         In 2000, the Company sold 782,511 shares of its common stock for $255,000, with 100,000 shares sold pursuant to the exercise of stock purchase warrants. Proceeds from stock sales were used to fund the Company's operations.

Results of Operations for the period ended June 30, 2001

         During the second quarter of 2001 the Company's sales of antimony products continued to be depressed due to a general slowdown of economic conditions being experienced by a majority of the Company's customers. During the first six months of 2001, approximately 31% of the Company's sales of antimony products were to an individual customer and approximately 16% of sales of antimony products were to a second individual customer, compared with approximately 22% of the Company's sales of antimony products to an individual customer during the six-month period ended June 30, 2000. During the second quarter of 2001, the Company's 75% owned subsidiary, Bear River Zeolite Company ("BRZ") delivered its first sales of zeolite, consisting of approximately 36 tons of crushed zeolite material at an average sales price of $74 per ton, or $2,655. To date, significant interest in BRZ's zeolite products has been expressed by several potential users, and management believes the BRZ will be an important contribution to the Company's business in the near future. During the second quarter of 2001, the Company continued pursuing the preparation and filing of a registration statement to register shares of common stock and warrants relating to a financing arrangement entered into with Thomson Kernaghan and Co., Ltd. during 2000.

         During the second quarter of 2001, reclamation work at the Company's Yellow Jacket mine site recommenced and substantial progress was made in reclamation of the pit area. As a result of the reclamation work performed, the Company expects to receive funds from the release of reclamation bonds held by regulating agencies during the third quarter of 2001.

     For the three-month period ended June 30, 2001 compared to the three-month period ended June 30, 2000

         The Company's operations resulted in a net loss of $238,083, or $0.01 per basic weighted average share outstanding, for the three-month period ended June 30, 2001 compared with a net loss of $236,029 or $0.01 per basic weighted average share outstanding for the three-month period ended June 30, 2000. The increase in loss for the second quarter of 2001 compared to the similar quarter of 2000 is primarily due to: 1) decreased antimony product sales and corresponding decreases in gross profit (due to slowing economic conditions) 2) legal and accounting expenses associated with the preparation of a registration statement pursuant to a financing agreement with Thomson Kernaghan and Co., Ltd. ("TK") and, 3) development, production and start-up costs relating to the Company's newly formed 75% owned subsidiary, Bear River Zeolite.

         Total revenues from antimony product sales for the second quarter of 2001 were $1,076,909 compared with $1,190,413 for the comparable quarter of 2000, a decrease of $113,504. Sales of antimony products during the second quarter of 2001 consisted of 1,184,110 pounds at an average sale price of $0.91 per pound. During the second quarter of 2000 sales of antimony products consisted of 1,312,372 pounds at an average sale price of $0.91 per pound. Costs of antimony production and costs of freight and delivery were $821,401 and $118,921, or $0.69 and $0.10 per pound sold, respectively, for the three-month period ended June 30, 2001 as compared to costs of antimony production and costs of freight and delivery of $995,888 and $142,363, or $0.76 and $0.11 per pound sold, respectively, for the three-month period ended June 30, 2000. The decrease in cost of antimony production per pound during the first quarter of 2001 as compared to the first quarter of 2000, resulted from a corresponding decrease in antimony metal prices.


         During the second quarter of 2001, the Company incurred expenses totaling $119,425 associated with its newly formed 75% owned subsidiary, Bear River Zeolite Company ("Bear River Zeolite" or "BRZ"). No such costs were incurred during the second quarter of 2000, as the subsidiary did not yet exist. In addition to the second quarter Bear River Zeolite production, start-up and development expenses, the Company capitalized $40,613 in BRZ plant construction costs during the second quarter of 2001.

         Care, maintenance, and reclamation costs at the Company's Yellow Jacket property decreased from $50,105 during the second quarter of 2000 to $2,500 during the second quarter of 2001. The decrease was primarily due to the decrease of accrued reclamation cost adjustments during the second quarter of 2001, and the property nearing its final reclamation phase.

         General and administrative expenses were $156,921 during the second quarter of 2001, compared to $91,351 during the second quarter of 2000. The increase in general and administrative costs during the second quarter of 2001 compared to the same quarter of 2000 was principally due to legal costs related to the preparation of a registration statement of approximately $48,000 that were accrued during the second quarter of 2001, and no such accrual during the comparable period of 2000.

         Sales expenses were $34,342 during the second quarter of 2001 compared with $84,286 in the second quarter of 2000. The decrease was due to management's restructuring of its sales staff with less costly and fewer employees.

         Interest expense was $41,714 during the second quarter of 2001, and was comparable to interest expense of $40,129 incurred during the second quarter of 2000. Included in interest expense during the second quarter of 2001 was $25,575 accrued on debentures payable and $3,161 of amortized debenture discounts.

         Accounts receivable factoring expense was $23,911 during the second quarter of 2001 and was comparable to $24,827 of factoring expense incurred during the second quarter of 2000. Interest income decreased from $2,507 during the second quarter of 2000 to $1,488 during the second quarter of 2001 due to a corresponding decrease in reclamation bonds held during 2001.

     For the six-month period ended June 30, 2001 compared to the six-month period ended June 30, 2000

         The Company's operations resulted in a net loss of $503,389, or $0.03 per basic weighted average share outstanding, for the six-month period ended June 30, 2001 compared with a net loss of $466,889 or $0.03 per basic weighted average share outstanding for the six-month period ended June 30, 2000.

         Total revenues from antimony product sales for the six-month period ended June 30, 2001 were $2,038,040 compared with $2,363,463 for the comparable period of 2000, a decrease of $325,423. The major factor in the decrease in sales of antimony products during the six-month period ended June 30, 2001, compared to the same period of 2000, is substantially decreased sales volume experienced in the first quarter of 2001. Sales of antimony products during the six-month period ended June 30, 2001, consisted of 2,129,434 pounds at an average sale price of $0.96 per pound. During the six-month period ended June 30, 2000, sales of antimony products consisted of 2,559,961 pounds at an average sale price of $0.92 per pound. Costs of antimony production and costs of freight and delivery were $1,623,769 and $222,535, or $0.76 and $0.10 per pound sold, respectively, for the six-month period ended June 30, 2001, as compared to costs of antimony production and costs of freight and delivery of $1,844,043 and $243,977, or $0.72 and $0.09 per pound sold, respectively, for the six-month period ended June 30, 2000. The increase in sales price and cost of antimony production per pound during the six months ended June 30, 2001, is due to a corresponding increase in antimony metal prices.


         During the six-month period ended June 30, 2001, the Company incurred expenses totaling $165,668 associated with Bear River Zeolite. No such costs were incurred during the six-month period ended June 30, 2000, as the subsidiary did not yet exist.

         Care, maintenance, and reclamation costs at the Company's Yellow Jacket property decreased from $77,906 during the six-month period ended June 30, 2000 to $2,860 during the six-month period ended June 30, 2001. The decrease was primarily due to the decrease of accrued reclamation cost adjustments during the six-month period ended June 30, 2001, and the property nearing its final reclamation phase.

         General and administrative expenses were $330,608 during the six-month period ended June 30, 2001, compared to $344,195 during the six-month period ended June 30, 2000. Included in general and administrative expenses during the six-month period ended June 30, 2000, were $153,000 of expenses relating to financial consulting services provided the Company during the first quarter of 2000. General and administrative expenses during the six-month period ended June 30, 2001, included legal costs relating primarily to the preparation of a registration statement of approximately $94,000. Also included in general and administrative costs during the six-month period ended June 30, 2001 was $70,000 related to the accrual of late filing penalties associated with the registration statement.

         Sales expenses were $72,838 during the six-month period ended June 30, 2001, compared with $194,351 during the six-month period ended June 30, 2000. The decrease was due to management's restructuring of its sales staff, with less costly and fewer employees.

         Interest expense was $81,600 during the six-month period ended June 30, 2001, and was comparable to interest expense of $81,239 incurred during the six-month period ended June 30, 2000. Included in interest expense during the six-month period ended June 30, 2001 was $51,150 accrued on debentures payable and $6,322 of amortized debenture discounts.

         Accounts receivable factoring expense was $47,175 during the six-month period ended June 30, 2001 and was comparable to $49,288 of factoring expense incurred during the six-month period ended June 30, 2000. Interest income decreased from $4,647 during the six-month period ended June 30, 2000 to $2,969 during the same period of 2001 due to a corresponding decrease in reclamation bonds held during 2001.

Financial Condition and Liquidity at June 30, 2001

         At June 30, 2001, Company assets totaled $882,429, and there was a stockholders' deficit of $2,059,674. The stockholders' deficit increased $351,589 from December 31, 2000, primarily due to the net loss incurred during 2001. At June 30, 2001, the Company's total current liabilities exceeded its total current assets by $1,231,396. Due to the Company's operating losses, negative working capital, and stockholders' deficit, the Company's independent accountants included a paragraph in the 2000 financial statements relating to a going concern uncertainty. To continue as a going concern the Company must generate profits from its antimony and zeolite sales and acquire additional capital resources through the sale of its securities or from short and long-term debt financing. Without financing and profitable operations, the Company may not be able to meet its obligations, fund operations and continue in existence. While management is optimistic there can be no assurance that the Company will be able to sustain profitable operations and meet its financial obligations.

         The Company has up to $825,000 available in additional borrowings from the sale of convertible debentures under a financing agreement with a Canadian investment banking firm, should it decide to utilize such. Management is also optimistic about the prospect of future cash flows that may be generated from its Bear River subsidiary.

         Cash used by operating activities during the first six months of 2001 was $173,393, and resulted primarily from the six-month loss of $503,389 as adjusted by decreasing inventories, increasing accounts payable, the non-cash effects of depreciation and amortization, and changes in other current assets and liabilities.

         Cash used in investing activities during the first six months of 2001 was $92,689, of which $78,923 related to construction of capital assets to be used at the Bear River Zeolite facility, and the majority of the remaining expenditures related to improving the Company's propane fuel storage facilities.

         The Company was able to fund its operating loss and its acquisition of plant and equipment for the six-month period ended June 30, 2001, from net cash provided from financing activities of $266,082. During the six-month period ended June 30, 2001, $149,300 was generated from sales of 746,500 shares of unregistered common stock and warrants. Net borrowings from a bank provided $68,770 of cash during the first six months of 2001 and net advances from an accounts receivable factoring company provided $34,691 during the first six months of 2001. John C. Lawrence, the Company's president and a director, had also advanced a net amount of $40,000 to the Company during the six-month period ended June 30, 2001.

         We anticipate funding our operations through additional sales of common stock and debt financing in 2001. We believe that we will have additional financial resources from increasing gross profits from our antimony business and sales of zeolite from our newly formed Bear River Zeolite Company subsidiary.

         A dispute with Thomson Kernaghan and Co. Limited concerning a possible claim for late registration penalties under the financing agreement has been settled by our June 19, 2001 agreement to issue ratably to our debenture holders and to register for resale an additional 240,343 shares of common stock.

                             DESCRIPTION OF PROPERTY

Antimony Division

         Our principal plant and mine are located in the Burns Mining District, Sanders County, Montana, approximately 15 miles west of Thompson Falls, Montana. We hold 2 patented mill sites and 12 patented lode mining claims covering 192 acres. The lode claims are contiguous within two groups.

         Antimony mining and milling operations were curtailed during 1983 due to continued declines in the price of antimony. We are currently purchasing foreign raw antimony materials and continues to produce antimony metal, oxide and sodium antimonate from our antimony processing facility near Thompson Falls, Montana.

Gold Division

     Yankee Fork Mining District.

                  Estes Mountain. The Estes Mountain properties consist of 2 patented lode mining claims in the Yankee Fork Mining District of Custer County, Idaho. These claims are located approximately 12 miles from our former Preachers Cove Mill.

                  Preachers Cove Millsite. We had a 150-ton per day gravity and flotation mill located approximately 50 miles west of Challis, Idaho and 19 miles northeast of Stanley, Idaho on the Yankee Fork of the Salmon River at Preachers Cove. The mill also had a cyanide leach plant for the processing of concentrates into dore bullion. The plant has been dismantled and the property is nearing final reclamation.

     Yellow Jacket Mining District

         The Yellow Jacket property consisted of 12 patented and various unpatented lode mining claims located in the Yellow Jacket Mining District of Lemhi County, Idaho, approximately 70 miles southwest of Salmon, Idaho. In 1996, our personnel determined that the existing mineral resource was not economical to mine without additional operating capital and an increase in current metals prices. Accordingly, production operations at the Yellow Jacket property were suspended and the mine placed on a care-and-maintenance status. Subsequent to 1996, we engaged in underground exploration activities at the property. During the second quarter of 1999, due to depressed precious metal prices and the absence of a discovery of mineralized material that could be economically mined, we abandoned our leasehold interests in the Yellow Jacket property and began final reclamation and closure activities. (See "Description of Business-Environmental Matters.")

Zeolite Division

         We own 75% of Bear River Zeolite Company ("BRZ"), an Idaho corporation incorporated on June 1, 2000. BRZ has entered into a ten-year mining lease with Webster Farm, L.L.C. The lease entitles BRZ to surface mine and process zeolite on property located in Preston, Idaho in exchange for a royalty payment. The royalty is a percentage of the unprocessed ore sale price which varies between 5%-7%. The minimum annual royalty during the first five years is $1,000. The royalty is also payable on zeolite mined on adjacent Bureau of Land Management ("BLM"), ground on which BRZ has located five additional BLM claims, if BRZ accesses those claims across the leased property. BRZ is currently constructing a processing plant on the property. Mining and processing equipment will be leased to BRZ by us; and we will advance development and start-up costs. Production and sale of zeolite is not expected to contribute materially to our operating revenues in the near future.


                        DIRECTORS AND EXECUTIVE OFFICERS

                                                   Affiliation
         Name                       Age              with us                            Expiration of Term

         John C. Lawrence           62             Chairman, President, Secretary,      Annual meeting
                                                   and Treasurer; Director

         Robert A. Rice             76             Director                             Annual meeting

         Leo Jackson                59             Director                             Annual meeting

         Gary D. Babbitt            54             Director                             Annual Meeting

Business Experience of Directors and Executive Officers

         John C. Lawrence. Mr. Lawrence has been the President and a Director since our inception. Mr. Lawrence was the President and a Director of AGAU Mines, Inc., our corporate predecessor, since the inception of AGAU Mines, Inc., in 1968. He is a member of the Society of Mining Engineers and a recipient of the Uuno Sahinen Silver Medallion Award presented by Butte Tech, University of Montana.

         Robert A. Rice. Mr. Rice is a metallurgist, having been employed by the Bunker Hill Company, a wholly owned subsidiary of Gulf Resources and Chemical Corporation at Kellogg, Idaho, as Senior Metallurgist and Mill Superintendent until his retirement in 1965. Mr. Rice has been a Director since 1975.

         Leo Jackson. Mr. Jackson is a resident of El Paso, Texas. For the past 15 years, he has been a principal owner and the President of Production Minerals, Inc., a company which has an indirect 25% interest in the stock of USAMSA. Mr. Jackson is the principal owner of Minera de Roja, S.A. de C.V., and has been involved in the production and marketing of industrial minerals such as fluorspar and celestite in the United States and Mexico for 25 years. Mr. Jackson speaks fluent Spanish and has a BBA degree from the Sul Ross State University in Texas. Mr. Jackson has been a Director since February 1999.

         Gary D. Babbitt. Mr. Babbitt is a partner in the Boise, Idaho law firm of Hawley Troxell Ennis and Hawley LLP, and has served as our legal counsel for several years. Mr. Babbitt concentrates his law practice in commercial litigation, environmental matters and mining law. He is a member of the Society of Mining Engineers, a director of the Idaho Mining Association, and a trustee of the Rocky Mountain Mineral Law Foundation. Mr. Babbitt was appointed as a director when the Board expanded to four members in November 2000.

         We are not aware of any involvement by our directors or executive officers during the past five years in legal proceedings that are material to an evaluation of the ability or integrity of any director or executive officer.

         Board Meetings and Committees. Our Board of Directors held twelve (12) regular meetings during the 2000 calendar year. Each incumbent director attended at least 75% of the meetings held during the 2000 calendar year, in the aggregate, by the Board and each committee of the Board of which he was a member. Our Board of Directors does not have a Compensation Committee, or a Nominating Committee.

         In June of 2001, our Board of Directors established an Audit Committee.

         Board Member Compensation. We pay directors' fees in the form of 6,000 shares of our common stock per year per director. Directors are also reimbursed reasonable out-of-pocket expenses in connection with attending meetings.

         Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 requires that our directors and executive officers and the holders of 10% or more of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and stockholders holding more than 10% of our common stock are required by the regulation to furnish us with copies of all Section 16(a) forms they have filed.

         Based solely on our review of copies of Forms 3, 4, and 5 furnished to us, Mr. Lawrence timely filed Form 4 reports during 2000 and timely filed a Form 5 annual report with covering the 2000 fiscal year. Mr. Babbitt is late filing a Form 5 report for the 2000 fiscal year. We do not know if Mr. Rice and Mr. Jackson timely filed, during 2000, Form 4 reports reporting receipt of annual stock compensation or Form 5 annual reports for the 2000 fiscal year. We do not know if A.W. Dugan, a shareholder who became a 10% beneficial owner during 2000, timely filed Form 3 or Form 4 reports during 2000, or timely filed a Form 5 report for the 2000 fiscal year.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding beneficial ownership of our common stock as of June 30, 2001 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Unless otherwise stated, each person's address is c/o United States Antimony Corporation, P.O. Box 643, 1250 Prospect Creek Road, Thompson Falls, Montana 59873.

                           Name and Address of                Amount and Nature of                       Percent of
Title of Class             Beneficial Owner(1)                Beneficial Ownership                         Class

Common stock               The Maguire Family and                      1,501,898(2)                          7.78 (1)
                           related entities as a group
                           c/o Walter L. Maguire, Sr.
                           P.O. Box 129
                           Keller, VA 23401
------------------------------------------------------------------------------------------------------------------------------------
Common stock               The Dugan Family                            2,863,072(4)                          13.67 (1)
                           c/o A. W. Dugan
                           1415 Louisiana Street, Suite 3100
                           Houston, TX 77002
------------------------------------------------------------------------------------------------------------------------------------
Common stock               Thomson Kernaghan and Co Limited(6)           291,025(5)                           1.51 (1)
                           365 Bay Street
                           Toronto, Ontario M5H 2V2
                           CANADA
------------------------------------------------------------------------------------------------------------------------------------
Preferred Series A         A. Gordon Clark, Jr.                            4,500(7)                            100.0
stock                      2 Musket Trail
                           Simsbury, CT 06070
------------------------------------------------------------------------------------------------------------------------------------
Preferred Series C         Walter L. Maguire, Sr.                         49,091(7)                              27.6
stock                      P.O. Box 129
                           Keller, VA 23401
------------------------------------------------------------------------------------------------------------------------------------
Preferred Series C         Richard A. Woods                               48,305(7)                              27.2
stock                      59 Penn Circle West
                           Penn Plaza Apts.
                           Pittsburgh, PA 15206
------------------------------------------------------------------------------------------------------------------------------------
Preferred Series C         Dr. Warren A. Evans                            48,305(7)                               27.2
stock                      69 Ponfret Landing Road
                           Brooklyn, CT 06234
------------------------------------------------------------------------------------------------------------------------------------
Preferred Series C         Edward Robinson                                32,203(7)                               18.1
stock                      1007 Spruce Street 1st Floor
                           Philadelphia, PA 19107
------------------------------------------------------------------------------------------------------------------------------------
Common stock               John C. Lawrence                            3,537,827(3)                                17.9
------------------------------------------------------------------------------------------------------------------------------------
Common stock               Robert A. Rice                                217,762                                    1.17
------------------------------------------------------------------------------------------------------------------------------------
Common stock               Leo Jackson                                    60,700                                    Nil
------------------------------------------------------------------------------------------------------------------------------------
Common stock               Gary D. Babbitt                                 5,967                                    Nil
                                                                       ------------                                 ---
------------------------------------------------------------------------------------------------------------------------------------
Common stock               All Directors and executive
                           officers as a group
                           (4 persons)                                 3,822,256                                   19.07
                                                                       ---------                                   -----
------------------------------------------------------------------------------------------------------------------------------------

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of June 30, 2001 are deemed outstanding for computing the percentage of the person holding options or warrants but are not deemed outstanding for computing the percentage of any other person. Percentages are based on a total of 19,134,564 shares of common stock, 4,500 shares of Series A Preferred Stock and 177,904 shares of Series C Preferred Stock outstanding on June 30, 2001, and the shares issuable upon the exercise of options and warrants exercisable on or within 60 days of June 30, 2001, as described below.

(2) Includes 1,007,843 shares owned by the Maguire Foundation; 129,000 shares owned by Walter L. Maguire, Sr.; 45,500 shares owned by Walter L. Maguire, Trustee; 219,555 shares owned by Walter
         L. Maguire, Jr.; and warrants issued to donees of Walter
         L. Maguire, Sr. to purchase 100,000 shares of common stock. Excludes 1,003,409 shares owned by the 1934 Maguire Trust.

(3) Includes 2,336,640 shares of common stock, warrants to purchase 401,213 shares of common stock, and 799,974 shares issuable upon the conversion of the principal balance of convertible debentures into common stock at $0.31 per share. Excludes 75,000 shares owned by Mr. Lawrence's sister, as to which Mr. Lawrence disclaims beneficial ownership.

(4) Includes 316,667 shares owned by A.W. Dugan; 183,333 shares owned by Lydia Dugan; 1,631,440 shares, in the aggregate, owned by companies owned and controlled by A.W. Dugan; warrants issued to Mr. Dugan to purchase 409,051 shares of common stock; and 322,581 shares issuable upon the conversion of the principal balance of convertible debentures into common stock at $0.31 per share. The debenture conversion price is the lower of $.31 per share or 75% of the average of the three lowest closing bid prices during the 20 trading days prior to the conversion date. If the actual conversion price is less than $.31 per share, the debenture holder will be entitled to a greater number of common shares upon conversion.

(5) Includes 141,025 warrants each to purchase one share of common stock at $.39 per share beneficially owned by CALP II LP and Striker Capital, Ltd. and 150,000 shares owned beneficially, and of record, by Thomson Kernaghan and Co. Limited. CALP II LP, Striker Capital, Ltd. and Thomson Kernaghan and Co. Limited are under the common control of Mark Valentine, Chief Executive Officer of Thomson Kernaghan and Co., Limited, who has authority to vote and dispose of the shares beneficially owned by each of them. Does not include 384,543 shares issuable upon exercise of warrants at $.39 per share and 192,272 shares issuable upon exercise of warrants at $.39 per share owned by Ian McKinnon and Michelle McKinnon respectively. Ian McKinnon is the father of Michelle McKinnon both of whom were employees of Thomson Kernaghan and Co. Limited and have represented that they are not controlled by, controlling, or under common control of Thomson Kernaghan and Co. Limited.

(6) By Agreement effective July 11,2000,Thomson Kernaghan and Co., Limited purchased, as agent for other investors, $675,000 principal amount of convertible debentures, an agent's warrant to purchase 961,358 shares of Company's common stock at $.39 per share and a purchaser's warrant to purchase 432,692 shares of Company's common stock at $.39 per share. The debentures are convertible into common stock at the lower of $0.29125 per share or 75% of the average of the lowest closing bid prices during the 20 trading days preceding the conversion date. Thomson Kernaghan and Co., Limited is the beneficial owner of 150,000 shares of Company's common stock and disclaims beneficial ownership of the debentures, warrants and shares issuable upon conversion or exercise. Further, Thomson Kernaghan has advised the Company that, except as indicated in note (5), it is not a member of a group, as defined in ss. 13(d) of the Securities and Exchange Act of 1934, which owns 5% or more of Company's common stock.

(7) The outstanding Series A and Series C preferred shares carry voting rights.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Described below are transactions during the last two years to which we are a party and in which any of our directors or executive officer or any beneficial owner of five percent (5%) or more of any class of our voting securities or relatives of our directors, executive officers or five percent (5%) beneficial owners has a direct or indirect material interest. See also transactions described in notes 4, 7, 9, 12, 14 and 17 to our Financial Statements as of December 31, 2000. o Leo Jackson, a director, is a principal owner and president of Production Minerals, Inc., a company which indirectly owns
         25% of the stock of USAMSA.  We own 50% of the stock of USAMSA.
o We reimburse John C. Lawrence, a director and Chief Executive Officer, for operational and maintenance expenses incurred in connection with our use of equipment owned by Mr. Lawrence, including welding trucks, backhoes, and an aircraft. Amounts for 2000 totaled $29,709. See note 9 to our 2000 Financial Statements. During the six months ended June 30, 2001, we reimbursed Mr. Lawrence $26,489 for these expenses.
o On July 11, 2001, we sold Gary Babbitt, a director, 45,000 shares of our common stock and issued warrants to purchase 22,500 shares of common stock, for $0.20 per share or $9,000. The warrants are exercisable at $0.35 per share and expire July 11, 2004.
o        At June 30, 2001,  we owed a legal fee in the amount of $121,582 to
         our outside firm in which Gary Babbitt,  a director,  is a   partner.
o Effective December 12, 2000, we issued our 10% convertible debenture in the principal amount of $100,000 due December 12, 2003 to John C. Lawrence, a director, president and shareholder. During the fourth quarter of 2000, we issued our 10% convertible debenture in the principal amount of $50,000 due
         December 2003 to A.W. Dugan, a shareholder of the company and an accredited investor. On December 5, 2000 we issued our 10% convertible debenture due December 31, 2003 to John C.
         Lawrence, a director, president and shareholder of the company, in the principal amount of $147,992. The conversion price of these debentures is based on market prices at the time of conversion, but not greater than $0.31 per shares. We also issued related warrants to Mr. Lawrence and Mr. Dugan for 151,213 shares and 60,974 shares, respectively, of our common stock exercisable for five years at $0.41 per share.
o On June 26, 2001, we sold Delaware Royalty, which is an affiliate of A.W. Dugan, a stockholder and an accredited investor, 100,000 shares of our common stock and issued warrants to purchase 50,000 shares of common stock, for $0.20 per share or $20,000. The warrants are exercisable at $0.35 per share and expire June 26, 2004.
o On May 25, 2001, we sold Delaware Royalty, which is an affiliate of A.W. Dugan, a stockholder and an accredited investor, 200,000 shares of our common stock and issued warrants to purchase 100,000 shares of common stock, for $0.20 per share or $40,000. The warrants are exercisable at $0.35 per share and expire May 25, 2004.
o On August 28, 2000, we authorized the issuance of 21,611 shares of common stock to John C. Lawrence, a director and Chief Executive Officer, and 934 shares of common stock to Robert A. Rice, a director. Mr. Lawrence and Mr. Rice were entitled to receive these shares upon conversion of Series C Preferred Stock in 1999. These shares were not issued at the time of conversion because our calculation of the number of conversion shares inadvertently failed to account for the impact of the anti-dilution provisions of the Series C preferred stock, which were triggered by our issuance of common stock for less than the Series C conversion price. These shares are being issued retroactively to the date of conversion of the Series C Preferred Stock, August 5, 1999. The adjusted conversion price was $0.5419 per share.
o        On August 25, 2000, we sold 257,511 shares of our common stock to A.W.
         Dugan, a stockholder and accredited investor, for $0.29125 per share or $75,000 and issued to Mr. Dugan warrants exercisable at $0.39 per share to purchase 48,077 shares of common stock. The warrants expire August 25, 2002.
o On July 12, 2000, we sold 100,000 shares of our common stock to Nortex Corporation, a company controlled by A.W. Dugan, a stockholder and accredited investor, for cash totaling $25,000, or $0.25 per share.
o On July 11, 2000, we issued our 10% Convertible debentures due June 30, 2002 to Thomson Kernaghan and Co. Limited in the principal amount of 600,000, together with a Purchaser's Warrant for 384,615 shares and an Agent's Warrant for 961,358 shares of our common stock exercisable for five years at $0.39 per share. We subsequently agreed to issue an additional $75,000 principal amount of these 10% convertible debentures, together with an additional Purchaser's Warrant for 48,077 shares of our common stock. The debenture conversion price is based on market prices at the time of conversion but not greater than $0.29125 per share.
o John C. Lawrence, a director and Chief Executive Officer, advanced us $141,243, in the aggregate, for working capital in April and July 2000. In December 2000, the principal and accrued interest on this obligation were exchanged for a 10% convertible debenture in the principal amount of $147,992. During the first six months of 2001, Mr. Lawrence advanced the Company $50,000 for working capital purposes. At June 30, 2001 $40,000 of these advances were still owing.
o On March 17, 2000, we issued to Thomson Kernaghan and Co. Limited, which subsequently and for a period of time became the beneficial owner of more than five percent of our common stock, 150,000 shares of common stock pursuant to our 2000 Stock Plan, in consideration of financial consulting services including the preparation and analysis of our financial condition and financing options.
o        On March 16, 2000, we issued 100,000 shares of our common stock to A.W.
         Dugan, a stockholder and accredited investor, for cash totaling $25,000, upon exercise of previously granted warrants to purchase common stock for $0.25 per share.
o On February 2, 2000, we sold 125,000 shares of our common stock to Delaware Royalty Company, Inc., a company controlled by A.W. Dugan, a stockholder and accredited investor, for cash totaling $50,000 or $0.40 per share.
o On January 3, 2000, we agreed to issue to A.W. Dugan, a principal shareholder, warrants to purchase 300,000 shares of our common stock in consideration of financial consulting services rendered by Mr. Dugan and valued at $10,000. The warrants are exercisable at $0.25 per share and expire January 25, 2003.


                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The Securities and Exchange Commission requires the following table setting forth for fiscal years ending December 31, 2000, 1999 and 1998, the compensation paid by us to our principal executive officer.

-------------------------- ------ ----------------------------------- ---------------------------------------------

                                         Annual Compensation                     Long-Term Compensation
-------------------------- ------ ----------------------------------- ---------------------------------------------
-------------------------- ------ ----------- ------- --------------- --------------------- -----------------------

                                                                             Awards                Payouts
-------------------------- ------ ----------- ------- --------------- --------------------- -----------------------
-------------------------- ------ ----------- ------- --------------- ---------- ---------- ---------- ------------
-------------------------                                             Restricted Securities
                                                      Other Annual    Options/   Underlying All        All Other
Name and Principal         Year   Salary      Bonus   Compensation(1) Awards(3)  LTIP SARs  Other      Compensation
Position                                                                                    Payouts
-------------------------- ------ ----------- ------- --------------- ---------- ---------- ---------- ------------
-------------------------- ------ ----------- ------- --------------- ---------- ---------- ---------- ------------

John C. Lawrence,          2000   $81,000     N/A         $4,154       $3,250      None       None        None
President
-------------------------- ------ ----------- ------- --------------- ---------- ---------- ---------- ------------
-------------------------- ------ ----------- ------- --------------- ---------- ---------- ---------- ------------

John C. Lawrence,          1999   $72,000     N/A         $4,154        $720       None       None        None
President
-------------------------- ------ ----------- ------- --------------- ---------- ---------- ---------- ------------
-------------------------- ------ ----------- ------- --------------- ---------- ---------- ---------- ------------

John C. Lawrence,          1998   $72,000     N/A         $4,154        $844       None       None        None
President
-------------------------- ------ ----------- ------- --------------- ---------- ---------- ---------- ------------

(1)      Represents earned but unused vacation.
(2)      Increased to $96,000 beginning August 1, 2000.
(3) These figures represent the fair values, as of the date of issuance, of the annual Director's fee payable to Mr. Lawrence in the form of shares of our restricted common stock.


                                LEGAL PROCEEDINGS

         Except as discussed in "Description of Business - Environmental Matters", there are no material legal proceedings to which we are currently a party or to which our property is subject.


                                  LEGAL MATTERS

         The validity of the issuance of our securities offered by this prospectus has been passed upon for us by Sonfield and Sonfield, Houston, Texas.


                                     EXPERTS

         The consolidated balance sheets of United States Antimony Corporation as of December 31, 1999 and December 31, 2000 and the related consolidated statements of operations for the years then ended included in this prospectus s have been audited by Decoria, Maichel and Teague P.S., independent auditors, as stated in their report, which is included in this prospectus in reliance upon the report of the firm given upon their authority as experts in accounting and auditing.




                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual reports, quarterly reports and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission (SEC). In addition, we have filed with the SEC a Registration Statement on Form SB-2 under the Securities Act of 1933 with respect to our common stock offered in this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to that registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and its exhibits and schedules. With respect to statements contained in this prospectus as to the contents of any contract or other document, reference is made to the copy of that contract or document filed as an exhibit to the registration statement .

         You may read and copy materials that we have filed with the SEC, including the registration statement, at the following SEC Public Reference
Room:

                                            450 Fifth Street, N.W.
                                            Room 1024
                                            Washington, D.C.  20549

         You can call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. Copies of our filings with the SEC are also available to the public through the SEC's Internet website at http:\\www.sec.gov.



                          INDEX TO FINANCIAL STATEMENTS


FINANCIAL STATEMENTS AS OF December 31, 2000 and 1999 (AUDITED)

Independent Auditor's Report...................................................2

Consolidated Balance Sheets....................................................3

Consolidated Statements of Operations..........................................4

Consolidated Statements of Changes in Stockholders' Deficit....................5

Consolidated Statements of Cash Flows..........................................6

Notes to Consolidated Financial Statements..................................8-22



FINANCIAL STATEMENTS AS OF JUNE 30, 2001 (UNAUDITED)

Consolidated Balance Sheets...................................................23

Consolidated Statements of Operations.........................................24

Consolidated Statements of Cash Flows.........................................25

Notes to Consolidated Financial Statements.................................26-27





                          INDEPENDENT AUDITOR'S REPORT


The Board of Directors and Stockholders of
United States Antimony Corporation

We have audited the accompanying consolidated balance sheets of United States Antimony Corporation and its subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of United States Antimony Corporation and its subsidiaries as of December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has negative working capital, an accumulated deficit and total stockholders' deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 20. to the consolidated financial statements, the Company has restated certain amounts in its previously reported consolidated financial statements for the year ended December 31, 1999.




Spokane, Washington
March 22, 2001, except for Note 20.
which is as of October 19, 2001



                                      F-2





United States Antimony Corporation and Subsidiaries
Consolidated Balance Sheets
December 31, 2000 and 1999

                                                                                     2000                 1999
                                                                                                            (as restated)

                           ASSETS
Current assets:
   Restricted cash                                                                  $         8,518  $              227
   Inventories                                                                              221,457             276,599
   Accounts receivable, less allowance
   for doubtful accounts of $30,000 and $50,000                                             119,568              60,205
                                                                                    ---------------  ------------------
              Total current assets                                                          349,543             337,031

Investment in USAMSA                                                                        111,088             111,088
Properties, plants and equipment, net                                                       246,250             341,417
Restricted cash for reclamation bonds                                                       123,250             178,986
Deferred financing charges, net                                                              63,789
                                                                                    ---------------  ------------------
              Total assets                                                          $       893,920  $          968,522
                                                                                    ===============  ==================



                           LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
   Checks issued and payable                                                        $       107,133  $           45,544
   Accounts payable                                                                         429,654             467,596
   Accrued payroll and property taxes                                                       241,588             263,667
   Accrued payroll and other                                                                 89,680             132,464
   Judgment payable                                                                          43,480              40,645
   Accrued interest payable                                                                  47,324              14,640
   Due to related parties                                                                    10,307               8,128
   Notes payable to bank, current                                                           150,625             160,395
   Note payable to Bobby C. Hamilton, current                                                                    87,596
   Accrued reclamation costs, current                                                        80,000             256,000
                                                                                    ---------------  ------------------
              Total current liabilities                                                   1,199,791           1,476,675

Debentures payable, net of discount                                                         997,449
Notes payable to bank, noncurrent                                                           205,377             165,570
Note payable to Bobby C. Hamilton, noncurrent                                                                 1,450,785
Accrued reclamations costs, noncurrent                                                      199,388              58,687
                                                                                    ---------------  ------------------
              Total liabilities                                                           2,602,005           3,151,717
                                                                                    ---------------  ------------------

Commitments and contingencies (Notes 1 and 18) Stockholders' deficit:
   Preferred stock, $.01 par value, 10,000,000 shares authorized:
        Series A: 4,500 shares issued and outstanding
           (liquidation preference $110,250)                                                     45                  45
        Series B: 750,000 shares issued and outstanding
           (liquidation preference $802,500)                                                  7,500               7,500
        Series C: 177,904 and 205,996 shares issued and outstanding
           (liquidation preference $97,847)                                                   1,779               2,060
   Common stock, $.01 par value, 30,000,000 and 20,000,000 shares
      authorized; 18,375,564 and 16,900,252 shares issued and outstanding                   183,755             169,003
   Additional paid-in capital                                                            15,352,386          14,824,048
   Accumulated deficit                                                                  (17,253,550)        (17,185,851)
                                                                                    ---------------  ------------------
              Total stockholders' deficit                                                (1,708,085)         (2,183,195)
                                                                                    ---------------  ------------------
              Total liabilities and stockholders' deficit                           $       893,920  $          968,522
                                                                                    ===============  ==================




                 The accompanying notes are an integral part of
                        these financial statements.


United States Antimony Corporation and Subsidiaries
Consolidated Statements of Operations

For the years ended December 31, 2000 and 1999

                                                                                           2000                1999
                                                                                                            (as restated)

Revenues:
   Sales of antimony products and other                                             $     5,016,661  $        4,710,278

   Cost of antimony production                                                            4,037,289           3,511,097
   Freight and delivery                                                                     506,482             323,003
                                                                                    ---------------  ------------------

Gross profit                                                                                472,890             876,178
                                                                                    ---------------  ------------------

Other operating expenses:
   Exploration and evaluations                                                                                   53,985
Reclamation-antimony                                                                         25,615              51,150
   Care, maintenance, and reclamation-Yellow Jacket                                         241,244             146,882
   General and administrative                                                               631,869             400,432
   Sales expenses                                                                           339,267             337,309
                                                                                    ---------------  ------------------
                                                                                          1,237,995             989,758
                                                                                    ---------------  ------------------
Other (income) expense:
   Gain from accrued reclamation costs adjustment                                                               (70,000)
   Gain from accounts payable adjustment                                                    (29,322)            (16,440)
   Interest expense                                                                         157,145             185,985
   Factoring expense                                                                        100,956             106,742
   Interest income and other                                                                 (8,459)            (12,190)
                                                                                    ---------------  ------------------
                                                                                            220,320             194,097
                                                                                    ---------------  ------------------

Loss before extraordinary item                                                             (985,425)           (307,677)
Extraordinary gain on conversion of debts to common
   stock                                                                                    917,726              77,591
                                                                                    ---------------  ------------------

Net loss                                                                            $       (67,699) $         (230,086)
                                                                                    ================ ===================

Basic net loss per share of common stock
   Before extraordinary item                                                        $         (0.06) $            (0.02)
   Extraordinary item                                                                          0.05                 Nil
                                                                                    ---------------  ------------------
   Net loss                                                                         $         (0.01) $            (0.02)
                                                                                    ================ ===================

Basic weighted average shares outstanding                                                17,772,693          14,597,917
                                                                                    ===============  ==================

Diluted net loss per share of common stock
   Before extraordinary item                                                        $         (0.06) $            (0.02)
   Extraordinary item                                                                          0.05                 Nil
                                                                                    ---------------  ------------------
   Net loss                                                                         $         (0.01) $            (0.02)
                                                                                    ================ ===================

Diluted weighted average shares outstanding                                              17,772,693          14,839,455
                                                                                    ===============  ==================




United States Antimony Corporation and Subsidiaries
Consolidated Statements of Changes in Stockholders' Deficit for the years ended December 31, 2000 and 1999

                                   Preferred Stock
                              Series A        Series B            Series C     Common Stock         Additional
                                                                                                       Paid    Accumulated
                            Shares Amount  Shares    Amount   Shares    Amount  Shares   Amount     In Capital    Deficit     Total
                            -------------------------------------------------------------------------------------------------------
Balances, December 31, 1998 4,500 $ 45  750,000  $ 7,500 2,560,762  $25,608 13,425,925$134,259 $14,079,260$(16,955,765)$(2,709,093)

Issuance of common stock for
cash purchased by employees                                                     4,800      48         1,152                    1,200

Issuance of common stock in
exchange for services                                                          40,000     400         9,600                   10,000

Issuance of common stock for
conversion of debts                                                          1,036,761   10,368     729,656                  740,024

Issuance of common stock to
employees for compensation                                                     20,000      200         2,400                   2,600
Issuance of  common stock to
directors for compensation                                                     18,000      180         1,980                   2,160

Conversion of series C preferred
stock to common stock                             (2,354,766)     (23,548)   2,354,766    23,548

Net income                                                                                                304,015           304,015
                           ------ ------  ------  ---------  ---------  --------- ---------  -------  -----------    -------------
Balances December 31, 1999  4,500 $45 750,000  $7,500 205,996 $2,060 16,900,252 $169,003$14,824,048    $(17,185,851)    $(2,183,195)
    (as restated)

Issuance of common stock for cash                                             682,511      6,825       223,175               230,000

Exercise of stock warrants                                                   100,000        1,000      24                     25,000

Issuance of common stock for services                                         300,000      3,000     150,000                 153,000

Issuance of common stock as
settlement of debt                                                          250,000        2,500      78,125                  80,625

Conversion of series C preferred
stock to common stock                              (28,092)         (281)     28,092        281

Issuance of common stock to former
Series C preferred stockholders                                               35,542       355        3,910                    4,265

Warrants issued for consulting services                                                               10,000                  10,000

Warrants issued in connection
with convertible debentures                                                                           29,628                  29,628

Common stock issued to directors
for compensation                                                             79,167          791       9,500                  10,291

Net loss                                                                                                           (67,699) (67,699)
                          ------     ------     ------     ---------     ---------     ---------    ---------     --------     ---
Balances, December 31, 2000 4,500 $45 750,000 $7,500 177,904 $ 1,779 18,375,564 $183,755 $ 15,532,386    $(17,253,550)  $(1,708,085)
                           ======    =======     =======    =========     =========     ==========    ==========   ========    ====



                 The accompanying notes are an integral part of
                          these financial statements.

United States Antimony Corporation and Subsidiaries
Consolidated Statements of Cash Flows
for the years ended December 31, 2000 and 1999

                                                                                            2000                1999
                                                                                                            (as restated)
Cash flows from operating activities:
   Net loss                                                                         $       (67,699) $         (230,086)
   Adjustments to reconcile net income (loss) to
      net cash provided by operations:
        Depreciation                                                                        133,666             130,714
        Amortization of deferred financing charges                                           18,711
        Write off of capitalized start-up costs                                                                   8,590
        Extraordinary gain on conversion of debts to common stock                          (917,726)            (77,591)
        Gain from accrued reclamation costs adjustment                                                          (70,000)
        Gain from accounts payable adjustment                                               (29,322)            (16,440)
        Provision for doubtful accounts                                                     (20,000)             50,000
        Issuance of common stock to directors as compensation                                10,291               2,160
        Issuance of common stock to employees as compensation                                                     2,600
        Issuance of common stock and warrants for services                                  163,000              10,000
        Issuance of common stock to former Series C holders                                   4,265
        Change In:
           Restricted cash                                                                   (8,291)                 (6)
           Accounts receivable                                                              (39,363)           (110,205)
           Inventories                                                                       55,142              88,799
           Restricted cash for reclamation bond                                              55,736
           Deferred financing charges                                                       (82,500)
           Accounts payable                                                                  (8,620)            228,863
           Accrued payroll and property taxes                                               (22,079)             95,185
           Accrued payroll and other                                                        (42,784)             35,752
           Judgments payable                                                                  2,835              11,780
           Accrued debenture interest payable                                                36,769              13,250
           Payable to related parties                                                         2,179               5,206
           Accrued reclamation costs                                                        (35,299)           (118,585)
                                                                                    ---------------  ------------------
              Net cash provided by operating activities                                    (791,089)             59,986
                                                                                    ---------------  ------------------

Cash flows from investing activities:
   Purchase of properties, plants and equipment                                             (38,499)            (76,417)
                                                                                    ---------------  ------------------
              Net cash used in investing activities                                         (38,499)            (76,417)
                                                                                    ---------------  ------------------

Cash flows from financing activities:
   Proceeds from issuance of common stock and warrants                                      230,000
   Exercise of warrants                                                                      25,000
   Proceeds from bank term note payable                                                     250,000             259,484
   Payments on notes payable to bank                                                       (219,963)           (200,330)
   Change in checks issued and payable                                                       61,589              14,455
   Proceeds from issuance of convertible debentures                                       1,022,992
   Payments on note payable to Bobby C. Hamilton                                           (540,030)            (57,178)
                                                                                    ---------------  ------------------
              Net cash provided by financing activities                                     829,588              16,431
                                                                                    ---------------  ------------------
Net decrease in cash                                                                              0                   0
Cash, beginning of year                                                                           0                   0
                                                                                    ---------------  ------------------
Cash, end of year                                                                   $             0  $                0
                                                                                    ===============  ==================




  The accompanying notes are an integral part of the financial statements.

United States Antimony Corporation and Subsidiaries
Consolidated Statements of Cash Flows, Continued:
for the years ended December 31, 2000 and 1999

                                                                                    2000             1999

Supplemental disclosures:
   Cash paid during the year for interest                                           $       119,866  $          157,239
                                                                                    ===============  ==================

   Noncash financing activities:
      Discount on debentures payable for detachable warrants                                 29,682
      Judgment payable converted to common stock                                                                144,339
      Debentures payable converted to common stock                                                              335,000
      Accrued debenture interest payable converted to common stock                                              347,397
      Series C preferred stock converted to common stock                                        281              23,548
      Note payable to Bobby C. Hamilton converted to common stock                           958,321



United States Antimony Corporation and Subsidiaries
Notes to Consolidated Financial Statements

1.       Background of Company and Basis of Presentation:

       AGAU Mines, Inc., predecessor of United States Antimony Corporation ("USAC" or "the Company"), was incorporated in June 1968 as a Delaware Corporation to mine gold and silver. USAC was incorporated in Montana in January 1970 to mine and produce antimony products. In June 1973, AGAU Mines, Inc. was merged into USAC. In December 1983, the Company suspended its antimony mining operations when it became possible to purchase antimony raw materials more economically from foreign sources.

       The principal business of the Company has been the production and sale of antimony products. Up until the first quarter of 1999 the Company sold its products pursuant to a profit sharing agreement with affiliated chemical sales companies. On March 31, 1999, the company terminated the agreement and started selling its products independently.

       In September of 2000, the Company finalized its purchase of a 50% interest in United States Antimony, Mexico S.A. de C.V. ("USAMSA") to mine, mill and produce antimony metal and other related products from certain states in Mexico. During 2000, the Company formed a 75% owned subsidiary, Bear River Zeolite Company, to mine and market zeolite and zeolite products from a mineral deposit in south-eastern Idaho.

       The financial statements have been prepared on a going concern basis which assumes realization of assets and liquidation of liabilities in the normal course of business. At December 31, 2000, the Company had negative working capital of approximately $850,000, an accumulated deficit of approximately $17.2 million and a total stockholders' deficit of approximately $1.7 million. These factors, among others, indicate that there is substantial doubt that the Company will be able to meet its obligations and continue in existence as a going concern. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

       To improve the Company's financial condition, the following actions have been initiated or taken by management:

o In 2000 and 1999, the Company devoted substantial efforts to the research and development of new antimony products and applications. These efforts have resulted in advances in the Company's preparation, packaging, and quality of the antimony products it delivers to customers. The Company believes that it will be able to stay competitive in the antimony business and generate increasing profits because of these advances.

o In 2000 and 1999, the Company converted debts totaling $958,321 and $826,736, respectively, of principal and accrued interest into common stock of the Company.

o During 2000, the Company negotiated a financing arrangement with a Canadian investment banking firm, that provides borrowings of up to $1.5 million in convertible debentures and related warrants. Pursuant to this arrangement, the Company borrowed $675,000 in 2000.

o In 2000, the Company generated $255,000 through sales of 682,511 shares of its unregistered common stock and warrants to existing shareholders and the exercise of 100,000 stock purchase warrants. The Company plans to raise equity funding through additional stock sales in 2001. However, there can be no assurance that the Company will be able to successfully raise additional capital through the sale of its stock.

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.     Concentration of Risk:

       The Company purchases the majority of its raw antimony used in the production of finished antimony products from Chinese producers through metal brokers. If the supply of antimony from China is reduced, it is possible that the Company's antimony product operations could be adversely affected. During the years ended December 31, 2000 and 1999, 25% and 20%, respectively, of the Company's revenues were generated by antimony product sales to one customer. In addition, during 2000, 11% of the Company's revenues were generated by antimony product sales to a second individual customer.

       Many of the Company's competitors in the antimony industry have substantially more capital resources and market share than the Company. Therefore, the Company's ability to maintain its market share can be significantly affected by factors outside of the Company's control.

       The Company's revenues from antimony sales are strongly influenced by world prices for such commodities, which fluctuate and are affected by numerous factors beyond the Company's control, including inflation and worldwide forces of supply and demand. The aggregate effect of these factors is not possible to accurately predict.

3.     Summary of Significant Accounting Policies:

       Principles of Consolidation

       The Company's consolidated financial statements also include the accounts of Bear River Zeolite Company, a 75% owned subsidiary. Intercompany balances and transactions are eliminated in consolidation. The Company accounts for its investment interest in its 50% owned foreign entity, USAMSA, by the equity method.

       Restricted Cash

       Restricted cash consists of cash held for investment in USAMSA, payment of delinquent payroll taxes and reclamation performance bonds.

       Inventories

       Inventories at December 31, 2000 and 1999, consisted of ownership of antimony metal, metal in process and finished goods that are stated at the lower of first-in, first-out cost or estimated net realizable value. Since the Company's inventory is a commodity with a sales value that is subject to world prices for antimony that are beyond the Company's control, a significant change in the world market price of antimony could have a significant effect on the net realizable value of inventories.

       Deferred Financing  Charges

       Deferred financing charges related to convertible debenture sales are amortized on a straight-line basis over the term of the debentures.

       Properties, Plants and Equipment

       Production facilities and equipment are stated at the lower of cost or estimated net realizable value and are depreciated using the straight-line method over their estimated useful lives (five to fifteen years). Vehicles and office equipment are stated at cost and are depreciated using the straight-line method over estimated useful lives of three to five years. Maintenance and repairs are charged to operations as incurred. Betterments of a major nature are capitalized. When assets are retired or sold, the costs and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is reflected in operations.

       Management of the Company periodically reviews the net carrying value of all of its properties on a property-by-property basis. These reviews consider the net realizable value of each property to determine whether a permanent impairment in value has occurred and the need for any asset write-down. The Company considers current metal prices, cost of production, proven and probable reserves and salvage value of the property and equipment in its valuation.

       Management's estimates of metal prices, operating capital requirements and reclamation costs are subject to risks and uncertainties of changes affecting the recoverability of the Company's investment in its properties, plants and equipment. Although management has made its best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term which could adversely affect management's estimate of net cash flows expected to be generated from its properties, and necessitate asset impairment write-downs.

       The Company has adopted the provisions of Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 requires that an impairment loss be recognized when the estimated future cash flows (undiscounted and without interest) expected to result from the use of an asset are less than the carrying amount of the asset. Measurement of an impairment loss is based on the estimated fair value of the asset if the asset is expected to be held and used.

       Reclamation and Remediation

       All of the Company's mining operations are subject to reclamation and closure requirements. Minimum standards for mine reclamation have been established by various governmental agencies. Costs are estimated based primarily upon environmental and regulatory requirements and are accrued and charged to expense over the expected economic life of the operation using the units-of-production method. The liability for reclamation is classified as current or noncurrent based on the expected timing of expenditures.

       The Company accrues costs associated with environmental remediation obligations when it is probable that such costs will be incurred and they are reasonably estimable. Costs of future expenditures for environmental remediation are not discounted to their present value. Such costs are based on management's current estimate of amounts that are expected to be incurred when the remediation work is performed within current laws and regulations. The Company has restricted cash balances that have been provided to ensure performance of its reclamation obligations.

       It is reasonably possible that, due to uncertainties associated with defining the nature and extent of environmental contamination, application of laws and regulations by regulatory authorities, and changes in remediation technology, the ultimate cost of remediation and reclamation could change in the future. The Company continually reviews its accrued liabilities for such remediation and reclamation costs as evidence becomes available indicating that its remediation and reclamation liability has changed.

       Income Taxes

       The Company records deferred income tax liabilities and assets for the expected future income tax consequences of events that have been recognized in its financial statements. Deferred income tax liabilities and assets are determined based on the temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the temporary differences are expected to reverse.

       Revenue Recognition

       Sales of antimony products are recorded upon shipment to the customer.

       Income (Loss) Per Common Share

       The Company accounts for its income (loss) per common share according to the Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS No. 128"). Under the provisions of SFAS No. 128, primary and fully diluted earnings per share are replaced with basic and diluted earnings per share. Basic earnings per share is arrived at by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding, and does not include the impact of any potentially dilutive common stock equivalents. Common stock equivalents, including warrants to purchase the Company's common stock and common stock issuable upon the conversion of debentures are excluded from the calculations when their effect is antidilutive.

       Stock-Based Compensation

       Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), requires companies to recognize stock-based expense based on the estimated fair value of employee stock options. Alternatively, SFAS No. 123 allows companies to retain the current approach set forth in APB Opinion 25, "Accounting for Stock Issued to Employees," provided that expanded footnote disclosure is presented. The Company has not adopted the fair value method of accounting for stock-based compensation under SFAS No. 123, but provides the pro forma disclosure required when appropriate.

       Recent Accounting Pronouncements

       In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, which defines derivatives, requires that all derivatives be carried at fair value, and provides for hedge accounting when certain conditions are met. This statement is effective for the first fiscal quarter of fiscal years beginning after June 15, 2000. Adoption of this statement will not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

       In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements. All registrants are expected to apply the accounting and disclosures described in SAB 101. The Company is required to adopt SAB 101 in the fourth quarter of fiscal 2001, retroactive to the beginning of the year. Adoption of SAB 101 will not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

       In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation an Interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies the application of APB Opinion No. 25 and, among other issues, clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of the previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, and has been adopted by the Company.

       In April 1998, Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" ("SOP 98-5") was issued. SOP 98-5 provides guidance on the financial reporting of start-up costs and organizational costs. It requires costs of start-up activities and organizational costs to be expensed as incurred. During 1999, the Company expensed $8,590 of organizational costs that had previously been capitalized relating to its investment in USAMSA. No cumulative effect of a change in accounting principle was recognized, however, due to the immateriality of the amount. If a cumulative effect had been recognized, accumulated deficit at December 31, 1998 would have been increased by $8,590.

4.     Sales of Accounts Receivable:

       The Company sells the majority of its accounts receivable to a financing company pursuant to the terms of a factoring agreement entered into on March 30, 1999. According to the terms of the agreement, the receivables are sold with full recourse and the Company assumes all risks of collectibility. Accordingly, the Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of all trade receivables. The performance of all obligations and payments to the factoring company is personally guaranteed by John C. Lawrence, the Company's president and director. As consideration for Mr. Lawrence's guarantee, the Company granted a mortgaged security interest to Mr. Lawrence collateralized by the Company's real and personal property. In addition, Mr. Lawrence was granted 250,000 warrants to purchase common stock of the Company exercisable at $0.25 per share (see Note 14).

       The factoring agreement requires that the Company pay 4% of the face amount of the receivables sold up to $1,200,000, and 2% of the face amount of receivables sold thereafter as a financing fee. Financing fees paid by the Company during the year ended December 31, 2000 and 1999 totaled $100,956 and $106,742, respectively. At December 31, 2000 and 1999, net accounts receivable of $4,867,093 and $3,909,774, respectively, had been sold under the agreement. Proceeds from the sales were used to fund inventory purchases and operating expenses. The agreement is for a term of one year with automatic renewal for additional one-year terms. The Company's sales of accounts receivable qualify as sales under the provisions of Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities."

5.     Inventories:

       The major components of the Company's inventories at December 31, 2000 and 1999, were as follows:

                                                                           2000                       1999

            Antimony Metal                                        $           32,187         $          58,365
            Antimony Oxide                                                   118,728                   206,316
            Sodium Antimonate                                                 70,542                    11,918
                                                                  ------------------         -----------------
                                                                  $          221,457         $         276,599
                                                                  ==================         =================

       At December 31, 2000 and 1999, antimony metal consisted primarily of lots purchased from foreign suppliers; antimony oxide inventory consisted of finished product oxide held at the Company's plant or in outside warehouses throughout the United States; sodium antimonite inventory consisted of dry finished product and wet raw materials, the majority of which were stored at the Company's antimony plant near Thompson Falls, Montana.

6.     Properties, Plants and Equipment:

       The major components of the Company's properties, plants and equipment at December 31, 2000 and 1999 were as follows:

                                                                           2000                       1999

       Gold mill and equipment(1)                                 $           37,890         $          37,890
       Gold mining equipment (1)                                           1,265,392                 1,265,392
       Antimony mining buildings and equipment (2)                           168,746                   168,746
       Antimony mill and equipment(2)                                        518,190                   518,190
       Chemical processing and office buildings                              256,067                   255,447
       Chemical processing equipment                                         887,467                   852,811
       Other                                                                  80,178                    76,955
                                                                  ------------------         -----------------
                                                                           3,213,930                 3,175,431             Less
accumulated depreciation                                                   2,967,680                 2,834,014
                                                                  ------------------         -----------------
                                                                  $          246,250         $         341,417
                                                                  ==================         =================

       (1) The Company has removed the mill at Yankee Fork and most of the mining and milling equipment as part of the reclamation process. Substantially all of the remaining assets are fully depreciated.

       (2)At December 31, 2000 and 1999, substantially all of these assets are fully depreciated and the antimony milling buildings and equipment are idle.


7.     Investment in USAMSA:

       In September of 2000, the Company finalized its 50% investment is United States Antimony, Mexico S.A. de C.V. ("USAMSA").

       The company translates the foreign currency financial statements of its Mexican subsidiary in accordance with the requirements of SFAS No. 52, "Foreign Currency Translation." Assets and liabilities are translated at current exchange rates, and related revenues and expenses are translated at average exchange rates in effect during the period. Unaudited condensed financial information for USAMSA during 2000 is as follows:

                                                                 December 31, 2000
                                       ASSETS
            Current assets                                        $           48,908
            Noncurrent assets                                                 78,973
                                                                  ------------------
               Total assets                                       $          127,881
                                                                  ==================

                        LIABILITIES AND STOCKHOLDERS' EQUITY

            Current liabilities                                   $           69,359
            Stockholders' equity                                              58,522
                                                                  ------------------
               Total liabilities and stockholders' equity         $          127,881
                                                                  ==================

       Revenues:
            Income from antimony processing                       $           16,145
            Processing costs                                                 (42,995)
                                                                  -------------------

       Gross loss                                                            (26,850)
                                                                  -------------------

       Other income and (expense):
            Administrative and other costs                                    (1,051)
            Other income                                                       3,023
                                                                  ------------------

       Net loss                                                   $          (24,878)
                                                                  ===================

8.     Judgment Payable:

       At December 31, 2000 and 1999, the Company owed $43,480 and $40,645, respectively, to the Internal Revenue Service, in connection with a default judgment in a bankruptcy proceeding.

       The default judgment was originally entered against the Company by the United States Bankruptcy Court in 1992 in favor of the bankruptcy estate of a former legal counsel of the Company. In 1998, the Trustee of the estate assigned the interest in the judgment to the Internal Revenue Service. The judgment accrues interest at the Federal Judgment Interest Rate, which has approximated 6-7%, and is due in monthly installments of $3,000. During 1999 and 2000, the Company made no payments on this judgment payable.

9.     Due to Related Parties:

       Amounts due to (from) related parties at December 31, 2000 and 1999 were as follows (see also Note 17):

                                                                          2000                       1999
       Entity owned by John C. Lawrence,
            president and director                                $             (503)        $             788
       John C. Lawrence, president and director                               10,810                     7,340
                                                                  ------------------         -----------------
                                                                  $           10,307         $           8,128
                                                                  ==================         =================

       Transactions affecting the payable to Mr. Lawrence during 2000 and 1999 were as follows:

                                                                          2000                       1999
       Balance, beginning of year                                 $            7,340         $           2,485
       Equipment rental charges                                               29,709                    30,616
       Payments                                                              (26,239)                 (25,761)
                                                                  ------------------         -----------------
       Balance, end of year                                       $           10,810         $           7,340
                                                                  ==================         =================

10.    Notes Payable to Bank:

       Notes payable to First State Bank of Thompson Falls, Montana ("First State Bank") at December 31, 2000 were as follows:

       Ten-year term note bearing interest at 10.5%; dated May 5, 2000 payable in monthly installments of $3,384; collateralized by certain equipment and patented and unpatented mining claims in Sanders
            County, Montana;
            personally guaranteed by John C. Lawrence (president and director).              $         223,385

       Note payable under a $95,000 revolving line-of-credit agreement; dated
            December 18, 2000; bearing interest at 11.5%; collateralized by certain equipment and patented and unpatented mining claims in
            Sanders County, Montana; principal and accrued interest due at maturity on December 15,
            2001; personally guaranteed by John C. Lawrence.                                            88,257

       Note payable under a $60,000 revolving line-of-credit dated December 26,
            2000; bearing interest at 11.5%; collateralized by certain equipment and patented and unpatented mining claims in Sanders County,
            Montana; principal and accrued interest due at maturity on March 26,
            2001; personally guaranteed by John C. Lawrence.                                            36,305

       Note payable under a $50,000 revolving line-of-credit dated April 2,2000;
            bearing interest at 10.5%; collateralized by certain equipment and patented and unpatented mining claims in Sanders County, Montana;
            principal and accrued interest due at maturity on April 2, 2001;
            personally guaranteed by John C. Lawrence.                                                   8,055
                                                                                             -----------------

       Total                                                                                           356,002
       Less current portion                                                                           (150,625)
                                                                                             -----------------
       Noncurrent portion                                                                    $         205,377
                                                                                             =================

At December 31, 2000, principal payments on the notes payable to bank are due as follows:

                                           Year Ending
                                          December 31,

                                            2001                  $          150,625
                                            2002                              19,993
                                            2003                              22,197
                                            2004                              24,642
                                            2005                              27,358
                                            Thereafter                       111,187
                                                                  ------------------
                                                                  $          356,002
                                                                  ==================

11.    Note Payable to Bobby C. Hamilton:

       At December 31, 1999, the Company owed Bobby C. Hamilton ("Hamilton"), an unsecured note payable of $1,538,381, arising from the settlement of litigation brought against Hamilton by the Company in 1995. The terms for repayment of the note included the payment of principal and interest (at 7.5% per annum) equal to 4% of the gross sales of the Company's operations, with a minimum total annual payment of principal and interest of $200,000. During 1999, Mr. Hamilton died and the note went into his personal estate (the "Estate"). In an effort to improve the Company's financial condition, the Company's management began negotiations during the second quarter of 2000 to extinguish and settle the debt owed the Estate. As a result of management's negotiations, the Company entered into a Settlement and Release of All Claims Agreement (the "Settlement Agreement") with the Estate on June 23, 2000. The Settlement Agreement extinguished the note payable to the Estate in exchange for a cash payment of $500,000 and the issuance of 250,000 shares of the Company's unregistered common stock. The cash payment was financed by the issuance of $600,000 of convertible debentures (see Note 12) pursuant to a financing agreement with Thomson Kernaghan and Co., Ltd., a Canadian investment banker. The Settlement Agreement mutually released both parties from any and all obligations between them, and included the Company's indemnification of the Estate against any liabilities and claims that may result from environmental remediation responsibilities on the Company's Idaho gold properties.

12.    Debentures Payable

       Thomson Kernaghan and Co., Ltd.

       In connection with the Settlement Agreement between the Company and the Estate of Bobby C. Hamilton (see Note 11), the Company entered into a financing agreement (the "Financing Agreement")with Thomson Kernaghanand Co., Ltd. ("TK") on July 11, 2000. The financing agreement provided, among other things, for the sale of up to $1,500,000 of the Company's convertible debentures. In July of 2000, the Company sold an initial tranche of $600,000 of convertible debentures and in August sold a second tranche of $75,000 pursuant to the agreement with TK. In connection with the debenture sales and terms of the Financing Agreement, the Company issued stock purchase warrants totaling 961,538 to the debenture purchasers' agent (TK) and 432,692 stock purchase warrants to the debenture purchasers. The exercise price of the agent and purchaser warrants is the closing bid price as reported by Bloomburg L.P. on the trading day immediately preceding the July 11, 2000 (The effective date of the Financing Agreement), or $0.39 per share. The warrants expire in July and August of 2005.

       The Financing Agreement also contained a registration rights agreement in which Company agreed to register the debenture purchasers' resale of the shares of common stock issued upon conversion of the debentures and upon exercise of the related purchasers and agents warrants. For the $675,000 of debentures issued as of December 31, 2000, the registration rights agreement requires that the Company register 150% of the conversion shares and 100% of the underlying agent and purchaser warrant shares. The registration rights agreement also provides for liquidated damages to be due if the Company fails to have an effective registration statement filed by the registration deadline (see Note 18).

       The debentures are convertible into common stock at $0.29125 per share or 75% of the average of the three lowest closing bid prices per share of the Company's common stock as reported by Bloomburg L.P. in the 20 trading days immediately preceding the conversion date, whichever is lower. The converting debenture holder may not, however, own more than 9.9% of the then outstanding common stock of the Company after the conversion.

       The debentures are payable in full at their maturity date on June 30, 2002, with interest payable at 10% per annum and due annually.

       At December 31, 2000, $675,000 of convertible debentures had been issued to TK. The Financing Agreement requires TK to purchase up to $825,000 principal amount of additional debentures upon the Company's request prior to the June 30, 2002 Maturity Date if specified conditions precedent are satisfied, including the condition that the closing bid price of the Company's stock must exceed $0.50 per share.

       The debentures are transferable, subject to the rules and regulation of the Securities Act of 1933, and exchangeable for an equal amount of aggregate principal in different denominations. The debenture agreement requires that so long as any of the principal of or interest on the debentures remain unpaid or unconverted, the Company shall not (i) merge or consolidate with any other entity; (ii) sell or otherwise dispose of a material portion of its assets (other than in the ordinary course of business); (iii) pay any dividend on its shares (including any dividend payable in common stock or other property); (iv) subdivide, split or otherwise increase the number of shares of common stock; or (v) issue any common stock or other equity securities, or any other stock, option, warrant, right or other instrument that is convertible into or exercisable or exchangeable for common stock or other equity securities, except for (a) securities of a subsidiary that are issued to the Company; and (b) securities sold and options granted to directors, officers and employees of the Company pursuant to bona fide employee benefit plans; provided, however, that the Company may issue such securities enumerated in (v) above, with the prior written consent of the holders, which consent the holder agrees not to unreasonably withhold.

       Related Parties

       During the fourth quarter of 2000, the Company sold $100,000 of convertible debentures to Al Dugan, a significant shareholder, and $247,992 of convertible debentures to John C. Lawrence, the Company's president and a director. The debentures mature three years from the date of issuance and accrue interest at 10%, payable upon each issuance anniversary date. The debentures are convertible into common stock at $0.31 per share or 75% of the average of the three lowest closing bid prices per share of the Company's common stock as reported by Bloomburg L.P. in the 20 trading days immediately preceding the conversion date, whichever is lower.

       The debentures are transferable, exchangeable for an equal amount of aggregate principal in different denominations, and subject to the same covenants regarding mergers, dispositions, dividend payments, and stock sales as the convertible debentures sold pursuant to the financing agreement with Thomas Kernaghan and Co., Ltd. (above).

       In connection with the issuance, Mr. Dugan and Mr. Lawrence, were issued 60,974 and 151,213, respectively, stock purchase warrants. The warrants expire five years from their date of issue and are exercisable for shares of the Company's unregistered common stock at $0.41 per share.

       The Company accounted for the detachable warrants issued in connection with the debentures in accordance with Accounting Principles Board Opinion No. 14, and calculated the fair value attributable to the detachable warrants based upon the present value of the interest costs of the debentures as compared to interest costs of the Company's alternative financing sources. The resulting value was recorded as a discount against the carrying value of the debentures, and amortized by the straight-line method as interest expense over the terms of the debentures. During the year ended December 31, 2000, $4,085 of the debentures payable discount was amortized to interest expense.


       At December 31, 2000, debentures payable are as follows:

                                         Amount                     Maturing

                                    $     600,000                 June, 2002
                                           75,000                 August, 2002
                                           50,000                 November, 2003
                                          297,992                 December, 2003
                                    -------------
                                        1,022,992
                                          (25,543)                Less amortized discount
                                    $     997,449

13.    2000 Stock Plan


       In January of 2000, the Company's Board of Directors resolved to create the United States Antimony Corporation 2000 Stock Plan ("the Plan"). The purpose of the Plan is to attract and retain the best available personnel for positions of substantial responsibility and to provide additional incentive to employees, directors and consultants of the Company to promote the success of the Company's business. The maximum number of shares of common stock or options to purchase common stock that may be issued pursuant to the Plan is 500,000. In connection with the Plan, the Company filed a Form S-8 registration statement with the Securities and Exchange Commission in March of 2000, registering the Plan's shares pursuant to Rule 416-c of the Securities Act of 1933. At December 31, 2000, 300,000 shares of the Company's common stock had been issued under the Plan (see Notes 14 and 18).

14.    Stockholders' Deficit:

       Increase in Authorized Capital

       On August 28, 2000, the Company's board of directors resolved to seek shareholder approval of an amendment of the Company's Articles of Incorporation to increase the aggregate number of shares of common stock the Company shall have the authority to issue from 20,000,000 to 30,000,000. The increase in authorized shares was approved by the Company's shareholders at the annual meeting of the shareholders on October 31, 2000.

       Stock Warrants

       The Company's Board of Directors has the authority to issue incentive stock warrants for the purchase of common stock to directors and employees of the Company. The Company has also issued warrants in exchange for services rendered the Company, personal guarantees of financial obligations and the issuance of debentures.

       Transactions in stock warrants are as follows:


                                                                  Number of               Exercise        Expiration
                                                                   Warrants                Prices            Date
            Balance, December 31, 1998                           1,094,356  $             0.25-0.80

            Warrants issued to John C.
            Lawrence, president and director,
            in connection with his personal guarantee

            of a financing arrangement                                250,000              $        0.25        (A)
            Warrants issued to a stockholder and
            consultant as compensation for services                   100,000             $         0.55        (B)

            Warrants expired                                         (225,000)            $    0.50-0.70
                                                                 ------------

            Balance, December 31, 1999                              1,219,356             $    0.25-0.80
                                                                 ------------

            Warrants issued as compensation
            for consulting services                                   300,000              $        0.25        (C)

            Warrants exercised                                       (100,000)             $        0.25

            Warrants issued in connection
            with issuance of debentures                             1,606,417              $   0.39-0.41        (D)

            Warrants issued in connection
            with stock sale                                            48,077              $        0.39        (E)

            Warrants expired                                         (669,356)             $   0.70-0.80
                                                                 ------------

            Balance December 31, 2000                               2,404,494
                                                                 ============

(A) Warrants are exercisable for as long as Mr. Lawrence personally guarantees certain company financing arrangements. (B) Warrants are exercisable on or before August of 2002. (C) Warrants are exercisable on or before January of 2003.
(D) 1,394,230 warrants are exercisable on or before July-August of 2005; 212,187 warrants are exercisable on or before November-December of 2005.
(E) Warrants are exercisable on or before August of 2005.

       Issuance of Common Stock to Employees

       During 1999, the Company issued 20,000 shares of its unregistered common stock to employees in recognition of their service to the Company. In connection with the issue the Company recognized compensation expense of $2,600 based upon the fair value of the unregistered shares issued.

       Issuance of Common Stock in Connection with Conversion of Debts

       In June of 2000, the Company issued 250,000 shares of its unregistered common stock to the Estate of Bobby C. Hamilton (see Note 11) in exchange for the settlement and extinguishment of the balance of a note payable due the Estate after the Company's payment of $500,000. In connection with the extinguishment of the remaining balance due of $958,321, the Company recorded an extraordinary gain of $917,726 based on the value of the restricted shares issued at the time.

       In November 1999, the Company entered into a Settlement Agreement and Release of all Claims ("the Agreement") with Ronald Michael Meneo, Trustee of the Walter L. Maguire 1935-1 Trust ("the Trust") and Walter L. Maguire Sr., beneficiary of the Trust and stockholder and former director of the Company. The Agreement settled litigations brought by the Trust against the Company for default on certain debentures of the Company held by the Trust and the resulting counterclaim against the Trust and Mr. Maguire by the Company. The Agreement called for the issuance of 790,909 shares of the Company's unregistered common stock to the Trust in exchange for the extinguishment of all indebtedness claimed owing to the Trust or Mr. Maguire. In connection with the issuance, the Company extinguished $335,000 of debenture principal and $347,397 of related accrued interest thereon. The Company recorded an addition to paid-in-capital (see Note 20.) of $534,101 on the extinguishment based upon the value of the restricted shares issued at the time.

       In October 1999, the Company extinguished a debt due Geosearch, Inc., a former lessor of a mining interest to the Company, by issuing 245,852 shares of its unregistered common stock. The debt extinguished totaled $144,339 of principal and accrued interest. The Company recorded an extraordinary gain of $77,591 on the extinguishment based upon the value of the restricted shares issued at the time.

       Issuance of Common Stock for Cash

       During 2000, the Company sold an aggregate of 582,511 shares of its unregistered common stock and warrants to purchase 48,077 shares of common stock exercisable at $0.39 per share to Al Dugan and entities affiliated with him, for cash in the amount of $175,000. Of the shares issued to Mr. Dugan, 100,000 were issued pursuant to the exercise of stock purchase warrants previously granted him. Mr. Dugan is a significant shareholder of the Company.

       In addition, during 2000, the Company sold 200,000 shares of its unregistered common stock to an existing shareholder for cash in the amount of $80,000.

       Issuance of Common Stock in Exchange for Services

       In March 2000, the Company issued an aggregate of 300,000 shares of its common stock pursuant to its 2000 Stock Plan (see Notes 13 and 18) to two companies in exchange for financial consulting services provided the Company. In connection with the issue, the Company recorded $153,000 of compensation expense based on the Company's estimate of the value of the stock issued and the services received.

       During 1999, the Company issued 40,000 shares of its unregistered common stock and 100,000 warrants to purchase shares of common stock at $0.55 per share, exercisable until August 2002, to a consultant in exchange for professional services rendered to the Company. The shares and related warrants were recorded based on the value of services rendered.

       Issuance of Common Stock Pursuant to Antidilution Provisions

       During 2000, the Company issued 35,542 shares of its restricted common stock to the former holders of Series C preferred stock pursuant to the antidilution provisions of the Series C preferred shares. In connection with the issue, the Company recorded an expense of $4,265 based upon management's estimate of the fair value of the Company's restricted common stock shares when the Series C holders converted to common stock in 1999. The Company made no adjustments to its 1999 net loss or accumulated deficit as previously stated, based on the immateriality of the transaction.

       Preferred Stock

       The Company's Articles of Incorporation authorize 10,000,000 shares of $.01 par value preferred stock. Subject to amounts of outstanding preferred stock, additional shares of preferred stock can be issued with such rights and preferences, including voting rights, as the Board of Directors shall determine.

       During 1986, Series A preferred stock, consisting of 4,500 shares, was established by the Board of Directors. These shares are nonconvertible, nonredeemable and are entitled to a $1.00 per share per year cumulative dividend. Series A preferred stockholders have voting rights for directors only and a total liquidation preference equal to $45,000 plus dividends in arrears. At December 31, 2000, 4,500 shares of Series A preferred stock were outstanding; and cumulative dividends in arrears amounted to $65,250, or $14.50 per share.

       During 1993, Series B preferred stock consisting of 1,666,667 shares, was established by the Board of Directors and 1,666,667 shares were issued in connection with the final settlement of litigation. The Series B preferred stock has preference over the Company's common stock and Series A preferred stock, has no voting rights (absent default in payment of declared dividends) and is entitled to cumulative dividends of $.01 per share per year payable if and when declared by the Board of Directors. In the event of dissolution or liquidation of the Company, the preferential amount payable to Series B restricted preferred stockholders is $1.00 per share plus dividends in arrears. No dividends have been declared or paid with respect to the Series B preferred stock. In 1995, 916,667 shares of Series B preferred stock were surrendered to the Company and cancelled in connection with the settlement of litigation against Bobby C. Hamilton. At December 31, 2000, cumulative dividends in arrears on the 750,000 outstanding Series B shares were $52,500, or $0.07 per share.

       During 1997, the Company issued 2,560,762 shares of Series C preferred stock in connection with the conversion of certain debts owed by the Company. The rights, preferences, privileges and limitations of the Series C preferred shares issued upon conversion of debt are set forth below:

         Designation. The class of Convertible Preferred Stock, Series C, $0.01 par value per share, consists of up to 3.8 million shares of the Company.

         Optional Conversion. A holder of Series C preferred shares had the right to convert the Series C shares, at the option of the holder, at any time within 18 months following issuance, into shares of common stock at the ratio of 1:1, subject to adjustment as provided below. During 1999, holders of 2,354,766 shares of Series C stock converted their shares into common stock of the Company.

         Voting Rights. The holders of Series C preferred shares shall have the right to that number of votes equal to the number of shares of common stock issuable upon conversion of such Series C preferred shares.

         Liquidation Preference. In the event of any liquidation or winding up of the Company, the holders of Series C preferred shares shall be entitled to receive as a preference over the holders of common stock an amount per share equal to $0.55, subject to the preferences of the holders of the Company's outstanding Series A and Series B preferred stock.

         Registration Rights. Twenty percent (20%) of the underlying common stock issued upon conversion of the Series C preferred shares shall be entitled to "piggyback" registration rights when, and if, the Company files a registration statement for its securities or the securities of any other stockholder. These shares are included in a registration statement currently being filed with the Securities and Exchange Commission.

         Redemption. The Series C preferred shares are not redeemable by the Company.

         Antidilution Provisions. The conversion price of the Series C shares was subject to adjustment to prevent dilution in the event that the Company issued additional shares at a purchase price less than the applicable conversion price (other than shares issued to employees, consultants and directors pursuant to plans and arrangements approved by the Board of Directors, and securities issued to lending or leasing institutions approved by the Board of Directors). Accordingly, the conversion price was adjusted according to a weighted-average formula, resulting in the issuance (in 2000) of an additional 35,542 shares of common stock to Series C holders who exercised their conversion rights in 1999. The initial conversion price for the Series C shares was $0.55 and was subsequently adjusted to $0.54 per share based on the antidilution formula.

         Protective Provisions. The consent of a majority interest of the holders of Series C preferred shares shall be required for any action which (i) alters or changes the rights, preferences or privileges of the Series C shares materially and adversely; or (ii) creates any new class of shares having preference over or being on a parity with the Series C shares.

         During 2000, the Company converted 28,092 of shares of Series C preferred stock into an equal number of common shares for a Series C preferred stockholder that had timely noticed the Company of its desire to convert its Series C shares during 1999. At December 31, 2000, 177,904 shares of Series C preferred stock remained outstanding and unconverted.

15.    Income Taxes:

      At December 31, 2000 and 1999, the Company had net deferred tax assets of approximately $1,900,000 and $2,700,000, respectively. The deferred tax assets principally arise from net operating loss carryforwards for income tax purposes. As management of the Company cannot determine if it is more likely than not that the Company will realize the benefit of its deferred tax assets, a valuation allowance equal to the net deferred tax assets at both December 31, 2000 and 1999 has been established.

      At December 31, 2000, the Company had regular tax net operating loss carryforwards of approximately $5,300,000, which expire in the years 2001 through 2020, with the majority of the carryforwards expiring in 2001 through 2003. At December 31, 2000, the Company had net operating loss carryforwards for alternative minimum tax purposes of approximately $4,900,000.

16.    Loss Per Common Share:

       The following table presents a reconciliation of the numerators and denominators of the basic and diluted earnings per share ("EPS") computations for the year ended December 31, 1999:

                                                                                                              Per Share
                                                                  Loss                       Shares           Amounts

            Basic EPS:
            Net loss before extraordinary item                 $     (307,677)                14,597,927    $(0.02)
            Common stock warrants (1)
            Series C preferred stock (2)                                                         241,528        Nil
                                                               --------------              -------------    -------
            Diluted EPS:
            Net loss before extraordinary item                 $     (307,677)                14,839,455    $(0.02)
                                                               ==============-                ==========    ======

(1) Common stock warrants totaling 1,219,356 outstanding during 1999 were not included in the computation of diluted EPS at December 31, 1999, because the various exercise prices of the warrants were greater than the average market price of the Company's common stock.

(2) Series C preferred stock was convertible into common stock of the Company on a share-for-share basis. The effect on the computation of diluted weighted average shares outstanding is based upon the potential conversion of the shares into common stock for the period of time the preferred shares were outstanding and the effect of Series C preferred stock antidilution provisions.

17.    Related-Party Transactions:

       In addition to transactions described in Notes 4, 7, 9, 10, 12, and 14 during 2000 and 1999, the Company had the following transactions with related parties:

o During 2000 and 1999, the Company issued 79,167 and 18,000, respectively, shares of its unregistered common stock to members of the Board of Directors for their duties as directors. The issuances have been recorded in the consolidated financial statements as if they were issued in the year they were earned. The stock awards were recorded as compensation expense (director's fees) based upon the estimated value of the stock at the date of issuance.

o In February 1999, the Board of Directors nominated Leo Jackson to serve as a director. Mr. Jackson is a stockholder of the Company and owns 31.4% of Production Minerals Inc.,which has an indirect interest of 25% in the stock of USAMSA (see Note 7).

18.    Commitments and Contingencies:

       Until 1989, the Company mined, milled and leached gold and silver in the Yankee Fork Mining District in Custer County, Idaho. In 1994, the U.S. Forest Service, under the provisions of the Comprehensive Environmental Response Liability Act of 1980 (CERCLA), designated the cyanide leach plant as a contaminated site requiring cleanup of the cyanide solution. The Company has been reclaiming the property; and, as of December 31, 2000, the cyanide solution cleanup was complete, the mill removed, and a majority of the cyanide leach residue disposed of. In 1996, the Idaho Department of Environmental Quality requested that the Company sign a consent decree related to completing the reclamation and remediation at the Preachers Cove mill, which the Company signed in December 1996. The Company also has environmental remediation obligations at its antimony production facility near Thompson Falls, Montana and its former gold mining property (Yellow Jacket) in Lemhi County, Idaho.

       The Company's management believes that USAC is currently in substantial compliance with environmental regulatory agencies and that its accrued environmental reclamation costs are representative of management's estimate of costs required to fulfill its reclamation obligations. The Company recognizes, however, that in some cases future environmental expenditures cannot be reliably determined due to the uncertainty of specific remediation methods, conflicts between regulating agencies relating to remediation methods and environmental law interpretations, and changes in environmental laws and regulations. Such costs are accrued at the time the expenditure becomes probable and the costs can reasonably be estimated.

       During the first quarter of 2000, the Company issued 150,000 shares of its common stock to Thomson Kernaghan and Co., Ltd.,and 150,000 shares of its common stock to Blue Water Partners, Inc. as compensation for fiscal advisory and consulting services to be provided the Company. The shares were issued pursuant to the Company's 2000 Stock Plan (see Note 13), and were believed by the Company to be registered under a Form S-8 registration statement filed in connection with the 2000 Stock Plan. The stock certificates issued to the two companies therefore did not bear a restrictive legend. Subsequent to the issuance of the shares, management was informed by its legal counsel that Form S-8 cannot be used to register stock issued to consultants whose services involve promotion of the Company's stock. In response to this information, management immediately contacted both companies and requested that the unlegended shares of common stock be returned to the Company in exchange for a certificate bearing a restrictive legend. In March of 2001, Thomson Kernaghan and Co.,Ltd.returned 150,000 shares to the Company in exchange for 150,000 restricted shares. No response has been received from Blue Water Partners, Inc. As a result of the issuance, the Company may be subject to civil liabilities, including fines and other penalties imposed by federal and state securities agencies. At December 31, 2000, the Company had not recorded any liability associated with the issuance of these shares, as management believes the likelihood of a claim and the ultimate outcome if a claim is asserted cannot be ascertained at this time.


       In July of 2000, the Company entered into a financing agreement with Thomson Kernaghan and Co., Ltd. (see Note 12). The financing agreement provided, among other things, for the sale of up to $1,500,000 of the Company's convertible debentures. The Financing Agreement also contained a registration rights agreement in which Company agreed to register the debenture purchasers' resale of the shares of common stock issued upon conversion of the debentures and upon exercise of the related purchasers and agents warrants. The registration rights agreement also provides for liquidated damages to be due if the Company fails to have an effective registration statement filed by the registration deadline. The liquidated damages are calculated as two percent (2%) per month of the aggregate value of the principal amount of the debentures outstanding combined with the aggregate exercise prices of the outstanding purchasers' and agent's warrants issued in connection with the convertible debentures, accrued on a daily basis subsequent to the registration deadline. At December 31, 2000, the Company did not have a registration statement yet effective, and the registration deadline had past. The Company has not accrued any liability associated with liquidated damages that may be due (of approximately $38,000 for the period from the registration deadline to December 31, 2000) as of December 31, 2000, as the Company's management and its legal counsel believes that while it is reasonably possible that Thomson Kernaghan and Co., Ltd. will assert a liquidated damages claim against the Company, it is most likely not probable, based upon the circumstances surrounding the late registration filing and other factors.

19.    Fair Value of Financial Instruments:

       The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data and to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange.

       The carrying amounts for cash, restricted cash, accounts receivable, accounts payable and accrued expenses are a reasonable estimate of their fair values. The fair value of amounts due to related parties approximate their carrying values of $10,307 and $8,128, respectively, at December 31, 2000 and December 31, 1999, based upon the contractual cash flow requirements.

       Judgments payable of $43,480 and $40,645, at December 31, 2000 and 1999, respectively, approximate their carrying value based upon the judgment's repayment requirements. The fair value of the Company's convertible debentures and accrued interest of $997,449 and $47,324, respectively, at December 31, 2000, approximate their carrying value based on management's estimate the fair values of comparable debt instruments.

20.    Restatement:

       As discussed in Note 14, in 1999 the Company settled litigations brought by a trust associated with a former director of the Company. As a result of the settlement, the Company issued 790,909 shares of its unregistered common stock to the trust in exchange for the extinguishment of $682,397 of indebtedness claimed owing to the trust. The Company recorded the transaction by recognizing an extraordinary gain of $534,101 on the extinguishment based upon the value of the restricted shares issued at the time.

       In connection with the filing of a registration statement with the Securities and Exchange Commission ("the Commission") begun in 2000, the Commission commented that if the trust was a related party to the Company, the transaction may in essence be a capital transaction and should be classified as a credit to additional paid-in capital versus an extraordinary item. Although the Company believes the trust was not a related party as defined by generally accepted accounting principles, the Company agreed to restate the 1999 financial statements to reflect the extinguishment as an addition to additional paid-in-capital in an effort to facilitate the effectiveness of the registration statement.

       The restatement has no effect on total stockholders' deficit or net loss from operations as previously reported, the effects on accumulated deficit, additional paid-in-capital, extraordinary gain on conversion of debt to common stock, and net loss are illustrated as follows:

                                                                        As previously
                                                                          reported                 As restated

       Additional paid-in capital                                 $       14,289,947         $      14,824,048
       Accumulated deficit                                               (16,651,750)              (17,185,851)
                                                                  ------------------         -----------------
            Total stockholders' deficit                                   (2,183,195)               (2,183,195)
                                                                  ------------------         -----------------
            Total liabilities and stockholders' deficit           $          968,522         $         968,522
                                                                  ==================         =================

       Loss before extraordinary item                                       (307,677)                 (307,677)
       Extraordinary gain on conversion of debts
       to common stock                                                       611,692                    77,591
                                                                  ------------------         -----------------

       Net income (loss)                                          $          304,015         $        (230,086)
                                                                  ==================         ==================

       Basic and diluted net income (loss)
       per share of common stock
            Before extraordinary item                             $            (0.02)        $           (0.02)
            Extraordinary item                                                  0.04                       Nil
                                                                  ------------------         -----------------
                 Net income (loss)                                $             0.02         $           (0.02)
                                                                  ==================         ==================




               United States Antimony Corporation and Subsidiaries
                           Consolidated Balance Sheets

                                                                                         (Unaudited)
                                                                                    June 30,      December 31,

                                                                                        2001         2000

                           ASSETS
Current assets:
   Restricted cash                                                                  $         5,966  $            8,518
   Inventories                                                                              153,688             221,457
   Accounts receivable, less allowance
   for doubtful accounts of $30,000                                                         152,518             119,568
                                                                                    ---------------  ------------------
              Total current assets                                                          312,172             349,543

Investment in USAMSA, net                                                                   102,905             111,088
Properties, plants and equipment, net                                                       293,439             246,250
Restricted cash for reclamation bonds                                                       130,750             123,250
Deferred financing charges, net                                                              43,163              63,789
                                                                                    ---------------  ------------------
              Total assets                                                          $       882,429  $          893,920
                                                                                    ===============  ==================



                           LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
   Checks issued and payable                                                        $        80,454  $          107,133
   Accounts payable                                                                         609,152             429,654
   Accrued payroll and property taxes                                                       146,622             241,588
   Accrued payroll and other liabilities                                                    212,597              89,680
   Judgment payable                                                                          45,002              43,480
   Accrued debenture interest payable                                                        98,474              47,324
   Due to related parties                                                                    46,802              10,307
   Notes payable to bank, current                                                           236,896             150,625
   Accrued reclamation costs, current                                                        67,569              80,000
                                                                                    ---------------  ------------------
              Total current liabilities                                                   1,543,568           1,199,791

Debentures payable, net of discount                                                       1,003,771             997,449
Notes payable to bank, noncurrent                                                           187,876             205,377
Accrued reclamation costs, noncurrent                                                       206,888             199,388
                                                                                    ---------------  ------------------
              Total liabilities                                                           2,942,103           2,602,005
                                                                                    ---------------  ------------------

Commitments and contingencies

Stockholders' deficit:
   Preferred stock, $.01 par value, 10,000,000 shares authorized:
        Series A: 4,500 shares issued and outstanding                                            45                  45
        Series B: 750,000 shares issued and outstanding                                       7,500               7,500
        Series C: 177,904 shares issued and outstanding                                       1,779               1,779
   Common stock, $.01 par value, 30,000,000 shares
      authorized; 19,134,564 and 18,375,564 shares issued and outstanding                   191,345             183,755
   Additional paid-in capital                                                            15,496,596          15,352,386
   Accumulated deficit                                                                  (17,756,939)        (17,253,550)
                                                                                    ---------------  ------------------
              Total stockholders' deficit                                                (2,059,674)         (1,708,085)
                                                                                    ---------------  ------------------
              Total liabilities and stockholders' deficit                           $       882,429  $          893,920
                                                                                    ===============  ==================




    The accompanying notes are an integral part of the financial statements.



               United States Antimony Corporation and Subsidiaries
                Consolidated Statements of Operations (Unaudited)

                                                               Three Months Ended                  Six Months Ended
                                                                    June 30,                           June 30,
                                                              2001            2000              2001              2000

Revenues:
   Sales of antimony products and other                  $   1,076,909   $   1,190,413      $   2,038,040   $   2,363,463
   Sales of zeolite products                                     2,655                              2,655
                                                         -------------   -------------      -------------   -------------
                                                             1,079,564       1,190,413          2,040,695       2,363,463

   Cost of antimony production                                 821,401         995,888          1,623,769       1,844,043
   Freight and delivery                                        118,921         142,363            222,535         243,977
                                                         -------------   -------------      -------------   -------------
                                                               940,322       1,138,251          1,846,304       2,088,020

      Gross profit                                             139,242          52,162            194,391         275,443
                                                         -------------   -------------      -------------   -------------

Other operating expenses:
   Bear River Zeolite                                          119,425                            165,668
   Care, maintenance, and reclamation-Yellow Jacket              2,500          50,105              2,860          77,906
   General and administrative                                  156,921          91,351            330,608         344,195
   Sales expenses                                               34,342          84,286             72,838         194,351
                                                         -------------   -------------      -------------   -------------
                                                               313,188         225,742            571,974         616,452
                                                         -------------   -------------      -------------   -------------
Other (income) expense:
   Interest expense                                             41,714          40,129             81,600          81,239
   Factoring expense                                            23,911          24,827             47,175          49,288
   Interest income and other                                    (1,488)         (2,507)            (2,969)         (4,647)
                                                         --------------  -------------      --------------  -------------
                                                                64,137          62,449            125,806         125,880
                                                         -------------   -------------      -------------   -------------

Net loss                                                 $    (238,083)  $    (236,029)     $    (503,389)  $    (466,889)
                                                         ==============  ==============     ==============  ==============

Basic net loss per share of common stock                 $      (0.01)   $       (0.01)     $      (0.03)   $       (0.03)
                                                         =============   ==============     =============   ==============

Basic weighted average shares outstanding                   18,948,294      17,625,252         18,608,177      17,334,092
                                                         =============   =============      =============   =============



               United States Antimony Corporation and Subsidiaries
                Consolidated Statements of Cash Flows (Unaudited)

                                                                                           For the six months ended
                                                                                          June 30,          June 30,
                                                                                            2001              2000

Cash flows from operating activities:
   Net loss                                                                         $      (503,389)      $    (466,889)
   Adjustments to reconcile net loss to
      net cash used by operations:
        Depreciation and amortization                                                        83,131              66,000
        Accrued reclamation costs                                                             7,500
        Provision for doubtful accounts                                                                         (20,000)
        Issuance of common stock for consulting services                                                        153,000
   Change in:
           Restricted cash                                                                    2,552                  (3)
           Accounts receivable                                                              (32,950)             10,243
           Inventories                                                                       67,769              56,410
           Restricted cash for reclamation bonds                                             (7,500)              7,170
           Prepaid expenses                                                                                      (1,747)
           Accounts payable                                                                 194,510              64,612
           Accrued payroll and property taxes                                               (94,966)             (8,166)
           Accrued payroll and other                                                         73,214             (32,029)
           Judgments payable                                                                  1,522               1,422
           Accrued debenture interest payable                                                51,150
           Payable to related parties                                                        (3,505)            (11,209)
           Accrued reclamation costs                                                        (12,431)            (35,300)
                                                                                    ----------------      -------------
              Net cash used by operating activities                                        (173,393)           (216,486)
                                                                                    ----------------      -------------

Cash flows from investing activities:
   Purchase of properties, plants and equipment                                             (92,689)            (35,079)
                                                                                    ----------------      -------------
              Net cash used in investing activities                                         (92,689)            (35,079)
                                                                                    ----------------      -------------

Cash flows from financing activities:
   Proceeds from issuance of common stock and warrants                                      149,300             155,000
   Proceeds from related party advances                                                      40,000              70,000
   Proceeds from notes payable to bank, net                                                  68,770              53,846
   Proceeds from factoring company, net                                                      34,691
   Change in checks issued and payable                                                      (26,679)             12,749
   Payments on note payable to Bobby C. Hamilton                                                                (40,030)
                                                                                    ---------------       -------------
              Net cash provided by financing activities                                     266,082             251,565
                                                                                    ---------------       -------------
Net change in cash                                                                                0                   0
Cash, beginning of period                                                                         0                   0
                                                                                    ---------------       -------------
Cash, end of period                                                                 $             0       $           0
                                                                                    ===============       =============

Supplemental disclosures:
   Cash paid during the period for interest                                         $        19,068       $      79,159
                                                                                    ===============       =============

Non-cash investing activities:
   Common stock and warrants issued for plant construction                          $         2,500
                                                                                    ===============

    PART I - FINANCIAL INFORMATION, CONTINUED:

    United States Antimony Corporation and Subsidiaries

    Notes to Consolidated Financial Statements (Unaudited)

    1.   Basis of Presentation:

    The unaudited consolidated financial statements have been prepared by the Company in accordance with generally accepted accounting principles for interim financial information, as well as the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, all adjustments (consisting of only normal recurring accruals) considered necessary for a fair presentation of the interim financial statements have been included. Operating results for the six-month period ended June 30, 2001 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2001. Certain consolidated financial statement amounts for the six-month period ended June 30, 2000, have been reclassified to conform to the 2001 presentation. These reclassifications had no effect on the net loss or accumulated deficit as previously reported.

    2.   Loss Per Common Share

    The Company accounts for its income (loss) per common share according to the Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS No. 128"). Under the provisions of SFAS No. 128, primary and fully diluted earnings per share are replaced with basic and diluted earnings per share. Basic earnings per share is arrived at by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding, and does not include the impact of any potentially dilutive common stock equivalents. Common stock equivalents, including warrants to purchase the Company's common stock and common stock issuable upon the conversion of debentures are excluded from the calculations when their effect is antidilutive.

    3.   Commitments and Contingencies:

    Until 1989, the Company mined, milled and leached gold and silver in the Yankee Fork Mining District in Custer County, Idaho. The metals were recovered by a 150-ton per day gravity and flotation mill, and the concentrates were leached with cyanide to produce a bullion product at the Preachers Cove mill, which is located nine miles north of Sunbeam, Idaho on the Yankee Fork of the Salmon River. In 1994, the U.S. Forest Service, under the provisions of the Comprehensive Environmental Response Liability Act of 1980 (CERCLA), designated the cyanide leach plant as a contaminated site requiring cleanup of the cyanide solution. In 1996, the Company signed a consent decree with the Idaho Department of Environmental Quality relating to completing the reclamation and remediation at the Preachers Cove mill.


    The Company's management believes that USAC is currently in substantial compliance with environmental regulatory agencies and that its accrued environmental reclamation costs are representative of management's estimate of costs required to fulfill its reclamation obligations. The Company recognizes, however, that in some cases future environmental expenditures cannot be reliably determined due to the uncertainty of specific remediation methods, conflicts between regulating agencies relating to remediation methods and environmental law interpretations, and changes in environmental laws and regulations. Such costs are accrued at the time the expenditure becomes probable and the costs can reasonably be estimated.

    During 2000, the Company issued 150,000 shares of its common stock to Thomson Kernaghan and Co., Ltd., and 150,000 shares of its common stock to Blue Water Partners, Inc. as compensation for fiscal advisory and consulting services to be provided the Company. The shares were issued pursuant to the Company's 2000 Stock Plan, and were believed by the Company to be registered under a Form S-8 registration statement filed in connection with the 2000 Stock Plan. The stock certificates issued to the two companies therefore did not bear a restrictive legend. Subsequent to the issuance of the shares, management was informed by its legal counsel that Form S-8 cannot be used to register stock issued to consultants whose services involve promotion of the Company's stock. In response to this information, management immediately contacted both companies and requested that the unlegended shares of common stock be returned to the Company in exchange for a certificate bearing a restrictive legend. In March of 2001, Thomson Kernaghan and Co., Ltd. returned 150,000 shares to the Company in exchange for 150,000 restricted shares, that the Company agreed to register in conjunction with a Form SB-2 registration statement currently under review by the Securities and Exchange Commission. No response has been received from Blue Water Partners, Inc. As a result of the issuance, the Company may be subject to civil liabilities, including fines and other penalties imposed by federal and state securities agencies.

    The Company has also issued a small number of shares in transactions that may not qualify for exemption from the Securities Act registration requirements and may be in violation of Section 5 of the Securities Act of 1933. The proceeds of these shares aggregate not more than $66,800. As a result the Company may be subject to liabilities associated with the rescission rights of purchasers of these shares and the fines and penalties that federal and state securities agencies may impose.

    At June 30, 2001, the Company had not recorded any liability associated with the issuance of the shares describe above, as management believes the likelihood of a claim and the ultimate outcome if any claims are asserted cannot be ascertained at this time.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article X of our Bylaws ("Bylaws") essentially adopts and incorporates the mandatory and permissive indemnification provisions of the Montana Business Corporation Act, specifically Montana Code Annotated Sections 35-1-451 through
458. The following discussion of the Bylaws and Sections 35-1-451 through 35-1-458 is only a summary of the Bylaws and the Montana statutes.

         We are required to provide mandatory indemnification of reasonable expenses of a director or officer who is "wholly successful" in the defense of any proceeding to which he was a party because he is or was a director or officer. In addition, we are authorized to indemnify, to the fullest extent permitted by law, and (subject to receipt of the undertaking described below) to advance expenses to any person who is or was a director or officer of the company, or was serving at the request of a director, officer, employee or fiduciary of the company, against liabilities which may be incurred by such person by reason of (or arising in part from) such capacity. In the case of third-party claims, we are authorized to indemnify directors and officers against liability incurred by reason of being a director or officer and (subject to receipt of the undertaking described below) against expenses reasonably incurred in connection with any action, suit or proceeding seeking to establish such liability, if the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation. Similarly, in the case of actions by or in the right of the corporation, indemnification of reasonable expenses only is (subject to receipt of the undertaking described below) authorized if the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation. Indemnification is authorized with respect to any criminal action or proceeding where, in addition to satisfying the foregoing good faith and reasonable belief standards, the director or officer has no reasonable cause to believe that his conduct was unlawful. A director or officer is entitled to apply for court-ordered indemnification in view of all the relevant circumstances even if the director or officer did not meet the statutory standards of conduct or has been adjudged liable to us or to have improperly received a personal benefit.

         Our authorization to advance an officer's or director's litigation expenses is conditioned on the officer or director furnishing an undertaking to repay the advance in the event we determine that the acts of the officer or director were unauthorized or improper. We are permitted to procure liability insurance on behalf of an officer, director or employee.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         We will pay all expenses in connection with the registration of the Shares of our common stock which may be resold by the Selling Shareholders (including fees and disbursements of one legal counsel for the Selling Shareholders). We will not pay any selling commissions or discounts allocable to sales of those Shares by any Selling Shareholder or any fees and disbursements of counsel and other representatives of the Series C Holders. The estimated expenses of registration of the Shares are set forth below.

-------------------------------------- --------------------
Registration Fees                                  $219.38
-------------------------------------- --------------------
Legal Fees (estimate)                          $100,000.00
-------------------------------------- --------------------
Accounting Fees (estimate)                      $15,000.00
====================================== ====================

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         Below is a summary of sales of unregistered securities to our directors, investors, employees and consultants. We believe that with a few possible exceptions involving purchasers who do not meet the "accredited investor" standard of Rule 501(a), each transaction is exempt from registration pursuant to Sections 4(2), 4(6) and/or Rule 506 of the Securities Act of 1933 because (1) the transaction did not involve a public offering; (2) no commissions were paid; (3) no underwriters were involved; and (4) (except for the certificates issued on March 17, 2000 to Thomson Kernaghan and Co. Limited and Blue Water Partners, Inc.) a restrictive legend was placed on each certificate evidencing the security.

         During 2001, we sold $66,800 of common stock and related warrants, in possible violation of the securities regulation requirements of Section 5 of the Securities Act of 1933, to investors who may be unaccredited (334,000 shares at $0.20 per share and warrants to purchase 167,000 shares exercisable for three years at $0.35 per share). We may be liable for rescission of these transactions under Section 12(a)(1) of the Securities Act of 1933 for up to three years after the respective transaction dates.

         In instances where warrants were issued, the underlying shares of common stock are restricted as stated in the warrant contract.

         On August 17, 2001, we sold Ceclie Hartigan, an accredited investor, 100,000 shares of our common stock and issued warrants to purchase 300,000 shares of our common stock, for $0.20 per share or $20,000. The warrants are exercisable at $0.30 per share and expire August 17, 2004.

         On July 25, 2001, we sold common stock and issued warrants to purchase common stock to the following purchasers for $0.20 per share:

                  Livesey All Freight         20,000 shares ($4,000), and warrants for 10,000 shares

                  Michael and Julie Wyse      10,000 shares ($2,000), and warrants for 5,000 shares

                  Lon and Julie Ockler        10,000 shares ($2,000), and warrants for 5,000 shares

                  Mark and Karen Tomell       10,000 shares ($2,000), and warrants for 5,000 shares

The warrants are exercisable at $0.35 per share and expire July 25, 2004.

         On July 11, 2001, we sold Gary Babbitt, a director, 45,000 shares of our common stock and issued warrants to purchase 22,500 shares of common stock, for $0.20 per share or $9,000. The warrants are exercisable at $0.35 per share and expire July 11, 2004.

         On June 28, 2001, we sold Frank Chema, 15,000 shares of our common stock and issued warrants to purchase 7,500 shares of common stock, for $0.20 per share or $3,000. The warrants are exercisable at $0.35 per share and expire June 28, 2004.

         On June 28, 2001, we sold Thomas Stewart, 25,000 shares of our common stock and issued warrants to purchase 12,500 shares of common stock, for $0.20 per share or $5,000. The warrants are exercisable at $0.35 per share and expire June 28, 2004.

         On June 28, 2001, we sold an employee, Matt Keane, 15,000 shares of our common stock and issued warrants to purchase 7,500 shares of common stock, for $0.20 per share or $3,000. The warrants are exercisable at $0.35 per share and expire June 28, 2004.

         On June 27, 2001, we issued 12,500 shares of our common stock, valued at $0.20 per share, to Bernie Stender and issued warrants to purchase 6,250 shares of common stock exercisable at $0.35 per share and expiring June 27, 2004, as compensation for consulting services with an estimated value of $2,500.

         On June 26, 2001, we sold Charles Baxter, 10,000 shares of our common stock and issued warrants to purchase 5,000 shares of common stock, for $0.20 per share or $2,000. The warrants are exercisable at $0.35 per share and expire June 26, 2004.

         On June 26, 2001, we sold Delaware Royalty, a stockholder, 100,000 shares of our common stock and issued warrants to purchase 50,000 shares of common stock, for $0.20 per share or $20,000. The warrants are exercisable at $0.35 per share and expire June 26, 2004.

         On June 20, 2001, we sold H Bar N, a vendor, 20,000 shares of our common stock and issued warrants to purchase 10,000 shares of common stock, for $0.20 per share or $4,000. The warrants are exercisable at $0.35 per share and expire June 20, 2004.

         On June 20, 2001, we sold Harlon Ockler, the owner of H Bar N, 30,000 shares of our common stock and issued warrants to purchase 15,000 shares of common stock, for $0.20 per share or $6,000. The warrants are exercisable at $0.35 per share and expire June 20, 2004.

         On May 31, 2001, we sold Noel Keane Van Tol, a relative of an employee 10,000 shares of our common stock and issued warrants to purchase 5,000 shares of common stock, for $0.20 per share or $2,000. The warrants are exercisable at $0.35 per share and expire May 31, 2004.

         On May 25, 2001, we sold Delaware Royalty, a stockholder 200,000 shares of our common stock and issued warrants to purchase 100,000 shares of common stock, for $0.20 per share or $40,000. The warrants are exercisable at $0.35 per share and expire May 25, 2004.

         On May 24, 2001, we sold Lee Fransdahl, 50,000 shares of our common stock and issued warrants to purchase 25,000 shares of common stock, for $0.20 per share or $10,000. The warrants are exercisable at $0.35 per share and expire May 24, 2004.

         On April 30, 2001, we sold Stephen Nelson, 25,000 shares of our common stock and issued warrants to purchase 12,500 shares of common stock, for $0.20 per share or $5,000. The warrants are exercisable at $0.35 per share and expire April 30, 2004.

         On April 30, 2001, we sold Stephen Holman, 24,000 shares of our common stock and issued warrants to purchase 12,000 shares of common stock, for $0.20 per share or $4,800. The warrants are exercisable at $0.35 per share and expire April 30, 2004.

         On April 11, 2001, we sold an employee, Michael Floersch, 12,500 shares of our common stock and issued warrants to purchase 6,250 shares of common stock, for $0.20 per share or $2,500. The warrants are exercisable at $0.35 per share and expire in April of 2004.

         On March 16, 2001, we sold Tom McInsh, an existing shareholder and an accredited investor, 25,000 shares of our common stock and issued warrants to purchase 12,500 shares of common stock, for $0.20 per share or $5,000. The warrants are exercisable at $0.35 per share and expire in March of 2004.

         On February 26, 2001, we sold CDLM Investments, LP, an accredited investor, 125,000 shares of our common stock and issued warrants to purchase 62,500 shares of common stock, for $0.20 per share or $25,000. The warrants are exercisable at $0.35 per share and expire in February of 2004.

         On February 12, 2001, we sold Tom McInsh, an existing shareholder and an accredited investor, 25,000 shares of our common stock and issued warrants to purchase 12,500 shares of common stock, for $0.20 per share or $5,000. The warrants are exercisable at $0.35 per share and expire in February of 2004.

         On January 22, 2001, we sold an employee, Matt Keane, 35,000 shares of our common stock and issued warrants to purchase 17,500 shares of common stock, for $0.20 per share or $7,000. The warrants are exercisable at $0.35 per share and expire in January of 2004.

         Effective December 31, 2000, we issued 35,542 shares of our own common stock to former holders of Series C Preferred Stock pursuant to the anti-dilution provisions of the Series C Preferred Stock. The shares were valued at $4.265 based upon management's estimate of the value of our common stock at the time the Series C holders converted.

         Effective December 31, 2000, we issued 79,167 shares of our common stock to four directors of the company for their services. The shares were valued at $10.291 based on management's estimate of the value of the company's common stock at the date of issue.

         Effective December 31, 2000 we issued 28,092 shares of our common stock to a Series C Preferred Stock holder in exchange for an equal number of Series C Preferred shares. During 1999, we issued 2,354,766 shares of common stock in exchange for the same number of Series C Preferred shares.

         Effective December 12, 2000, we issued our 10% convertible debenture due December 12, 2003 to John C. Lawrence, a director and President, in the principal amount of $100,000, together with warrants for 60,974 shares of our common stock exercisable for five years at $0.41 per share. This debenture and warrant were issued in consideration of cash advances in the amount of $96,591 to meet working capital needs plus accrued interest payable to Mr. Lawrence in the amount of $4,685. The debenture conversion price is based on market prices at the time of conversion but not greater than $0.31 per share.

         On December 5, 2000, we issued our 10% convertible debentures due December 5, 2003 to A.W. Dugan, a shareholder and accredited investor, in the principal amount of $50,000, together with related warrants for 30,487 shares of our common stock exercisable for five years at $0.41 per share. The debenture conversion price is based on market prices at the time of conversion but not greater than $0.31 per share.

         On December 5, 2000, we issued our 10% convertible debenture due November 22, 2003 to A.W. Dugan, a shareholder and accredited investor, in the principal amount of $50,000, together with related warrants for 30,487 shares of our common stock exercisable for five years at $0.41 per share. The debenture conversion price is based on market prices at the time of conversion but not greater than $0.31 per share.

         On December 5, 2000, we issued our 10% convertible debenture due December 31, 2003 to John C. Lawrence, a director and President, in the principal amount of $147,992, together with related warrants for 90,239 shares of our common stock exercisable for five years at $0.41 per share. This debenture and the related covenants were issued in consideration of $141,243 previously advanced to us to meet working capital needs, together with interest accrued from the advance dates through December 31, 2000. The debenture conversion price is based on market prices at the time of conversion but not greater than $0.31 per share.

         On August 25, 2000, we sold 257,511 shares of our common stock and issued warrants to purchase 48,077 shares of common stock to A.W. Dugan, a stockholder and accredited investor, for $0.29125 per share or $75,000. The warrants are exercisable at $0.39 per share and expire August 25, 2002.

         On July 12, 2000, we sold 100,000 shares of our common stock to Nortex Corporation, a company controlled by A.W. Dugan, a stockholder and accredited investor, for cash totaling $25,000, or $0.25 per share.

         On July 11, 2000, we issued our 10% convertible debenture due June 30, 2002 to Thomson Kernaghan and Co. Limited in the principal amount of 600,000, together with a Purchaser's Warrant for 384,615 shares and an Agent's Warrant for 961,358 shares of our common stock exercisable for five years at $0.39 per share. We subsequently agreed to issue an additional $75,000 principal amount of 10% convertible debenture, together with an additional Purchaser's Warrant for 48,077 shares of our common stock. The debenture conversion price is based on market prices at the time of conversion but not greater than $0.29125 per share. These debentures and warrants were issued in reliance on the exemption contained in Regulation S of the Securities Act of 1933 because Thomson Kernaghan and Co. Limited and each of the debenture purchasers warranted in the debenture purchase agreement that it is not a "U.S. Person," as such term is defined in Rule 902(o) of Regulation S, that the securities have not been offered to it in the United States and that offers of securities of the Company shall not be made to United States persons for a period of one year from the date of closing of all debentures offered pursuant to the agreement.

         On June 23, 2000, we agreed to issue 250,000 shares of our common stock to the City of Moscow, Idaho (the sole beneficiary of the Estate of Bobby C. Hamilton) as partial consideration for discharge of a debt due the Estate in the approximate amount of $1,500,000. See "Management's Division and Analysis of Financial Condition and Results of Operations - Financial Condition and Liquidity."

         On March 30, 2000, we sold 200,000 shares of our common stock to Thomas
H. McInish, an accredited investor, for $80,000 cash, or $0.40 per share.

       On March 17, 2000, we issued to Thomson Kernaghan and Co. Limited 150,000 shares of common stock pursuant to our 2000 Stock Plan, in consideration of financial consulting services including the preparation and analysis of our financial condition and financing options. The certificate for these shares was issued without a restrictive legend based on our erroneous belief that these shares were registered under its Form S-8 Registration Statement filed on March 10, 2000 (File No. 333-32216).

         On March 17, 2000, we issued to Blue Water Partners, Inc., in payment of fees for financial consulting services, 150,000 shares of common stock pursuant to our 2000 Stock Plan. The certificate for these shares was issued without a restrictive legend based on our erroneous belief that these shares were registered under its Form S-8 Registration Statement filed March 10, 2000 (File No. 333-32216).

         On March 16, 2000, we issued 100,000 shares of our common stock to A.W. Dugan, a stockholder and accredited investor, for cash totaling $25,000, upon exercise of previously granted warrants to purchase common stock for $0.25 per share.

         On February 2, 2000, we sold 125,000 shares of our common stock to Delaware Royalty Company, Inc., a company controlled by A.W. Dugan, a stockholder and accredited investor, for cash totaling $50,000 or $0.40 per share.

         On January 3, 2000, we agreed to issue warrants to purchase 300,000 shares of unregistered common stock at $0.25 per share to A.W. Dugan. The warrants expire January 25, 2003 and were issued in exchange for consulting services valued at $10,000 provided to us.

         Effective December 31, 1999, we issued 6,000 shares of common stock to each of our three directors for services provided. These shares were valued at $2,160 or $.12 per share.

         On November 9, 1999, we issued 790,909 shares of common stock to the Walter L. Maguire 1935-1 Trust, a trust related to a stockholder and our former director, in connection with the settlement of litigation brought by the Trust. The settlement resulted in discharge of our obligations to the Trust under subordinated convertible debentures and convertible debentures totaling $682,397, including principal and interest.

         On October 4, 1999, we issued 245,852 shares of common stock in Geosearch Inc., our creditor, in satisfaction of a debt due Geosearch Inc. totaling $144,339, including principal and accrued interest.

         On August 8, 1999, we issued 40,000 shares of common stock and warrants to purchase 100,000 shares at $0.55 per share to Carlos Tejada, our consultant, for services valued at $10,000.

         On March 29, 1999, we issued stock bonuses aggregating 20,000 shares of common stock to our employees. The shares were valued at $2,600 or $0.13 per share.

         On March 29, 1999, we sold 4,800 shares of common stock to an employee for cash of $1,200, or $0.25 per share.

         Effective December 31, 1998, we issued 25,000 shares of common stock to Robert A. Rice, our director, in exchange for a $5,000 note receivable from Mr. Rice. The note was satisfied in 1999 when Mr. Rice transferred to us equipment having a fair market value equal to the amount of the note.

         Effective December 31, 1998, we issued 6,000 shares of common stock to each of our two directors for services provided. The shares were valued at $1,687 or $0.14 per share.

         Effective December 31, 1998, we sold 23,491 shares of our common stock to Mike Rice, a relative of a director, Robert L. Rice, for services provided to us with a fair value of $3,289.

         On July 22, 1998, we sold 100,000 shares of our common stock and 100,000 warrants to purchase our common stock to A.W. Dugan, a stockholder and accredited investor, for cash totaling $25,000. The warrants are exercisable at $0.50 per share and expire July 28, 2001.

         On February 17, 1998, we sold 40,000 shares of our common stock and 20,000 warrants to purchase our common stock to the Walter L. Maguire 1953 Trust, a trust related to Walter S. Maguire, Sr., who was a director until December 31, 1998, for cash of $10,000. The warrants are exercisable at $0.50 per share and expire February 17, 2001.

         On February 17, 1998, we sold 160,000 shares of our common stock and 80,000 warrants to purchase our common stock to Walter L. Maguire, Sr., a former director, for cash of $40,000. The warrants are exercisable at $0.50 per share and expire February 17,2001. Mr. Maguire was an accredited investor.

ITEM 27. EXHIBITS

         The exhibits included as part of this Registration Statement are listed on the Exhibit Index of this Registration Statement.

ITEM 28. UNDERTAKINGS (pursuant to Regulation S-B Item 512(a), (e))

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made by the Selling Shareholder, a post-effective amendment to this Registration
Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this Registration Statement; and

                  (iii) To include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, in Thompson Falls, State of Montana, on November 5, 2001.

                       UNITED STATES ANTIMONY CORPORATION





                             By /s/John C. Lawrence
                               ----------------------
                                John C. Lawrence, President and Chairman


         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                   Capacity                                    Date

/s/John C. Lawrence                         President and Chairman of the Board         November 5, 2001
------------------------------------
John C. Lawrence                            (Principal Executive and Chief
                                            Financial Officer and Director)


/s/Robert A. Rice                           Director                                    November 5, 2001
------------------------------------
Robert A. Rice


/s/Leo Jackson                              Director                                    November 6, 2001
------------------------------------
Leo Jackson


/s/Gary D. Babbitt                          Director                                    November 6, 2001
------------------------------------
Gary D. Babbitt






                                  EXHIBIT INDEX
                                       to
                       registration statement on form sb-2







Exhibit Number             Description
   3.01                    Articles  of  Incorporation  of USAC,  Filed as an exhibit to USAC's  Form  10-KSB for the fiscal year ended December 31, 1995 (File No. 1-8675) are incorporated herein by this reference.

   3.02                    Amended and Restated Bylaws of USAC.**

   3.03                    Articles of Correction of Restated Articles of Incorporation of USAC. **

   4.01                    Key Employees 2000 Stock Plan, filed as an exhibit to USAC's Form S-8 Registration  Statement filed on
                           March 10, 2000 (File No. 333-32216) is incorporated herein by this reference.

   5.01                    Opinion of Sonfield and Sonfield*

   10.0                    Purchase Order from Kohler Company**

Documents filed with USAC's Annual Report on Form 10-KSB for the year ended
December 31, 1995 (File No. 1-8675), are incorporated herein by this reference:
   10.10                   Yellow Jacket Venture Agreement
   10.11                   Agreement Between Excel-Mineral USAC and Bobby C. Hamilton
   10.12                   Letter Agreement
   10.13                   Columbia-Continental Lease Agreement Revision
   10.14                   Settlement Agreement with Excel Mineral Company
   10.15                   Memorandum Agreement
   10.16                   Termination Agreement
   10.17                   Amendment to Assignment of Lease (Geosearch)
   10.18                   Series B Stock Certificate to Excel-Mineral Company, Inc.
   10.19                   Division Order and Purchase and Sale Agreement
   10.20                   Inventory and Sales Agreement
   10.21                   Processing Agreement
   10.22                   Release and settlement agreement between Bobby C. Hamilton and United States Antimony Corporation
   10.23                   Columbia-Continental Lease Agreement
   10.24                   Release of Judgment
   10.25                   Covenant Not to Execute

   10.26                   Warrant  Agreements  filed as an exhibit to USAC's Annual Report on Form 10-KSB for the year ended
                           December 31, 1996 (File No. 1-8675), are incorporated herein by this reference

   10.27                   Letter  from EPA,  Region 10 filed as an exhibit to USAC's  Quarterly  Report on Form 10-QSB for the quarter ended September 30, 1997 (File No. 001-08675) is incorporated herein by this reference

   10.28                   Warrant  Agreements  filed as an exhibit to USAC's Annual Report on Form 10-KSB for the year ended
                           December 31, 1997 (File No. 001-08675) are incorporated herein by this reference

   10.30                   Answer,  Counterclaim  and  Third-Party  Complaint filed as an exhibit to USAC's  Quarterly  Report on
                           Forms 10-QSB for the  quarter  ended  September  30,  1998 (File No.  001-08675)  is  incorporated herein by this reference.

Documents filed with USAC's Annual Report on Form 10-KSB for the year ended
December 31, 1998 (File No. 001-08675), are incorporated herein by this reference:
   10.31                   Warrant Issue-A.W. Dugan
   10.32                   Amendment Agreement

Documents filed with USAC's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999 (File No. 001-08675) are incorporated herein by this reference:
   10.33                   Warrant Issue-John C. Lawrence
   10.34                   PVS Termination Agreement

Documents filed as an exhibit to USAC's Form 10-KSB for the year ended December
31, 1999 (File No. 001-08675) are incorporated herein by this reference:
   10.35                   Maguire Settlement Agreement
   10.36                   Warrant Issue-Carols Tejada
   10.37                   Warrant Issue-Al W. Dugan
   10.38                   Memorandum of Understanding with Geosearch Inc.
   10.39                   Factoring Agreement-Systran Financial Services Company
   10.40                   Mortgage to John C. Lawrence

   10.41                   Warrant  Issue-Al  W. Dugan  filed as an exhibit to USAC's  Quarterly  Report on Form 10-QSB for the quarter ended March 31, 2000 (File No. 001-08675) is incorporated herein by this reference

   10.42                   Agreement  between United States Antimony  Corporation and Thomson Kernaghan and Co., Ltd. filed as an exhibit to USAC form 10-QSB for the quarter  ended June 30, 2000 (File No. 001-08675) are incorporated herein by this reference.

   10.43                   Settlement  agreement  and release of all claims  between the Estate of Bobby C.  Hamilton and United
                           States Antimony  Corporation  filed as an exhibit to USAC form 10-QSB for the quarter ended June 30,
                           2000 (File No. 001-08675) are incorporated herein by this reference.

   10.44                   Supply  Contracts with Fortune  America Trading Ltd. filed as an exhibit to USAC form 10-QSB for the quarter ended June 30, 2000 (File No. 001-08675) are incorporated herein by this reference.

   10.45                   Amended and Restated Agreements with Thomson Kernaghan and Co., Ltd. **

   21.01                   Subsidiary of USAC**

   23.01                   Consent of Sonfield and Sonfield (included in Exhibit 5.01) *

   23.02                   Consent of DeCoria, Maichel and Teague P.S. *

   44.1                    CERCLA  Letter from U.S.  Forest  Service filed as an exhibit to USAC form 10-QSB for the quarter ended
                           June 30, 2000 (File No.  001-08675) are  incorporated  herein by this reference and filed as an exhibit to USAC's Form  10-KSB  for the year  ended  December  31,  1995  (File No.  1-8675)  is  incorporated herein by this reference.

----------------------
* Filed herewith.
**Previously filed.